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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-235661

PROSPECTUS

6,000,000 Shares

Osmotica Pharmaceuticals plc

Ordinary Shares

        Osmotica Pharmaceuticals plc is offering 6,000,000 ordinary shares to be sold in the offering.

        Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol "OSMT." On January 3, 2020, the last reported sale price of our ordinary shares was $6.98 per share.

        We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus, filings incorporated herein by reference and future filings. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

        We are a "controlled company" within the meaning of the corporate governance standards of the Nasdaq Stock Market.

        Investing in our ordinary shares involves risk. See "Risk Factors" beginning on page 16 to read about factors you should consider before buying our ordinary shares.

	Per Share	Total

Public offering price	$5.000	$30,000,000

Underwriting discounts and commissions(1)	$0.325	$1,950,000

Proceeds, before expenses, to us	$4.675	$28,050,000

(1)
See "Underwriting" for additional information regarding underwriter compensation. An investment fund affiliated with Avista Capital Partners and Altchem Limited (collectively, the "Participating Shareholders") have each agreed to purchase 1,250,000 ordinary shares in the offering contemplated by this prospectus at the public offering price. If these shareholders purchase shares in this offering, the underwriters will reimburse us for any such discounts and commissions payable with respect to such shares. We have, however, agreed to pay a fee equal to that amount to the Participating Shareholders or their affiliates. The disclosure in the table does not give effect to such transactions.

        To the extent that the underwriters sell more than 6,000,000 ordinary shares, the underwriters have the option for a period of 30 days from the date of this prospectus to purchase up to an additional 900,000 ordinary shares from us at the public offering price less the underwriting discount.

        An investment fund affiliated with Avista Capital Partners and Altchem Limited, two of our existing shareholders, have each agreed to purchase 1,250,000 ordinary shares in this offering at the public offering price.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver our ordinary shares on or about January 13, 2020.

Jefferies	SVB Leerink
RBC Capital Markets	SunTrust Robinson Humphrey

January 8, 2020

        Neither we nor any of the underwriters has authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus or in any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

i

 INDUSTRY TERMS

        The following is a glossary of certain industry terms used throughout this prospectus:

  •
  "ANDA" refers to an Abbreviated New Drug Application, which is used to seek approval from the Food and Drug Administration, or the FDA, of a generic drug. Generic drug applications are called "abbreviated" because they are generally not required to include preclinical and clinical data to establish safety and effectiveness. Instead, an applicant must scientifically demonstrate that its product is bioequivalent (i.e., performs in the same way as the innovator drug). Once approved, an applicant may manufacture and market the generic drug.

  •
  "AB-rated drugs" refer to drugs that meet bioequivalence requirements and which the FDA considers to be therapeutically equivalent and, therefore, substitutable with a reference listed drug.

  •
  "branded products" refer to products that are marketed under a proprietary, often trademark-protected name.

  •
  "BX-rated drugs" refer to drugs for which the data that have been reviewed by the FDA are insufficient to determine therapeutic equivalence. In these situations, the FDA presumes these drugs are not therapeutically equivalent until the FDA has determined that there is adequate information to make a full evaluation of therapeutic equivalence.

  •
  "generic products" refer to products that are comparable to a branded product in dosage form, strength, route of administration, quality and performance characteristics and intended use. Before approving a generic product, the FDA requires many rigorous tests and procedures to ensure that the generic product can be substituted for the branded product. The FDA bases evaluations of substitutability or therapeutic equivalence of generic products on scientific evaluations. By law, a generic product must contain the identical amounts of the same active ingredients as the branded product. Generic products evaluated as therapeutically equivalent can be expected to have the same clinical effect and safety profile as the branded, or reference, product when administered under the conditions specified in the labeling.

  •
  "NDA" refers to a New Drug Application. When the sponsor of a new drug believes sufficient evidence of the drug's safety and effectiveness has been obtained to meet the FDA's requirements for marketing approval, the sponsor submits an NDA to the FDA. The application must contain certain data about the drug, including information about chemistry, pharmacology, medical, biopharmaceutics and statistics. If the NDA is approved, the product may be marketed in the United States.

  •
  "non-promoted products" refer to our products that we do not actively market or do not intend to actively market upon receipt of regulatory approval.

  •
  "osmotic" refers to pressure between two areas separated by a membrane due to the movement of water across the membrane.

  •
  "promoted products" refer to our products that we actively market or intend to actively market upon receipt of regulatory approval.

  •
  "women's health products" refer to our products that target improving or benefitting the health and nutritional condition of women, including before, during and after pregnancy as well as during menopause.

ii

 INDUSTRY AND MARKET DATA

        Certain market share, pricing and other industry information used throughout this prospectus is based on independent industry publications and surveys, reports by research firms, including IQVIA Holdings Inc., or IQVIA, public filings, other published independent sources and internal company sources. Some industry information is also based on our good faith estimates, which are derived from management's knowledge of, and experience in, our industry and the sources referred to above as well as information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in our industry. We believe these data to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because this information cannot always be verified with complete certainty due to the limitations on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Industry publications, reports and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. In addition, our estimates of addressable markets are based, in part, on these market data and our actual market opportunities may be materially less than these estimates.

TRADEMARKS AND TRADE NAMES

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. The trade names and trademarks that we use include ConZip®, Divigel®, Lorzone®, Ontinua™, Osmolex® ER, Osmodex® and OB Complete®. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ™, SM, ® and © symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, trade names and copyrights.

FOR INVESTORS OUTSIDE THE UNITED STATES

        We and the underwriters are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

iii

PROSPECTUS SUMMARY

        This summary highlights information appearing elsewhere in this prospectus or incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 and our other filings with the Securities and Exchange Commission, or the SEC, listed in the section of this prospectus entitled "Incorporation of Certain Information by Reference" and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our ordinary shares. You should carefully read the entire prospectus and the documents incorporated herein by reference, including the historical financial statements and related notes incorporated herein by reference and the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" appearing elsewhere in this prospectus, before deciding whether to invest in our ordinary shares. Unless otherwise indicated or the context otherwise requires, references to "we," "us," "our," "Osmotica" or the "company" refer to Osmotica Pharmaceuticals plc and its consolidated subsidiaries. All information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares, unless otherwise noted.

Overview

        We are a fully integrated biopharmaceutical company focused on the development and commercialization of specialty products that target markets with underserved patient populations. In the nine months ended September 30, 2019, we generated total revenues of $180.1 million across our existing portfolio of promoted specialty neurology and women's health products, as well as our non-promoted products, which are primarily complex formulations of generic drugs. In 2017, we received regulatory approval from the FDA, for M-72 (methylphenidate hydrochloride extended-release tablets, 72 mg) for the treatment of attention deficit hyperactivity disorder, or ADHD, in patients aged 13 to 65, and, in 2018, we received regulatory approval from the FDA for Osmolex ER (amantadine extended-release tablets) for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions, which are involuntary muscle movements caused by certain medications, in adults. We launched M-72 in the second quarter of 2018 and completed the launch of Osmolex ER in January 2019. In addition, we have a late-stage development pipeline highlighted by two late-stage product candidates, both of which have completed Phase III clinical trials: RVL-1201 (oxymetazoline hydrochloride ophthalmic solution, 0.1%) designed for the treatment of acquired blepharoptosis, or droopy eyelid, and arbaclofen extended-release tablets designed for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis. In November 2019, an NDA for RVL-1201 was accepted for filing by the FDA with a goal date for FDA decision on the application of July 16, 2020.

        Our core competencies span drug development, manufacturing and commercialization. Our team of sales representatives support the ongoing commercialization of our existing promoted product portfolio as well as the launch of new products. As of September 30, 2019, we actively promoted six products: Osmolex ER, M-72, Lorzone (chlorzoxazone scored tablets) and ConZip (tramadol hydrochloride extended-release capsules) in specialty neurology and OB Complete, our family of prescription prenatal dietary supplements, and Divigel (estradiol gel, 0.1%) in women's health. As of September 30, 2019, we sold a portfolio consisting of approximately 30 non-promoted products. The cash flow from these non-promoted products has contributed to our investments in research and development and business development activities. Some of our existing products benefit from several potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities, and U.S. Drug Enforcement Administration, or DEA, regulation and quotas for API.

        Our non-promoted products compete in generic markets. Generic products generally contribute most significantly to revenues and gross margins at the time of launch or in periods where no or a limited number of competing products have been approved and launched. In the United States, the consolidation of buyers in recent years has increased competitive pressures on the industry as a whole. As such, the timing of new product launches can have a significant impact on a company's financial results. The entrance into the market of additional competition can have a negative impact on the pricing and volume of the affected products which are outside the company's control. In particular, both methylphenidate ER tablets and venlafaxine ER tablets, or VERT, have experienced, and are expected to continue to experience, significant pricing erosion due to additional competition from other generic pharmaceutical companies. This generic pricing erosion has resulted in, and is expected to continue to result in lower net product sales, revenue and profitability from methylphenidate ER tablets and VERT in the remainder of 2019 and subsequent years. Additionally, an AB-rated generic of Lorzone was approved on November 27, 2019, which may result in pricing and market share declines.

        We are focused on continuing the transition of our business to a specialty pharmaceutical company that develops and commercializes proprietary products. The Company's research and development pipeline is the primary driver of this strategy. In 2017, we acquired the worldwide rights to RVL-1201 and have completed two Phase III clinical trials of RVL-1201 in the United States for the treatment of acquired blepharoptosis. The second Phase III trial was a six-week randomized, multicenter, double-masked, placebo-controlled study to evaluate the safety and efficacy of once-daily treatment of RVL-1201 compared with placebo for the treatment of acquired blepharoptosis. The primary endpoint was a measurement of the mean change from baseline of the number of points seen out of a total of 35 in the top four rows of the Leicester Peripheral Field Test, or LPFT, as measured in two timepoints: hour 6 on day 1 and hour two on day 14. The secondary endpoint was a measurement of the distance between the center of the pupillary light reflex and the upper eyelid margin, or MRD-1. Topline results from the second Phase III trial showed that the trial met both the primary and secondary endpoints. The mean change from baseline on the LPFT on hour 6, day 1 was 6.3 for RVL-1201 versus 2.1 for vehicle (p < 0.0001) and on hour two, day 14 was 7.7 for RVL-1201 versus 2.4 for vehicle (p < 0.0001). The results also showed a statistically significant improvement in MRD-1 at 5 and 15 minutes, and 2 and 6 hours post dose on days 1 and 14. We also completed a 12-week randomized, multicenter, double-masked, placebo controlled safety study to evaluate the safety of RVL-1201 compared with vehicle for the treatment of acquired blepharoptosis. Results of the safety study showed RVL-1201 was well tolerated when administered once daily over a 12-week period where the majority of adverse events were mild and did not require treatment. In November 2019, the FDA accepted for filing our NDA and issued a goal decision date of July 16, 2020. If approved, we believe RVL-1201 would become the first non-surgical treatment option approved by the FDA for droopy eyelid.

        We developed our product candidate arbaclofen ER, or arbaclofen, using our proprietary Osmodex drug delivery system for the treatment of spasticity in multiple sclerosis patients. Arbaclofen has received orphan drug designation by the FDA in this indication, and we have patent coverage for arbaclofen extending to 2036. In the first quarter of 2019, we received topline data from our second Phase III clinical trial of arbaclofen in multiple sclerosis patients with spasticity, or the 3004 study. The 3004 study was a multicenter, randomized, double-blind placebo controlled study in which treatment groups received either placebo, 40 mg arbaclofen per day or 80 mg arbaclofen per day. The co-primary endpoints were change from baseline in Total Numeric-transformed Ashworth Scale for the most affected limb, or TNmAS-MAL, on day 84 and Clinician Global Impression of Change, or CGIC, scores on day 84. Arbaclofen did not meet the co-primary endpoint of showing greater improvement than placebo as measured by CGIC scores; however, the study did meet the co-primary endpoint of showing a statistically significant improvement in spasticity relative to placebo as measured by the TNmAS-MAL for both doses of arbaclofen (p=0.0482 and p=0.0118 for 40 mg and 80 mg per day, respectively). However, positive mean CGIC values indicated all three treatment groups improved from baseline. Further, it appears that there was a dose-response relationship between the two strengths as the 80 mg per day dose exhibited a greater improvement in spasticity as assessed by the TNmAS-MAL values than the 40 mg per day dose. Though arbaclofen 80 mg per day had a higher discontinuation rate in the study, the safety and tolerability data were in line with previously reported results, most notably a somnolence incidence of 10.1% and 14.5% for the 40-mg and 80-mg treatment arms, respectively, compared to 10.1% for the placebo treatment arm. Somnolence is one of the most frequently reported dose-limiting adverse events associated with baclofen treatment today. Based on these results, we requested a Type C meeting with the FDA to address questions regarding our plans for resubmission of our NDA and in lieu of a face-to-face meeting we received written responses from the FDA in the fourth quarter of 2019. Based on the advice received from the FDA, we intend to resubmit our NDA during the second quarter of 2020. We expect that this resubmission will include results from the 3004 study and results from Study 3005, a one-year safety study evaluating the 80 mg daily dose. However, if we are required to conduct any additional clinical trials, our development costs may increase, our regulatory approval process could be delayed or denied and we may not be able to commercialize and commence sales of arbaclofen in the timeframe currently contemplated, if at all.

        We plan to invest selectively in expanding our product portfolio by leveraging both our proprietary Osmodex drug delivery system as well as our management team's operating experience to pursue external business development opportunities.

Our Strengths

        We believe our principal competitive strengths include:

        Diversified Portfolio of Pharmaceutical Products.    As of September 30, 2019, we sold an attractive and diversified portfolio of six promoted products and approximately 30 non-promoted products, some of which incorporate our proprietary Osmodex drug delivery system. Through our specialized sales force we promote a portfolio of specialty neurology and women's health products that we believe provide meaningful benefits to patients due to their formulation or pharmacokinetic profiles. In addition, we seek to protect our promoted products by a combination of patent protection, data exclusivity and our proprietary formulation and manufacturing know-how.

        Efficient Research and Development Organization Generating a Targeted Pipeline.    We have a history of developing commercially successful pharmaceutical products. As of September 30, 2019, we employed 93 professionals with extensive regulatory and drug development experience in our research and development organization. As of September 30, 2019 we had 44 U.S. patents, 61 patents outside the United States and 21 pending patent applications, the last of which expires in 2038. Our pipeline is highlighted by two NDA product candidates that have completed Phase III clinical trials: RVL-1201, which we are studying for the treatment of blepharoptosis; and arbaclofen, which we are evaluating for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis, particularly for the relief of flexor spasms and concomitant pain, clonus and muscular rigidity.

        Demonstrated Commercialization Capabilities.    We have built a robust infrastructure for the commercialization of our pharmaceutical products. As of December 1, 2019, our sales force was comprised of a team of 125 professionals targeting approximately 16,625 physicians across the specialty neurology and women's health therapeutic areas. Our non-promoted products are supported by a team with extensive experience commercializing generic products in attractive markets.

        Experience Driving Patient Access in Order to Facilitate Penetration of Key Markets.    We support patients' access to our medications through careful research and a deep understanding of the changing reimbursement landscape. We have developed capabilities across the market access continuum underscored by successful payor contracting strategies and supplemental patient assistance programs. Patient access is central to the commercialization strategy for our recent and near-term product launches. We expect that our pricing of these products will facilitate strong managed-care coverage and reimbursement, which we believe will improve patient access to our products.

        Product Portfolio That Delivers Meaningful Benefit to Patients and May Benefit from Potential Barriers to Entry.    Many of our existing products benefit from one or more potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities and DEA regulation and quotas for API. Our proprietary Osmodex drug delivery system uses osmotic pressure to provide a controlled drug release and is adaptable to many different combinations of immediate-release, extended-release and controlled- or delayed-release formulations that contain one or more drugs. We seek to identify and develop drug candidates that are well-suited to our proprietary Osmodex drug delivery system, which we believe can deliver a differentiated and favorable pharmacokinetic profile and may provide meaningful benefits to patients.

        Experienced and Accomplished Management Team with a Proven Track Record.    Our management team brings a wealth of experience navigating changes in the pharmaceutical industry and delivering financial success. Led by our Chief Executive Officer, Brian Markison, our management team possesses expertise in many areas of the pharmaceutical industry, including drug development, manufacturing, commercial operations and finance.

Our Strategy

        Our goal is to become a leading specialty biopharmaceutical company by developing and commercializing drugs that provide meaningful benefit to patients with significant market opportunities, potential barriers to entry and long product life cycles. Our strategy to achieve this goal is focused on the following:

        Continue Our Transition to a Greater Focus on Promoted Products and Specialty Therapeutic Markets. Led by RVL-1201 and arbaclofen, if approved, we intend to continue to focus our business on our promoted product portfolio with less emphasis on non-promoted products. We intend to develop novel and innovative products targeting specialty markets with underserved patient populations that we believe we can commercialize efficiently. We may expand into additional specialty markets where we believe there are attractive opportunities to use our expertise and proprietary Osmodex drug delivery system to develop and commercialize differentiated products.

        Grow Our Existing Product Sales.    We plan to leverage our existing sales force to grow our promoted product portfolio including M-72, Osmolex ER and, if approved, RVL-1201 and arbaclofen. We recently realigned our sales force while retaining the ability to expand our sales force opportunistically to support future growth and focus on products where we believe there is an attractive market. We intend to still support our non-promoted products through our national account team that manages relationships with major drug-buying consortia, pharmaceutical wholesalers and retailers in the United States.

        Successfully Develop Our Late-Stage Product Candidates.    We are focused on advancing the development of our clinical programs to further diversify our revenue base and sustain our future growth. If successfully developed and approved, we believe that RVL-1201 would become the first pharmacological treatment for acquired blepharoptosis in the United States and would represent an important therapy in the continuum of care for patients with mild or moderate blepharoptosis. Additionally, we believe arbaclofen represents an attractive product candidate with a large addressable multiple sclerosis spasticity market in the United States. Our research and development efforts also include advancing product candidates to address neuro-degenerative disorders and developing additional indications for arbaclofen.

        Successfully Partner Ex-U.S. Rights for RVL-1201.    We believe there is a significant market for RVL-1201 outside the United States. Our intent is to identify a partner or partners in Asian, European or other markets capable of building on our existing positive clinical data to navigate regulatory approvals efficiently and seek to maximize the commercial opportunity in those markets.

        Expand Our Pipeline by Leveraging Our Proprietary Technology to Develop Differentiated Products.    We plan to expand our pipeline of product candidates through the application of our technology, research infrastructure and development expertise, including by initiating a planned Phase I clinical study to treat neurodegenerative disease in the first half of 2020. We are also exploring opportunities for RVL-1201 in additional indications. Our research and development efforts are focused on identifying commercially viable products that are well suited to benefit from our proprietary Osmodex drug delivery system. Our technology is designed to produce an extended-release formulation with a differentiated pharmacokinetic profile that we believe can, in certain circumstances, meaningfully improve upon the efficacy or side effect profiles of currently approved therapies. We plan to continue to apply our drug development criteria to make capital efficient investments in promising product candidates.

        Opportunistically Acquire or In-License Rights to Clinically Differentiated Products, Pipeline Candidates or Technologies.    We seek to selectively acquire or in-license approved products and late-stage product candidates that complement our existing product portfolio, pipeline, technology or commercial infrastructure. Our management team has a history of successfully executing and integrating product and company acquisitions, which we believe positions us to capitalize on these opportunities.

Our Technology

Osmodex: Our Proprietary Drug Delivery System

        Our technology allows us to manufacture tablets with one or more active drugs, and in combinations of immediate-release, controlled-release, delayed-release and extended-release. We believe that our proprietary Osmodex drug delivery system is well-suited to address certain limitations of existing therapies that have less than optimal efficacy or unfavorable side effect profiles as a result of formulation, pharmacokinetic profiles or other complexities. However, whether our proprietary Osmodex drug delivery system will suitably be paired with a given API is not certain or predictable. Each successful pairing that we have achieved in the past was the result of rigorous research, development and innovation. With that approach, our research and development team has led the successful clinical development of approved NDAs incorporating our proprietary Osmodex drug delivery system, including Allegra D® (pseudoephedrine and H1 antagonist), venlafaxine extended-release tablets (VERT), Khedezla® (desvenlafaxine extended-release tablets) and Osmolex ER.

        We believe that brands using osmotic extended-release technology can benefit from longer life cycles as compared to brands delivered in conventional extended-release dosage forms due to the complexities of mimicking extended-release profiles of products using osmotic technologies. Moreover, we believe there are only a limited number of competitors with experience using osmotic technology.

Our Portfolio

        As of September 30, 2019, we sold a diverse portfolio consisting of six promoted products and approximately 30 non-promoted products, several of which incorporate our proprietary Osmodex drug delivery system. We also have a development pipeline that is highlighted by our late-stage product candidates. Each of these product candidates has completed Phase III clinical trials, and the NDA for one has been accepted for filing by the FDA. Our non-promoted product portfolio includes methylphenidate ER and VERT as well as smaller volume ANDAs and prescription dietary supplements. As of September 30, 2019, our non-promoted pipeline included 5 products in various stages of development.

        Many of our existing products benefit from potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities and DEA regulation and quotas for

API. The following table shows our promoted and non-promoted product portfolio at September 30, 2019.

Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Specialty Neurology
M-72	ADHD in patients aged 13 to 65	Yes	Approved
Osmolex ER	Parkinson's and drug-induced extrapyramidal reactions in adults	Yes	Approved
Lorzone	Muscle spasms	No	Approved
ConZip	Pain	No	Approved
Arbaclofen	Multiple sclerosis spasticity	Yes	Phase III
	Other spasticity disorders	Yes	Phase II Ready
Women's Health
Divigel	Menopause	No	Approved
OB Complete	Various dietary needs during prenatal, pregnancy and postnatal periods	No	Dietary Supplement
Ophthalmology
RVL-1201	Blepharoptosis (droopy eyelid)	No	NDA submitted

Non-Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Methylphenidate ER	ADHD	Yes	Approved
Venlafaxine ER tablets (VERT)	Major Depressive Disorder and Social Anxiety Disorder	Yes	Approved
Hydromorphone ER	Pain	Yes	Approved
Nifedipine ER*	Hypertension	Yes	Approved
Sodium Benzoate / Sodium Phenylacetate	Hyperammonemia	No	Approved
Oxybutynin ER*	Overactive bladder	Yes	Approved
Prescription Prenatal Vitamins	Nutritional requirements during pregnancy	No	Dietary Supplement
Osmodex ANDAs	Various	Yes	In Development (3)
Other ANDAs	Various	No	Filed (1) In Development (1)

*
Out-licensed ANDAs with a commercial partner.

Risk Factors

        An investment in our ordinary shares involves a high degree of risk. Any of the facts set forth under "Risk Factors" may limit our ability to successfully execute on our business strategy. You should carefully consider all of the information set forth in this prospectus and the documents incorporated herein by reference and, in particular, should evaluate the specific factors set forth under the heading "Risk Factors," beginning on page 17 of this prospectus, prior to making an investment in our ordinary shares. These risks include, among others, the following:

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  we may not be able to successfully develop or commercialize new products or do so on a timely or cost-effective basis;

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  we depend on a limited number of products and our business could be materially adversely affected if one or more of our key products do not perform as well as expected;

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  our profitability depends on our major customers, and if our relationships with them do not continue as expected, our business, prospects and results of operations could materially suffer;

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  we are, and will continue to be in the future, a party to legal proceedings that could result in adverse outcomes;

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  as of September 30, 2019, we had total outstanding debt of approximately $268.1 million (net of deferred financing costs), and we had unused commitments of $50.0 million under our senior secured credit facilities. Our substantial debt could adversely affect our liquidity and our ability to raise additional capital to fund operations and could limit our ability to pursue our growth strategy or react to changes in the economy or our industry;

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  our competitors and other third parties may allege that we are infringing their intellectual property, forcing us to expend substantial resources in resulting litigation, and any unfavorable outcome of such litigation could have a material adverse effect on our business;

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  we may experience failures of or delays in clinical trials which could jeopardize or delay our ability to obtain regulatory approval and commence product sales;

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  we face intense competition from both brand and generic companies, including generic companies that have caused, and are expected to continue to cause, significant pricing erosion for both methylphenidate ER tablets and VERT, which could limit our growth and adversely affect our financial results;

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  we are subject to extensive governmental regulation and we face significant uncertainties and potentially significant costs associated with our efforts to comply with applicable regulations;

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  we may not be able to develop or maintain our sales capabilities or effectively market or sell our products;

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  manufacturing or quality control problems may damage our reputation, require costly remedial activities or otherwise negatively impact our business;

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  our profitability depends on coverage and reimbursement by third-party payors, and healthcare reform and other future legislation may lead to reductions in coverage or reimbursement levels; and

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  we are a "controlled company" within the meaning of the rules of the Nasdaq Stock Market and, as a result, qualify for and rely on exemptions from certain corporate governance requirements, and you do not have the same protections afforded to shareholders of companies that are subject to such requirements. In addition, upon completion of this offering, investment funds affiliated with Avista Capital Partners, or Avista, and affiliates of Altchem Limited, or Altchem, will continue to have significant influence over us and will be able to strongly influence or effectively control our business and affairs, including the election of all members of our board of directors, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our Principal Shareholders

        Following the closing of this offering, Avista and Altchem together will continue to own a majority of our outstanding ordinary shares. We expect that following this offering Avista will own approximately 37.5% of our outstanding ordinary shares, or 36.9% if the underwriters exercise their option to purchase additional shares in full, and Altchem will own approximately 40.9% of our outstanding ordinary shares, or 40.2% if the underwriters exercise their option to purchase additional shares in full. As a result, Avista and Altchem, who we refer to as our Sponsors, will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. See "Risk

Factors—Risks related to our ordinary shares and this offering—Investment funds affiliated with Avista Capital Partners, or Avista, and affiliates of Altchem Limited, or Altchem, have significant influence over us, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote." See also "Principal Shareholders."

        Founded in 2005, Avista Capital Partners is a leading New York-based private equity firm with approximately $4 billion invested in more than 35 growth-oriented healthcare businesses. Avista Capital Partners targets businesses with strong management teams, stable cash flows and robust growth prospects and utilizes a proactive, hands-on approach to create value in its portfolio companies. Avista Capital Partners' operating executives and advisors are an integral part of the team, providing strategic insight, operational oversight and senior counsel, that help drive growth and performance to create long-term value and sustainable businesses.

        Altchem Limited is a holding company organized under the laws of Cyprus. Since its formation in 2011 by an Argentine family, Altchem Limited held a controlling interest in Osmotica Holdings Corp Limited until February 3, 2016. With more than 30 years of experience in the pharmaceutical industry, Altchem Limited's founders have held interests in pharmaceutical companies in several regions of the world.

Implications of Being an Emerging Growth Company

        As a company with less than $1.07 billion in total annual gross revenues during our most recently completed fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

  •
  reduced disclosure about our executive compensation arrangements;

  •
  no non-binding shareholder advisory votes on executive compensation;

  •
  exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

  •
  reduced disclosure of financial information in this prospectus, including only two years of audited financial information and two years of selected financial information.

        We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenues as of the end of any fiscal year, if we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, or if we issue more than $1 billion of non-convertible debt during a three-year period.

        The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision, and this decision is irrevocable.

Corporate Information

        Our principal executive offices are located at 400 Crossing Boulevard, Bridgewater, New Jersey 08807, and our registered office in Ireland is 25-28 North Wall Quay, Dublin 1, Ireland and our telephone number is (908) 809-1300. Our website address is www.osmotica.com. The information that appears on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making the decision whether to purchase our ordinary shares.

 THE OFFERING

Ordinary shares offered by us	6,000,000 shares (or 6,900,000 shares if the underwriters exercise the option to purchase additional shares in full).
Underwriters' option to purchase additional shares	We have granted the underwriters a 30-day option from the date of this prospectus to purchase up to an additional 900,000 shares.
Ordinary shares to be outstanding after this offering	57,901,682 shares (or 58,801,682 shares if the underwriters exercise the option to purchase additional shares in full). See "Description of Share Capital."
Use of proceeds

We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $27.1 million (or approximately $31.3 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from the sale of our ordinary shares in this offering to pay fees and expenses associated with this offering and for working capital and other general corporate purposes. See "Use of Proceeds."

Dividend policy	Our board of directors does not currently intend to pay dividends on our ordinary shares. See "Dividend Policy."
Principal shareholders	Avista and Altchem hold a controlling interest in us. As a result, we are a "controlled company" within the meaning of the corporate governance standards of the Nasdaq Stock Market.
Risk factors

Investing in our ordinary shares involves a high degree of risk. You should read carefully the "Risk Factors" section of this prospectus, beginning on page 17, for a discussion of factors that you should consider before deciding whether to invest in our ordinary shares.

Nasdaq symbol	"OSMT."

        Except as otherwise indicated, the number of our ordinary shares to be outstanding after this offering is based on 51,901,682 shares outstanding as of November 30, 2019. Except as otherwise indicated, the number of our ordinary shares to be outstanding after this offering excludes:

  •
  2,985,588 ordinary shares issuable upon exercise of options issued and outstanding as of November 30, 2019 under the Amended and Restated Osmotica Pharmaceuticals plc 2016 Equity Incentive Plan, or the 2016 Plan, at a weighted-average exercise price of $14.96 per share;

  •
  141,050 ordinary shares issuable upon exercise of options issued and outstanding as of November 30, 2019 under the Osmotica Pharmaceuticals plc 2018 Incentive Plan, or the 2018 Plan, at a weighted-average exercise price of $7.00 per share; and

  •
  2,508,456 ordinary shares reserved for issuance under the 2018 Plan.

        An investment fund affiliated with Avista and Altchem, two of our existing shareholders, have each agreed to purchase 1,250,000 ordinary shares in this offering at the public offering price.

 SUMMARY FINANCIAL DATA

        The following table sets forth our summary financial data as of the dates and for the periods indicated. The statement of operations data for the nine months ended September 30, 2019 and 2018 and the consolidated balance sheet data as of September 30, 2019 presented below have been derived from the unaudited condensed consolidated financial statements of Osmotica Pharmaceuticals plc appearing in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, which is incorporated by reference in this prospectus. The statement of operations data for the years ended December 31, 2018 and 2017 and the balance sheet data as of December 31, 2018 and 2017 presented below have been derived from the audited consolidated financial statements of Osmotica Pharmaceuticals plc appearing in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus.

        This summary financial data should be read in conjunction with the disclosures set forth under "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere or incorporated by reference in this prospectus. Certain amounts have been subject to immaterial rounding adjustments for consistency of presentation within the following tables and, as a result, do not match the corresponding amounts in our consolidated financial statements incorporated by reference in this prospectus.

	Nine months ended September 30,		Years ended December 31
	2019	2018	2018	2017
	(in thousands, except share and per share data)
Revenues
Net product sales	$176,657	$196,264	$261,398	$237,671
Royalty revenue	2,826	1,656	1,959	6,449
Licensing and contract revenue	637	85	344	1,629

Total revenues	180,120	198,005	263,701	245,749

Cost of goods sold (inclusive of amortization of intangibles)	89,160	102,495	140,082	127,636

Gross profit	90,960	95,510	123,619	118,113

Selling, general and administrative expenses	71,919	51,290	74,243	56,955
Research and development expenses	23,410	29,105	43,693	40,240
Impairment of intangibles and fixed assets	253,879	6,173	17,903	72,986
Impairment of goodwill	—	—	86,318	—

Total operating expenses	349,208	86,568	222,157	170,181

Operating income (loss)	(258,248)	8,942	(98,538)	(52,068)

Interest expense and amortization of debt discount	13,555	15,396	20,790	29,052
Other non-operating (income) expenses, net	(719)	(881)	(664)	4,522

Total other non-operating expenses, net	12,836	14,515	20,126	33,574

Loss before income taxes	(271,084)	(5,573)	(118,664)	(85,642)

Income tax benefit	26,824	2,898	8,983	44,391

Net loss	$(244,260)	$(2,675)	$(109,681)	$(41,251)

Net loss per share:
Basic	$(4.65)	$(0.06)	$(2.42)	$(0.96)
Diluted	$(4.65)	$(0.06)	$(2.42)	$(0.96)
Weighted-average ordinary shares:
Basic	52,504,518	42,862,063 (1)	45,276,278	42,855,722
Diluted	52,504,518	42,862,063 (1)	45,276,278	42,855,722
Other Financial Data
Adjusted EBITDA(2)	$53,958	$80,888	$95,135	$99,132

	As of September 30, 2019
	Actual	As adjusted(3)
	(dollars in thousands)
Consolidated balance sheet data
Cash and cash equivalents	$98,014	$125,148
Total assets	494,173	521,307
Total long-term debt, current and non-current, net(4)	268,059	268,059
Finance lease obligations, current and long-term	199	199
Total liabilities	352,476	352,476
Total shareholders' equity	141,697	168,831

(1)
Represents 1,000,515 weighted-average units multiplied by approximately 42.84 (rounded down to the nearest whole share), which was the ratio at which common units of Osmotica Holdings S.C.Sp. were converted to ordinary shares of Osmotica Pharmaceuticals plc immediately prior to the Company's initial public offering.

(2)
To supplement our financial information presented in accordance with GAAP, we use adjusted EBITDA to clarify and enhance an understanding of the historical results of our business. We believe that the presentation of adjusted EBITDA enhances an investor's understanding of our financial performance. We further believe that adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We use adjusted EBITDA for business planning purposes, in assessing our performance and determining the compensation of substantially all of our employees, including our executive officers, and in measuring our performance relative to that of our competitors.

We believe that adjusted EBITDA is commonly used by investors to evaluate our performance and that of our competitors. However, our definition of adjusted EBITDA may vary from that of others in our industry and, as a result, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA as presented in this prospectus is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA consists of net income (loss) attributable to us before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, and (ii) the impact of certain non-cash, nonrecurring or other items that are included in net income (loss) and EBITDA that we do not consider indicative of our ongoing operating performance. We believe that making such adjustments provides investors meaningful information to understand our operating results and analyze financial and business trends on a period-to-period basis.

In calculating adjusted EBITDA, we add back certain non-cash, nonrecurring and other items and make certain adjustments that are based on assumptions and estimates. In addition, in evaluating our adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

  Adjusted EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  adjusted EBITDA:

  •
  does not reflect the significant interest expense on our debt;

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  does not reflect changes in, or cash requirements for, our working capital needs;

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  does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; and

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  is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

  Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally. See the consolidated financial statements incorporated by reference in this prospectus for our GAAP results.

  The following table provides a reconciliation of our net loss to adjusted EBITDA for the periods presented:

	Nine months ended September 30		Years ended December 31
	2019	2018	2018	2017
	(in thousands)
Net loss	$(244,260)	$(2,675)	$(109,681)	$(41,251)
Interest expense and amortization of debt discount	13,555	15,396	20,790	29,052
Income tax benefit	(26,824)	(2,898)	(8,983)	(44,391)
Depreciation and amortization expense	50,605	61,323	81,573	46,450

EBITDA	(206,924)	71,146	(16,301)	(10,140)

Impairment of intangible and fixed assets	253,879	6,173	17,903	72,986
Impairment of goodwill	—		86,318	—
Write-off of acquired IPR&D(a)	—	—	—	16,372
Management fees(b)	(43)	770	921	1,000
Consulting fees	—	—	—	552
Loss on extinguishment of debt(c)	—	—	876	5,371
Acquired inventory step-up in cost of goods sold(d)	—	—	—	9,175
API inventory disposal(e)	—	—	—	468
Legal and contractual settlements and litigation reserves(f)	1,002	333	332	1,550
Severance expense(g)	1,638	484	679	589
Write-off of previously acquired balances(h)	—	—	—	1,209
FX translation	575	—	—	—
Share compensation expense	3,831	—	1,965	—
IPO expenses(i)	—	1,982	2,442	—

Adjusted EBITDA	$53,958	$80,888	$95,135	$99,132

(a)
Acquired in-process research and development (IPR&D) of RevitaLid, Inc. with no alternative future use expensed as research and development during the year ended December 31, 2017.

(b)
Includes quarterly advisory and monitoring fees of $0.25 million payable to affiliates of the Sponsors up until our initial public offering. The management fees for the nine-months ended September 30, 2019 represents the reversal of an overaccrual.

(c)
Deferred financing fees of $5.4 million of third-party fees expensed in connection with entering into an amendment to our senior secured credit facilities on December 21, 2017 and $0.9 million of deferred financing fees expensed in connection with our $50.0 million prepayment of indebtedness on October 31, 2018.

(d)
Adjustment related to acquired VERT inventory, which was recorded above the cost that would have otherwise been recognized by us had such inventory been manufactured or purchased in the ordinary course of business, sold and expensed as cost of goods in 2017. This adjustment included a one-time non-cash allocation of the purchase price for the reacquisition of marketing and distribution rights for VERT.

(e)
One-time disposal of desvenlafaxine inventory.

(f)
The $1.6 million and $0.3 million represent litigation, contract disputes and related amounts expensed during the year ended December 31, 2017 and 2018, respectively, including $1.0 million for an accrual of an estimated legal settlement during the six months ended June 30, 2019.

(g)
Severance of $0.6 million and $0.7 million relate to sales force realignment, staff reductions and related costs expensed during the years ended December 31, 2017 and 2018, respectively. Severance expenses of $1.6 million and $0.5 million represent sales force realignment and staff reductions for the nine months ended September 30, 2019 and 2018, respectively.

(h)
Write-off of balances of certain assets acquired and liabilities assumed in the series of transactions we consummated on February 3, 2016 to reorganize and combine the businesses of Osmotica Holdings Corp Limited and Vertical/Trigen Holdings, LLC, or the Business Combination.

(i)
Incremental non-recurring organizational costs related to our IPO, which were expensed as incurred.
(3)
The as adjusted balance sheet information as of September 30, 2019 gives effect to the issuance of 6,000,000 ordinary shares in the offering at a public offering price of $5.00 per share.

(4)
Amounts presented are net of non-current deferred financing costs of $3.7 million.

RISK FACTORS

        This offering and investing in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained, or incorporated by reference, in this prospectus, including our consolidated financial statements and the related notes incorporated by reference in this prospectus, before deciding whether to invest in our ordinary shares. We have presented the below risks as "Risks related to our business," "Risks related to our industry," "Risks related to our indebtedness," "Risks related to our ordinary shares and this offering," "Risks related to being an Irish corporation listing ordinary shares" and "Risks related to taxation." If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, prospects, operating results or financial condition. In any such a case, the trading price of our ordinary shares could decline and you could lose all or part of your investment.

Risks related to our business

If we are unable to successfully develop or commercialize new products, or to do so on a timely or cost-effective basis, or to extend life cycles of existing products, our operating results will suffer.

        Developing and commercializing a new product is time consuming and costly and is subject to numerous factors that may delay or prevent development and commercialization. Our future results of operations will depend to a significant extent upon our ability to successfully gain FDA approval of and commercialize new products in a timely and cost-effective manner, especially new branded products as we shift from focusing on generic to branded products. There are numerous difficulties in developing and commercializing new products, including:

  •
  the ability to develop products in a timely and cost-effective manner and in compliance with regulatory requirements;

  •
  the success of the pre-clinical and clinical testing processes to assure that new products are safe and effective or chemically identical and bioequivalent to the branded reference listed drug;

  •
  the risk that any of our products presently under development, if and when fully developed and tested, will not perform as expected;

  •
  delays or unanticipated costs, including delays associated with the completion of clinical trials for our branded products;

  •
  delays associated with FDA registration, listing and approval processes and the ability to obtain in a timely manner, and maintain, required regulatory approvals;

  •
  legal actions against our generic products brought by brand competitors, and legal challenges to our branded products or branded product intellectual property;

  •
  the availability, on commercially reasonable terms, of raw materials, including API and other key ingredients;

  •
  our ability to scale-up manufacturing methods to successfully manufacture commercial quantities of products in compliance with regulatory requirements; and

  •
  acceptance of our products by physicians, patients, payors and the healthcare community.

        As a result of these and other difficulties, products currently in development may or may not receive necessary regulatory approvals on a timely basis or at all and we may not succeed in effectively managing our development costs. Further, if we are required by the FDA or any equivalent foreign regulatory authority to complete clinical trials in addition to those we currently expect to conduct, or to repeat a clinical trial that has already been completed, or if there are any delays in completing preclinical studies, filing an IND or completing clinical trials, our expenses could increase.

        This risk exists particularly with respect to the introduction of new branded products as we continue our shift away from focusing on generic markets. New Drug Applications, or NDAs, for branded products are subject to uncertainties, higher costs and lengthy time frames associated with research and development of such products and the inherent unproven market acceptance of such products. For example, after reviewing the data from our second Phase III clinical trial of arbaclofen in multiple sclerosis patients with spasticity, the FDA may require us to conduct additional clinical trials before approving arbaclofen for commercial use, if they approve the product at all. The FDA's review, as well as any subsequent clinical testing, could delay or prevent the commercial launch of this product and increase our operating expenses, which could have a material adverse effect on our business, financial position and results of operations. If we are unable or delayed in our attempts to develop and commercialize branded products successfully, we may have to rely primarily on revenue from existing and future generic products to support research and development efforts.

        More than 77%, 79% and 65% of our net product sales in the nine months ended September 30, 2019, the year ended December 31, 2018 and the year ended December 31, 2017, respectively, were generated by our generic products. Our future profitability depends, in part, upon our ability to introduce, on a timely basis, new generic products. The timeliness of our product introductions is dependent upon, among other things, the timing of regulatory approval of our products, which to a large extent is outside of our control, as well as the timing of competing products. As additional suppliers introduce comparable generic pharmaceutical products, price competition intensifies, market access narrows and product sales prices and gross profit decline, often significantly and rapidly.

        If any of our products, when acquired or developed and approved, cannot be successfully or timely commercialized, our operating results could be adversely affected. We cannot guarantee that any investment we make in developing products will be recouped, even if we are successful in commercializing those products.

We expend a significant amount of resources on research and development, including milestones on in-licensed products, which may not lead to successful product introductions.

        Much of our development effort is focused on technically difficult-to-formulate products or products that require advanced manufacturing technology. We expend resources on research and development primarily to enable us to manufacture and market FDA-approved products in accordance with FDA regulations. Typically, research expenses related to the development of innovative compounds and the filing of NDAs are significantly greater than those expenses associated with ANDAs. We spent $23.4 million, $43.7 million and $40.2 million on research and development expenses in the nine months ended September 30, 2019, the year ended December 31, 2018 and the year ended December 31, 2017, respectively. We have entered into, and may in the future enter into, agreements that require us to make significant milestone payments upon achievement of various research and development events and regulatory approvals. As we continue to develop and in-license new products, we will likely incur increased research, development and licensing expenses. Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of new FDA-approved products. Also, after we or our development partners submit an ANDA or NDA, the FDA may request that we conduct additional bioequivalence studies for an ANDA or additional clinical trials for an NDA. For example, in our most recent clinical trial for arbaclofen, arbaclofen did not meet the co-primary endpoint of the study of showing improvement in functional performance relative to placebo as measured by the change in baseline in Clinical Global Impression of Change, or CGIC, score but did meet the other co-primary endpoint of showing improvement in spasticity relative to placebo as measured by the change from baseline on Total Numeric modified Ashworth Scale, or

TNmAS, for both 40mg and 80mg doses. At this time, it is unclear whether or not the FDA will agree that the data from our completed clinical trials suffiently demonstrate the safety and efficacy of arbaclofen, and the FDA may require us to conduct additional clinical trials before approving arbaclofen, if ever. As a result, we may be unable to reasonably determine the total research and development costs required to develop a particular product. Finally, we cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercializing the product. To the extent that we expend significant resources on research and development efforts and are not ultimately able to introduce successful new products as a result of those efforts or cost-effectively commercialize new products, our business, financial position and results of operations may be materially adversely affected.

Failures of or delays in clinical trials are common and have many causes, and such failures or delays could result in increased costs to us and could prevent or delay our ability to obtain regulatory approval and commence product sales for new products. We may also find it difficult to enroll patients in our clinical trials, which could delay or prevent development of our product candidates.

        We may experience failures of or delays in clinical trials of our product candidates. Our planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients or be completed on schedule, if at all. Our clinical trials may fail or be delayed for a variety of reasons, including, among others: delays in obtaining regulatory approval to commence a trial; delays in reaching agreement with the FDA or equivalent foreign regulatory authorities on final trial design; imposition of a clinical hold for safety reasons or following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities; delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, or failure by such CROs to carry out the clinical trial at each site in accordance with the terms of our agreements with them; delays in obtaining required IRB approval at each site; difficulties or delays in having patients complete participation in a trial or return for post-treatment follow-up, or clinical sites electing to terminate their participation in one of our clinical trials, which would likely have a detrimental effect on subject enrollment; time required to add new clinical sites; or delays or failure by us or our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

        In addition, identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates as well as completion of required follow-up periods. We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics or to complete our clinical trials, in a timely manner. Patient enrollment and completion of the trials is affected by factors including: the severity of the disease under investigation; the design of the trial protocol; the size of the patient population; the eligibility criteria for the trial in question; the perceived risks and benefits of the product candidate under trial; the proximity and availability of clinical trial sites for prospective patients; the availability of competing therapies and clinical trials; efforts to facilitate timely enrollment in clinical trials; patient referral practices of physicians; and the ability to monitor patients adequately during and after treatment.

        If we are unable to initiate or complete our planned clinical trials or any such clinical trial is delayed for any of the above reasons or other reasons, our development costs may increase, our regulatory approval process could fail or be delayed and our ability to commercialize and commence sales of our product candidates could be materially harmed, which could have a material adverse effect on our business.

Interim "top-line" and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

        From time to time, we may publicly disclose preliminary or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available.

        From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock after this offering.

        Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.

        If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

If the FDA does not conclude that certain of our product candidates satisfy the requirements for the Section 505(b)(2) regulatory approval pathway, or if the requirements for such product candidates under Section 505(b)(2) are not as we expect, the approval pathway for those product candidates will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in either case may not be successful.

        We are developing proprietary product candidates for which we intend to seek FDA approval through the Section 505(b)(2) regulatory pathway. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the Federal Food, Drug and Cosmetic Act, or FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2), if applicable to us under the FDCA, would allow an NDA we submit to FDA to rely in part on data in the public domain or the FDA's prior conclusions regarding the safety and effectiveness of approved compounds, which could expedite the development program for our product candidates by potentially decreasing the amount of clinical data that we would need to generate in order to obtain FDA approval. If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as anticipated, we may need to conduct additional clinical trials, provide additional data and information, and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for these product candidates, and complications and risks associated with these product candidates, would likely substantially increase. We could need to obtain additional funding, which could result in significant dilution to the ownership interests of our then existing stockholders to the extent we issue equity securities or convertible debt. We cannot assure you that we would be able to obtain such additional financing on terms acceptable to us, if at all. Moreover, inability to pursue the Section 505(b)(2) regulatory pathway would likely result in new competitive products reaching the market more quickly than our product candidates, which would likely materially adversely impact our competitive position and prospects. Even if we are allowed to pursue the Section 505(b)(2) regulatory pathway, we cannot assure you that our product candidates will receive the requisite approvals for commercialization.

        In addition, notwithstanding the approval of a number of products by the FDA under Section 505(b)(2) over the last few years, certain brand-name pharmaceutical companies and others have objected to the FDA's interpretation of Section 505(b)(2). If the FDA's interpretation of Section 505(b)(2) is successfully challenged, the FDA may change its 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2). In addition, the pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. These requirements may give rise to patent litigation and mandatory delays in approval of our NDAs for up to 30 months or longer depending on the outcome of any litigation. It is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition. In addition, even if we are able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to accelerated product development or earlier approval.

        Moreover, even if our product candidates are approved under Section 505(b)(2), the approval may be subject to limitations on the indicated uses for which the products may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the products.

The testing required for the regulatory approval of our products is conducted primarily by independent third parties. Any failure by any of these third parties to perform this testing properly and in a timely manner may have an adverse effect upon our ability to obtain regulatory approvals.

        Our applications for the regulatory approval of our products, including both internally developed and in-licensed products, incorporate the results of testing and other information that is conducted or gathered primarily by independent third parties (including, for example, manufacturers of raw materials, testing laboratories, CROs or independent research facilities). Our ability to obtain and maintain regulatory approval of the products being tested is dependent, in part, upon the quality of the work performed by these third parties, the quality of the third parties' facilities and the accuracy of the information provided by third parties. Our control over any of these factors may be limited. We rely on these parties for execution of our preclinical studies and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of all of our regulatory responsibilities. We and our CROs are required to comply with FDA laws and regulations regarding GCP, which are also required by the Competent

Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities in the form of International Conference on Harmonization, or ICH, guidelines for all of our products in clinical development. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites.

        If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. For example, in June 2015, we submitted an NDA containing data from our initial Phase III clinical trial for arbaclofen. During the NDA review process, the FDA requested an independent audit of five of the 35 study sites, which were located in Russia and Ukraine. The audit found numerous irregularities and deviations from good clinical practices, which led to a complete response letter from the FDA in July 2016. The audit observations were thoroughly investigated, and we believe the data were corrected where appropriate. In December 2016, we met with the FDA to discuss the path forward for the application. The FDA indicated that, based on the initial audit findings, it considered the data from the Phase III clinical trial to be insufficient to support a marketing application. Consequently, we conducted a second Phase III clinical trial. We cannot assure you that the FDA will accept the data from this second Phase III trial.

        We also rely on contract laboratories and other third parties, such as CROs, to conduct or otherwise support our nonclinical laboratory studies properly and on time, which are subject to GLP requirements. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with applicable GCP and GLP regulations. In addition, our clinical trials must be conducted with products produced under the FDA's cGMP regulations. While we have agreements governing activities of our CROs, we have limited influence over their actual performance. In addition, portions of the clinical trials for our product candidates may be conducted outside of the United States, which will make it more difficult for us to monitor CROs and perform visits of our clinical trial sites and will force us to rely heavily on CROs to ensure the proper and timely conduct of our clinical trials and compliance with applicable regulations, including GCP and GLP requirements.

        If testing of our product candidates is not performed properly, or if the FDA or any equivalent foreign regulatory authority finds that the clinical trials are deficient, we may be required to repeat the clinical trials or to conduct additional clinical trials, which would result in additional expenses and may adversely affect our ability to obtain or maintain regulatory approvals. As a result, our ability to launch or continue selling products could be denied, restricted or delayed.

We may not obtain or maintain the benefits associated with orphan drug designation, including market exclusivity.

        Regulatory authorities in some jurisdictions, including the United States, may designate drugs intended for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug Designation entitles a party to financial incentives such as opportunities for grant funding toward clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has Orphan Drug Designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full NDA to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity.

        Although we have received orphan drug designation for arbaclofen for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis, we may not receive the full set of benefits potentially associated with orphan drug designation. The FDA has previously approved baclofen, a racemic mixture comprised of an R- and an S-isomer, for the treatment of intractable muscle spasticity in multiple sclerosis patients. If the FDA determines that our product, arbalofen, which is the R-isomer of baclofen, contains the same active ingredient and is indicated for the same use as the approved product, we could be precluded from obtaining orphan drug exclusivity for our product unless we are able to demonstrate that our product is clinically superior to the approved product, which could potentially require a head-to-head study. Moreover, even if we obtain orphan drug exclusivity, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan product is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. A competitor also may receive approval of different products for the same indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Additionally, orphan drug exclusivity may be lost if the FDA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Our products or product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved package insert or market acceptance, or result in significant negative consequences following marketing approval.

        Treatment with our products or product candidates may produce undesirable side effects or adverse reactions or events. Although many of our products or product candidates contain active ingredients that have already been approved, meaning that the side effects arising from the use of the active ingredient or class of drug in our products or product candidates is generally known, our products or product candidates may still cause undesirable or unknown side effects. These could be attributed to the active ingredient or class of drug or to our unique formulation of such products or product candidates, or other potentially harmful characteristics. Such characteristics could cause us, our IRBs, clinical trial sites, the FDA or other regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay, denial or withdrawal of regulatory approval, which may harm our business, financial condition and prospects significantly.

        Further, if any of our products cause serious or unexpected side effects after receiving market approval, a number of potentially significant negative consequences could result. For example, regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution, the FDA may require implementation of REMS, regulatory authorities may require the addition of labeling statements, such as warnings or contraindications, we may be required to change the way the product is administered or conduct additional clinical studies, we could be sued and held liable for harm caused to patients, and our reputation may suffer.

        Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or product candidate and could substantially increase the costs of commercializing our products and product candidates.

If our products or product candidates do not produce the effects intended or if they cause undesirable side effects, our business may suffer.

        If our products or product candidates do not have the effects intended or cause undesirable side effects, our business may suffer. For example, although many of the ingredients in our current dietary supplement products are vitamins, minerals and other substances for which there is a history of human consumption, they also contain innovative ingredients or combinations of ingredients. These products and the combinations of ingredients could have certain undesirable side effects if not taken as directed or if taken by a consumer who has certain medical conditions, such as the potential effect of high doses of folic acid masking pernicious anemia. In addition, our products may not have the effect intended if they are not taken in accordance with applicable instructions, which may include certain dietary restrictions. For example, if a patient switches from using another company's product to one of our products, there may be an actual or perceived lack of efficacy or increase in side effects. This is not uncommon and has been observed, for example, in patients switching between products containing methylphenidate. In this instance, the FDA has the ability to change the designation from AB to BX, or alternatively, to discontinue the product's approval. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects in an unforeseen way or on an unforeseen patient population. If any of our products or products we develop or commercialize in the future are shown to be harmful or generate negative publicity from perceived lack of effect or harmful effects, our business, financial condition, results of operations and prospects could be harmed significantly.

        If side effects are identified with our marketed products, or if manufacturing problems occur, changes in labeling of products may be required, which could have a material adverse effect on our sales of the affected products. We or regulatory authorities, including the FDA, could decide that changes to the product labeling are needed to ensure the safety and effectiveness of the products. Label changes may be necessary for a number of reasons, including the identification of actual or potential safety or efficacy concerns by regulatory agencies or the discovery of significant problems with a similar product that implicates an entire class of products. Any significant concerns raised about the safety or efficacy of the products could also result in the need to reformulate those products, to conduct additional clinical trials, to make changes to the manufacturing processes, or to seek re-approval of the relevant manufacturing facilities. Significant concerns about the safety and effectiveness of a product could ultimately lead to the revocation of its marketing approval. Under the Food and Drug Administration Amendments Act of 2007, the FDA has broad authority to force drug manufacturers to take any number of actions if previously unknown safety or drug interaction problems arise, including but not limited to, mandating labeling changes to a product based on new safety information (safety labeling changes). Our products, including ConZip, Divigel and VERT, have been subject to safety labeling changes, which we have addressed and incorporated into relevant product labeling. These products and others, including product candidates, may become subject to additional safety labeling changes in the future. New safety issues may require us to, among other things, provide additional warnings or restrictions on product package inserts, even including boxed warnings in the United States or similar warnings outside of the United States, directly alert healthcare providers of new safety information, narrow our approved indications, alter or terminate current or planned trials for additional uses of products, or even remove a product from the market, any of which could have a significant adverse impact on potential sales of the products or require us to expend significant additional funds. The revision of product labeling or the regulatory actions described above could have a material adverse effect on our sales of the affected products and on our business and results of operations.

Our operations in non-U.S. jurisdictions subject us to increased regulatory oversight and regulatory, economic, social and political uncertainties, which could cause a material adverse effect on our business, financial position and results of operations.

        We are subject to certain risks associated with our operations in non-U.S. jurisdictions, including Argentina and Hungary, and with having assets and operations located in non-U.S. jurisdictions. Our operations in these jurisdictions may be adversely affected by general economic conditions and economic and fiscal policy, including changes in exchange rates and controls, interest rates and taxation policies and increased government regulation. For example, Argentina, where we currently conduct early-stage research and development activities, has recently experienced hyperinflation and has mandated foreign exchange controls. Certain jurisdictions have, from time to time, experienced instances of civil unrest and hostilities, both internally and with neighboring countries. Rioting, military activity, terrorist attacks, or armed hostilities could cause our operations there to be adversely affected or suspended. We generally do not have insurance for losses and interruptions caused by terrorist attacks, military conflicts and wars. In addition, we operate in countries, including Argentina and Hungary, where there have been reported instances of government corruption and there are circumstances in which anti-bribery laws may conflict with some local customs and practices.

        Our international operations may subject us to heightened scrutiny under the U.S. Foreign Corrupt Practices Act, or FCPA, other federal statutes and regulations, including those established by the Office of Foreign Assets Control, the Irish Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010-2018, or the Irish Money Laundering Acts, the Irish Criminal Justice (Corruption Offences) Act 2018, the U.K. Bribery Act, anti-corruption provisions in the Hungarian Criminal Code, Argentina's Law 27.401 and other similar anti-bribery laws, and could subject us to liability under such laws despite our best efforts to comply with such laws and regulations. The FCPA prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The Irish Criminal Justice (Corruption Offences) Act 2018 renders a company liable for prosecution where any of its officers, managers, employees, agents or subsidiaries are found to be involved in corruption. The only defense is for the company to show that it took all reasonable steps and exercised all due diligence to prevent such corruption from taking place. The legislation also applies to certain international activities. The Irish Money Laundering Acts provide for criminal sanctions for engaging in "money laundering offences," which are offenses committed where a person knows or believes that (or is reckless as to whether or not) the property represents the proceeds of criminal conduct and the party is involved in concealing or disguising the true nature, source, location, disposition, movement or ownership of property, or in converting, transferring, handling, acquiring possession or using the property, or removing the property from, or bringing the property into, Ireland. In addition, the U.K. Bribery Act prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that "fails to prevent bribery" by anyone associated with the organization can be charged under the U.K. Bribery Act unless the organization can establish the defense of having implemented "adequate procedures" to prevent bribery. Under these laws and regulations, as well as other anti-corruption laws, anti-money-laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to our business practices, including the cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase our compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations could adversely impact our business, results of operations and financial condition. As a result of our policy to comply with the FCPA, the Irish Money Laundering Acts, the Irish Criminal Justice (Corruption Offences) Act 2018, the U.K. Bribery Act and similar anti-bribery laws, we may be at a competitive disadvantage to competitors that are not subject to, or do not comply with, such laws and regulations.

We are, and will continue to be in the future, a party to legal proceedings that could result in adverse outcomes.

        We are a party to legal proceedings, including matters involving securities liability, personnel and employment issues, intellectual property claims and other proceedings arising in the ordinary course of business. In addition, there are an increasing number of investigations and proceedings in the health care industry generally that seek recovery under the statutes and regulations identified in the section entitled "Business—Government Regulation and Approval Process." We evaluate our exposure to these legal proceedings and establish reserves for the estimated liabilities in accordance with generally accepted accounting principles, or GAAP. Assessing and predicting the outcome of these matters involves substantial uncertainties.

        Unexpected outcomes in these legal proceedings, or changes in our evaluation or predictions and accompanying changes in established reserves, could have a material adverse impact on our financial results. For more information on our material pending litigation, see the risk factor under the caption "—Our competitors or other third parties may allege that we, our suppliers or partners are infringing their intellectual property, forcing us to expend substantial resources in litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation, including losses related to "at-risk" product launches, could have a material adverse effect on our business, financial position and results of operations" and the section entitled "Business—Legal Proceedings" herein.

Due to our dependence on a limited number of products, our business could be materially adversely affected if one or more of our key products do not perform as well as expected.

        We generate a significant portion of our total revenues and gross profit from the sale of a limited number of products. For the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, our top ten products by product sales accounted for approximately 95%, approximately 99% and approximately 90%, respectively, of our total revenues and a significant portion of our gross profit. Any material adverse developments, including increased competition, pricing pressures or supply shortages, with respect to the sale or use of one or more of these products or our failure to successfully introduce new key products, could have a material adverse effect on our revenues and gross profit. For example, we have experienced significant increased pricing and market share pressure on methylphenidate ER and VERT due to additional market entrants, which we expect to continue. Additionally, an AB-rated generic of Lorzone was approved on November 27, 2019, which may result in pricing and market share declines.

Our operating results are affected by many factors and may fluctuate significantly on a quarterly basis.

        Our operating results may vary substantially from quarter to quarter and may be greater or less than those achieved in the immediately preceding period or in the comparable period of the prior year. Factors that may cause quarterly results to vary include, but are not limited to, the following:

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  our ability to create demand in the marketplace for products we promote;

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  the number of new product introductions;

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  losses related to inventory write-offs;

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  marketing exclusivity, if any, which may be obtained on certain new products;

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  the level of competition in the marketplace for certain products;

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  price decreases and associated customer shelf stock adjustments;

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  availability of raw materials and finished products from suppliers;

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  our ability to manufacture products at our manufacturing facilities;

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  the scope and outcome of governmental regulatory actions;

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  our dependence on a small number of products for a significant portion of total revenues or income;

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  legal actions asserting intellectual property rights against our products brought by competitors and legal challenges to our intellectual property rights brought against us by our competitors;

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  price erosion and customer consolidation; and

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  significant payments (such as milestones) payable by us under licensing and development agreements to our partners before the related product has received FDA approval.

        The profitability of our product sales is also dependent upon the prices we are able to charge for our products, the costs to purchase products from third parties and our ability to manufacture our products in a cost-effective manner. If our total revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses to offset such declines. Failure to achieve anticipated levels of total revenues could, therefore, significantly harm our business and operating results.

If we determine that our goodwill and other intangible assets have become impaired, we may record significant impairment charges, which would adversely affect our results of operations.

        Goodwill and other intangible assets represent a significant portion of our assets. Goodwill is the excess of cost over the fair market value of net assets acquired in business combinations. In the future, goodwill and intangible assets may increase as a result of future acquisitions. We review our goodwill, indefinite lived intangible assets and definite lived intangible assets at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of acquired businesses, adverse market conditions and adverse changes in applicable laws or regulations, including changes that restrict the activities of an acquired business. Any impairment of goodwill or other intangible assets would result in a non-cash charge against earnings, which would adversely affect our results of operations. For example, we incurred an impairment of intangible assets charge of $128 million during the third quarter of 2019, primarily related to the write down to fair value of methylphenidate due to price and volume decreases resulting from competing generic products. For the nine months ended September 30, 2019, we recorded non-cash impairment charges of $253.9 million related to adjustments to the forecasted operating results for certain of our acquired generic, developed technology and in-process research and development assets compared to their originally forecasted operating results at the date of acquisition.

In certain circumstances, we issue price adjustments and other sales allowances to our customers, including providing lower pricing to underinsured or non-insured patients. If our estimates for these price adjustments are incorrect, any reserves which we establish for these programs may be inadequate, and may result in adjustments to these reserves or otherwise have a material adverse effect on our financial position and results of operations.

        For some of our products, we enjoy a period of time during which we may be the only party, or one of a small number of parties, marketing and selling a certain product. This might be seen more often with one of our brand products, but may also occur in instances where we are one of a small number of parties selling a generic product. At some point other parties, selling either a competitive brand or generic product, may enter the market and compete for customers and market share resulting in a significant price decline for our drug (in some instances of generic entry, price declines have exceeded 90%). When we experience price declines following a period of marketing exclusivity or semi-exclusivity, or at any time when a competitor enters the market or offers a lower price with respect to a product we are selling, we may decide to lower the price of our product to retain market share. As a result of lowering prices, we may provide price adjustments to our customers for the difference between our new (lower) price and the price at which we previously sold the product which is still held in inventory by our customers, which is known as a shelf stock adjustment. While we do establish reserves for shelf stock adjustments, if actual shelf stock adjustments differ from our estimates, our operating results could be negatively affected. There are also circumstances under which we may decide not to provide price adjustments to certain customers, and consequently, as a matter of business strategy, we may risk a greater level of sale returns of products in the customer's existing inventory and lose future sales volume to competitors rather than reduce our pricing.

        We establish reserves for chargebacks, rebates and incentives, other sales allowances and product returns at the time of sale, based on estimates. Separately, these same reserves may be used to support a patient assistance program. A patient assistance program is a program designed to improve patient access to products by reducing barriers to access caused by potentially high out-of-pocket expenses for patients. The program assists under-insured or non-insured patients by helping to defray their out-of-pocket costs, in some cases entirely. Our estimates on the number of participants for the patient assistance program or other similar programs, currently or in the future, may affect the adequacy of our reserves. Although we believe our processes for estimating reserves are adequate, we cannot provide assurances that our reserves will ultimately prove to be adequate. Increases in sales allowances may exceed our estimates for a number of reasons, including unanticipated competition or an unexpected change in one or more of our contractual relationships. We will continue to evaluate the effects of competition and will record a price adjustment reserve if and when we deem it necessary. Any failure to establish adequate reserves with respect to sales allowances may result in a material adverse effect on our financial position and results of operations.

        Rebates include mandated discounts under the Medicaid Drug Rebate Program, Medicare Part D Prescription Drug Benefit Program and TRICARE Retail Pharmacy Refunds Program (TRICARE). Rebates are amounts owed after the final dispensing of the product to a benefit plan participant and are based upon contractual agreements or statutory requirements with benefit providers. We estimate the allowance for rebates based on statutory discount rates and expected utilization at the time of sale. We adjust the allowance for rebates quarterly to reflect actual experience. If we change the way rebates are applied or calculated, it may impair our ability to accurately accrue for rebates and have a material adverse effect on our financial position and results of operations. See "Risks Related to Our Industry—Our profitability depends on coverage and reimbursement by governmental authorities, managed care organizations, or MCOs, and other third-party payors; healthcare reform and other future legislation creates uncertainty and may lead to reductions in coverage or reimbursement levels."

We may incur operating losses in the future.

        Our net loss was $244.3 million for the nine months ended September 30, 2019. Our net losses may fluctuate significantly from quarter to quarter and year to year.

        We devote significant amounts of financial resources to the manufacture, marketing and commercialization of our approved products, and support of our research and development of our clinical and preclinical programs. We may incur significant expenses in the future. Some of these expenses will be made in connection with our ongoing activities, as we:

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  launch new products into the marketplace;

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  conduct clinical trials and seek regulatory approval for RVL-1201 and arbaclofen;

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  continue development of our pipeline product candidates;

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  conduct preclinical studies for product candidates;

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  incur litigation expenses related to Osmolex ER;

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  add personnel to support our marketing, commercialization and sales of approved products, and continue clinical and preclinical product development efforts;

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  continue our research and development efforts for new product opportunities, including business development and acquisitions; and

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  operate as a public company.

        To become profitable, we must succeed in developing or acquiring products, obtaining regulatory approval for them, and manufacturing, marketing and selling those products for which we may obtain regulatory approval. Even if we achieve profitability for any period in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become profitable would depress our market value and could impair our ability to raise capital, expand our business, discover or develop other products or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

Our profitability depends on our major customers. If these relationships do not continue as expected, our business, financial condition, prospects and results of operations could materially suffer.

        As of September 30, 2019, we had approximately 35 customers, some of which are part of larger buying groups. Our three largest customers accounted for approximately 96% of our total revenues for the nine months ended September 30, 2019, as follows: Cardinal Health, Inc. (52%); McKesson Corporation (35%); and AmerisourceBergen Corporation (9%). The loss of any one or more of these or any other major customer or the substantial reduction in orders from any one or more of our major customers could have a material adverse effect upon our business, prospects, future operating results and financial condition.

We may discontinue the manufacture and distribution of certain existing products, which may adversely impact our business, results of operations and financial condition.

        We continually evaluate the performance of our products, and may determine that it is in our best interest to discontinue the manufacture and distribution of certain of our products for various reasons, including commercial, regulatory, strategic or other reasons. We cannot guarantee that we have correctly forecasted, or will correctly forecast in the future, the appropriate products to discontinue or that our decision to discontinue various products is prudent if conditions, including market conditions, change. In addition, we cannot assure you that discontinuing one or more products will reduce our operating expenses or will not cause us to incur material charges associated with such a decision. Furthermore, discontinuing one or more existing products entails various risks, including, in the event that we decide to sell the discontinued product, the risk that we will not be able to find a purchaser for such products or that the purchase price obtained will not be equal to at least the book value of the net assets for such products. Other risks include managing the expectations of, and maintaining good relations with, our customers who previously purchased products that we subsequently discontinued, which could prevent us from selling other products to them in the future. Moreover, we may incur other significant liabilities and costs associated with discontinuing one or more of our products, which could have a material adverse effect on our business, results of operations and financial condition.

We face intense competition from both brand and generic companies, including companies that sell branded generics or authorized generics, which could significantly limit our growth and materially adversely affect our financial results.

        The pharmaceutical industry is highly competitive. The principal competitive factors in the pharmaceutical industry include:

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  introduction of other brand or generic drug manufacturers' products in direct competition with our products;

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  introduction of authorized generic products in direct competition with our products, particularly during exclusivity periods;

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  ability of generic competitors to quickly enter the market after the expiration of patents or exclusivity periods, diminishing the amount and duration of significant profits;

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  consolidation among distribution outlets through mergers and acquisitions and the formation of buying groups;

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  the willingness of our customers, including wholesale and retail customers, to switch among products of different pharmaceutical manufacturers;

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  pricing pressures by competitors and customers;

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  a company's reputation as a manufacturer and distributor of quality products;

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  a company's level of service (including maintaining sufficient inventory levels for timely deliveries);

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  product appearance and labeling; and

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  a company's breadth of product offerings.

        We face, and will continue to face, competition from pharmaceutical, biopharmaceutical, biotechnology and dietary supplement companies developing similar products and technologies. Many of our competitors have longer operating histories and greater financial, research and development, marketing and other resources than we do. Consequently, many of our competitors may be able to develop products or processes competitive with, or superior to, our own. Furthermore, we may not be able to differentiate our products from those of our competitors, to successfully develop or introduce new products, on a timely basis or at all, that are less costly than those of our competitors, or to offer payment and other commercial terms to customers as favorable as those offered by our competitors. The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant change. We expect competition to intensify as technological advances and consolidations continue. New developments by other manufacturers and distributors could render our products uncompetitive or obsolete.

        We also face price competition generally as other manufacturers enter the market. Any such price competition may be especially pronounced where our competitors source their products from jurisdictions where production costs may be lower than our production costs (sometimes significantly), especially lower-cost non-U.S. jurisdictions. Any of these factors, in turn, could result in reductions in our sales prices and gross profit. This price competition has led to an increase in customer demands for downward price adjustments by pharmaceutical distributors. There can be no assurance that we will be able to compete successfully in the industry or that we will be able to develop and implement any new or additional strategies successfully.

        Some of our products, including Osmolex ER, VERT and Divigel, are reference listed drugs. Manufacturers may seek approval of generic versions of our reference listed drugs through the submission of ANDAs. In order to obtain approval of an ANDA, a generic manufacturer generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration, conditions of use and labeling as the reference listed drug, and that the generic version is bioequivalent to the reference listed drug, meaning that it is chemically identical and is absorbed in the body at the same rate and to the same extent. An ANDA applicant need not conduct its own clinical trials to demonstrate the safety or effectiveness of its generic product, but instead may rely on the prior findings of safety and effectiveness for the reference listed drug. As a result, generic products may be significantly less costly to bring to market than reference listed drugs, and companies that produce generic products are generally able to offer them at lower prices. Moreover, many states allow or require substitution of a therapeutically equivalent generic drug at the pharmacy level even if a reference listed drug is prescribed. Thus, following the introduction of a generic drug, a significant percentage of the market share of a reference listed drug may be lost to the generic product. Competition from generic versions of our products could negatively impact our future total revenues, profitability and cash flows. For example, both methylphenidate ER tablets and VERT have experienced, and are expected to continue to experience, significant pricing erosion due to additional competition from other generic pharmaceutical companies. Additionally, an AB-rated generic of Lorzone was approved on November 27, 2019, which may result in pricing and market share declines.

        Competition in the generic drug industry has also increased due to the proliferation of authorized generic pharmaceutical products. Authorized generics are generic pharmaceutical products that are introduced by brand companies, either directly or through third parties, under the brand's NDA approval for its own branded drug. Authorized generics, which have already been approved for marketing under the brand's NDA, are not prohibited from sale during the 180-day marketing exclusivity period granted to the first-to-file ANDA applicant. The sale of authorized generics adversely impacts the market share of a generic product that has been granted 180 days of marketing exclusivity. This is a significant source of competition for companies that have been granted 180 days of marketing exclusivity, because an authorized generic can materially decrease the profits that such a company could receive as an otherwise exclusive marketer of a product. Branded drug product companies may also reduce the price of their branded drug products to compete directly with generic drug products entering the market, which would similarly have the effect of reducing gross profit. Such actions have the effect of reducing the potential market share and profitability of generic products and may inhibit the development and introduction of generic pharmaceutical products corresponding to certain branded drugs.

As our competitors introduce their own generic equivalents of our generic pharmaceutical products, our revenues and gross profit from such products generally decline, often rapidly.

        Revenues and gross profit derived from generic pharmaceutical products often follow a pattern based on regulatory and competitive factors that we believe are unique to the generic pharmaceutical industry. As the patent for a brand name product or the statutory marketing exclusivity period (if any) expires, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for their own generic versions, that market share and the price of that product will typically decline depending on several factors, including the number of competitors, the price of the branded product and the pricing strategy of the new competitors. For example, our revenue from methylphenidate ER declined 45% in the first nine months of 2019 compared to the same period in 2018 due to price erosion as result of generic competition from other pharmaceutical companies. Additionally, we are experiencing, and expect to continue to experience, significant price and market pressure for VERT. We cannot provide assurance that the number of competitors with such products will not increase to such an extent that we may stop marketing a product for which we previously obtained approval, which may have a material adverse impact on our total revenues and gross profit.

Our branded pharmaceutical expenditures may not result in commercially successful products.

        Commercializing branded products is more costly than generic products. We have made significant investments in the development, launch and commercialization of branded products. This has led to increased infrastructure costs. We cannot be certain that these business expenditures will result in the successful development or launch of branded products or will improve the long-term profitability of our business. Just as our generic products take market share from the corresponding branded products, we will confront the same competitive pressures from other generic pharmaceutical companies that may seek to introduce generic versions of our branded products. Generic products generally are sold at a significantly lower cost than the branded version, and, where available, may be required or encouraged in preference to the branded version under third-party reimbursement programs, or may be required by law to be substituted for branded versions by pharmacies. Competition from generic equivalents, accordingly, could have an adverse effect on our branded products. While we have endeavored (with our relevant development and manufacturing partners, as applicable) to protect our branded assets by incorporating specialized manufacturing processes and by securing regulatory exclusivities and intellectual property protections, such exclusivities and protections are subject to expiry and to legal challenges.

        We continue to consider product or business acquisitions or licensing arrangements to expand our product line. The success of our branded products will be based largely on the successful commercialization of our existing products, the identification of products for acquisition or future development and the acquisition or in-licensing of new product opportunities. Our current and future investments in acquisition or license arrangements may not lead to expected, adequate or any returns on investment. We also may not be able to execute future license or acquisition agreements on reasonable or favorable terms in order to continue to grow or sustain our branded products. In addition, we cannot be certain that our branded product expenditures will result in commercially successful launches of these products or will improve the long-term profitability of our branded products. Any future commercialization efforts that do not meet expectations could result in a write-down of assets related to the relevant products.

A business interruption at our manufacturing facility in Marietta, Georgia, our warehouses in Sayreville, New Jersey and Tampa, Florida or at facilities operated by third parties that we rely on could have a material adverse effect on our business, financial condition and results of operations.

        We produce all of the products that we manufacture at our manufacturing facility in Marietta, Georgia, and our inventory passes through our warehouses in Sayreville, New Jersey and Tampa, Florida. These facilities, or the facilities of third parties that we rely on for the development, supply, marketing or distribution of raw materials or finished products, could be subject to earthquakes, power shortages, telecommunications failures, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. A significant disruption at any of these facilities, even on a short-term basis, could impair our ability to produce and ship products to the market on a timely basis, which could have a material adverse effect on our business, financial condition and results of operations.

We may experience declines in the sales volume and prices of our products as a result of the continuing trend of consolidation of certain customer groups, which could have a material adverse effect on our business, financial position and results of operations.

        Our ability to successfully commercialize any generic or branded product depends in large part upon the acceptance of the product by third parties, including pharmacies, government formularies, other retailers, physicians and patients. Therefore, our success will depend in large part on market acceptance of our products. We make a significant amount of our sales to a relatively small number of drug wholesalers and retail drug chains. These customers represent an essential part of the distribution chain of our pharmaceutical products. Drug wholesalers and retail drug chains have undergone, and are continuing to undergo, significant consolidation. This consolidation may result in these groups gaining additional purchasing leverage and consequently increasing the product pricing pressures facing our business. Additionally, the emergence of large buying groups representing independent retail pharmacies and other drug distributors, and the prevalence and influence of MCOs and similar institutions, potentially enable those groups to demand larger price discounts on our products. For example, there has been a recent trend of large wholesalers and retailer customers forming partnerships, such as the alliance between Walgreens and AmerisourceBergen Corporation, the alliance between Rite Aid and McKesson Drug Company and the alliance between CVS and Cardinal Health. The result of these developments may have a material adverse effect on our business, financial condition and results of operations.

We depend to a large extent on third-party suppliers and distributors for the raw materials for our products, particularly the chemical compounds comprising the API used in our products, as well as suppliers and distributors for certain finished goods. A prolonged interruption in the supply of such products could have a material adverse effect on our business, financial position and results of operations.

        We purchase raw materials, including API, and finished goods from both U.S. and non-U.S. companies. If we experience supply interruptions or delays, we may have to obtain substitute materials or products, which in turn would require us to obtain amended or additional regulatory approvals, subjecting us to additional expenditures of significant time and resources. We may source raw materials or API from a single source, which increases the risk to our business if supply from that source is interrupted. For example, Orion Corporation is our only supplier of Divigel, Nephron Pharmaceuticals Corporation is our only supplier of RVL-1201 and Mallinckrodt LLC is our only supplier of the API currently used in methylphenidate ER (including M-72). We also contract with third parties to distribute finished products, including Lannett Company, Inc. for oxybutynin ER and nifedipine ER.

        Further, third parties with whom we have agreements may allege that we have failed to perform our obligations under such agreements and we may become involved in lawsuits or other proceedings related to such agreements. For example, we had previously been engaged in discussions with Albion Laboratories, Inc. regarding potential disputes over the fulfillment of obligations under agreements for the supply of raw materials. If any dispute with a third-party supplier or distributor were determined adversely to us, it could have a material adverse effect on our business, financial position and results of operations.

        In addition, changes in our raw material suppliers, including suppliers of API, could result in significant delays in production, higher raw material costs and loss of sales and customers, because regulatory authorities must generally approve raw material sources for pharmaceutical products, which may be time consuming. Any significant supply interruption could have a material adverse effect on our business, research and development programs, financial condition, prospects and results of operations. Because the federal drug approval application process requires specification of raw material suppliers, if raw materials from a specified supplier were to become unavailable, FDA approval of a new supplier may be required. A delay in the manufacture and marketing of the drug involved while a new supplier becomes approved by the FDA and its manufacturing process is determined to meet FDA standards could, depending on the particular product, have a material adverse effect on our results of operations and financial condition. Generally, we attempt to mitigate the potential effects of any such situation by providing for, where economically and otherwise feasible, two or more suppliers of raw materials for the drugs that we manufacture. In addition, we may attempt to enter into a contract with a raw material supplier in an effort to ensure adequate supply for certain of our products.

We depend on third-party agreements for a portion of our product offerings and product candidates, including certain key products, and any failure to maintain these arrangements or enter into similar arrangements with new partners could result in a material adverse effect.

        We have broadened our product offering by entering into a variety of third-party agreements covering a combination of joint development, supply, marketing and distribution of products. For example, we have entered into an agreement with Mallinckrodt LLC for the development and supply of API used in methylphenidate ER (including M-72) products that we manufacture at our manufacturing facility in Marietta, Georgia. For the nine months ended September 30, 2019, 36% of our total revenues were generated from products manufactured under contract or under license. We cannot provide assurance that the development, manufacturing or supply efforts of our contractual partners will continue to be successful, that we will be able to maintain or renew such agreements or that we will be able to enter into new agreements for additional products. These third parties may also exercise their rights to terminate these agreements or may fail to perform their obligations as required under these agreements. Alternatives for some of these agreements may not be easily available.

        Any alteration to or termination of our current distribution and marketing agreements, any failure to enter into new and similar agreements, any disputes regarding our agreements with third parties, whether or not such disputes result in litigation, any failure to fulfill obligations by a third party, or any other interruption of our product supply under the distribution and marketing agreements, could materially adversely affect our business, financial condition, prospects and results of operations.

If we are unable to develop or maintain our sales capabilities, we may not be able to effectively market or sell our products.

        For the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, we spent $39.6 million, $42.5 million and $33.1 million, respectively, on sales and marketing. As we gain approval and launch new products, we will invest in expanding our sales and marketing organization into new areas such as Parkinson's disease, multiple sclerosis and ophthalmology. We face a number of risks in developing or maintaining internal sales and marketing capabilities, including:

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  not being able to attract talented and qualified personnel to build an effective marketing or sales force capability;

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  the cost of establishing a marketing and sales force capability may not be justified in light of the total revenues generated from our products; and

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  our direct sales and marketing efforts may not be successful.

        If we are unable to establish or maintain adequate sales and marketing capabilities or are unable to do so in a timely manner, our ability to generate revenues and profits from our products will be limited and this could have a material adverse effect on our business, financial position and results of operations.

Our future success depends on our ability to attract and retain key employees and consultants.

        Our future success depends, to a substantial degree, upon the continued service of the key members of our management team. The loss of the services of key members of our management team, including Brian Markison, Tina deVries, Andrew Einhorn and James Schaub, or their inability to perform services on our behalf could have a material adverse effect on our business, financial condition, prospects and results of operations. Our success also depends, to a large extent, upon the contributions of our sales, marketing, scientific and quality assurance staff. We compete for qualified personnel against other brand and generic pharmaceutical manufacturers that may offer more favorable employment opportunities. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we could experience constraints that would adversely affect our ability to sell and market our products effectively and to support our research and development programs. In particular, sales and marketing efforts depend on the ability to attract and retain skilled and experienced sales, marketing and quality assurance representatives. Although we believe that we have been successful in attracting and retaining skilled personnel in all areas of our business, we cannot provide assurance that we can continue to attract, train and retain such personnel. Any failure in this regard could limit our ability to generate sales and develop or acquire new products.

Any acquisitions we may undertake in the future involve numerous risks, including the risks that we may be unable to integrate the acquired products or businesses successfully and that we may assume liabilities that could adversely affect us.

        We may acquire products or businesses. For example, in October 2017, we acquired the rights to RVL-1201. Acquisitions involve numerous risks, including operational risks associated with the integration of acquired businesses or products. These risks include, but are not limited to:

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  difficulties in achieving identified revenue synergies, growth opportunities, operating synergies and cost savings;

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  difficulties in assimilating the personnel, operations and products of an acquired company, and the potential loss of key employees;

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  difficulties in consolidating information technology platforms, business applications and corporate infrastructure;

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  difficulties in integrating our corporate culture with local customs and cultures;

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  possible overlap between our products or customers and those of an acquired entity that may create conflicts in relationships or other commitments detrimental to the integrated businesses;

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  difficulties in obtaining approval from governmental authorities such as the Federal Trade Commission, or FTC;

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  our inability to achieve expected total revenues and gross profit for any products we may acquire;

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  possible contingent liability that includes, among others, known or unknown environmental, patent or product liability claims;

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  the diversion of management's attention from other business concerns; and

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  risks and challenges of entering or operating in markets in which we have limited or no prior experience, including the unanticipated effects of export controls, exchange rate fluctuations, foreign legal and regulatory requirements, and political and economic conditions.

        In addition, non-U.S. acquisitions involve numerous additional risks, including those related to the potential absence or inadequacy of policies and procedures sufficient to assure compliance by a non-U.S. entity with U.S. regulatory and legal requirements. There can be no assurance that we will not be subject to liability arising from conduct which occurred prior to our acquisition of any entity.

        We incur significant transaction costs associated with our acquisitions, including substantial fees for investment bankers, attorneys, and accountants. Any acquisition could result in our assumption of unknown or unexpected, and potentially material, liabilities. Additionally, in any acquisition agreement, the negotiated representations, warranties and agreements of the selling parties may not entirely protect us, and liabilities resulting from any breaches may not be subject to indemnification by the suing parties and could exceed negotiated indemnity limitations. These factors could impair our growth and ability to compete, divert resources from other potentially more profitable endeavors, or otherwise cause a material adverse effect on our business, financial condition and results of operations.

        The financial statements of the companies we have acquired or may acquire in the future are prepared by management of such companies and are not independently verified by our management. In addition, any pro forma financial statements prepared by us to give effect to such acquisitions may not accurately reflect the results of operations of such companies that would have been achieved had the acquisition of such entities been completed at the beginning of the applicable financial reporting periods. Finally, we cannot guarantee that we will continue to acquire businesses at valuations consistent with our prior acquisitions or that we will complete acquisitions at all.

We may make acquisitions of, or investments in, complementary businesses or products, which may be on terms that may not turn out to be commercially advantageous, may require additional debt or equity financing, and may involve numerous risks, including those set forth above. We may also divest assets, which may not be commercially advantageous.

        We regularly review the potential acquisition of technologies, products, product rights and complementary businesses and are currently evaluating, and intend to continue to evaluate, potential product and company acquisitions and other business development opportunities. We may choose to enter into such transactions at any time. Nonetheless, we cannot provide assurance that we will be able to identify suitable acquisition or investment candidates. To the extent that we do identify candidates that we believe to be suitable, we cannot provide assurance that we will be able to reach an agreement with the selling party or parties, that the terms we may agree to will be commercially advantageous to us, or that we will be able to successfully consummate such investments or acquisitions even after definitive documents have been signed. If we make any acquisitions or investments, we may finance such acquisitions or investments through our cash reserves, debt financing (such as borrowings available to us under our senior secured credit facilities, including our revolving credit facility), which may increase our leverage, or by issuing additional equity securities, which could dilute the holdings of our then-existing shareholders. If we require financing, we cannot provide assurance that we will be able to obtain any required financing when needed on acceptable terms or at all. In addition, we may divest certain of our assets. Such divestitures may not be on favorable terms and the proceeds from such divestitures may not outweigh the benefit such divested assets could have provided to our business.

The use of legal, regulatory and legislative strategies by brand competitors, including authorized generics and citizen's petitions, as well as the potential impact of proposed legislation, may increase our costs associated with the introduction or marketing of our generic products, delay or prevent such introduction or significantly reduce the profit potential of our products.

        Brand drug companies often pursue strategies that may serve to prevent or delay competition from generic alternatives to their branded products. These strategies include, but are not limited to:

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  marketing an authorized generic version of a branded product at the same time that we introduce a generic equivalent of that product, directly or through agreement with a generic competitor;

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  filing citizen petitions with the FDA that may limit generic competition and result in delays of our product approvals;

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  using REMS-related distribution restrictions or other means of limiting access to their branded products to prevent us from obtaining product samples needed to conduct bioequivalence testing required for ANDA approval, thereby delaying or preventing us from obtaining FDA approval of a generic version of such branded products;

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  seeking to secure patent protection of certain "Elements to Assure Safe Use" of a REMS program, which are required medical interventions or other actions healthcare professionals need to execute prior to prescribing or dispensing the drug to the patient, in an attempt to prevent the generic company's ability to avoid infringement of the patents in question or secure approval;

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  seeking to establish regulatory and legal obstacles that would make it more difficult to demonstrate a generic product's bioequivalence or "sameness" to the related branded product;

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  initiating legislative and administrative efforts in various states to limit the substitution of generic versions of branded products for the corresponding branded products;

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  filing suits for patent infringement that automatically delay FDA approval of generic products;

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  introducing "next-generation" products prior to the expiration of market exclusivity for their branded product, which often materially reduces the demand for the generic product for which we may be seeking FDA approval;

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  obtaining extensions of market exclusivity by conducting clinical trials of branded drugs in pediatric populations or by other methods;

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  persuading the FDA to withdraw the approval of branded drugs for which the patents are about to expire, thus allowing the brand company to develop and launch new patented products serving as substitutes for the withdrawn products;

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  seeking to obtain new patents on drugs for which patent protection is about to expire;

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  filing patent applications that are more complex and costly to challenge;

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  seeking temporary restraining orders and injunctions against selling a generic equivalent of their branded product based on alleged misappropriation of trade secrets or breach of confidentiality obligations;

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  seeking temporary restraining orders and injunctions against a generic company that has received final FDA approval for a product and is attempting to launch an at risk product prior to resolution of related patent litigation;

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  reducing the marketing of the branded product to healthcare providers, thereby reducing the branded drug's commercial exposure and market size, which in turn adversely affects the market potential of the equivalent generic product; and

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  converting branded prescription drugs that are facing potential generic competition to over-the-counter products, thereby potentially blocking the sale of generic prescription drugs under the operation of the Durham-Humphrey amendments to the U.S. Federal Food, Drug, and Cosmetic Act, or FDCA, or significantly impeding the growth of the generic prescription market for the drugs.

        The FDCA provides for an additional six months of marketing exclusivity attached to another period of exclusivity, such as a five-year period of exclusivity granted to the first applicant to obtain approval of an NDA for a new chemical entity or if a sponsor conducts pediatric clinical trials in response to a written request from the FDA. Some companies have lobbied Congress for amendments to the Hatch-Waxman legislation that would give them additional advantages over generic competitors. For example, although the term of a company's drug patent can be extended to reflect a portion of the time an NDA is under regulatory review, some companies have proposed extending the patent term by a full year for each year spent in clinical trials, rather than the one-half year that is currently permitted. If proposals like these were to become effective, our entry into the market and our ability to generate revenues associated with new generic products may be delayed, reduced or eliminated, which could have a material adverse effect on our business, prospects and financial position.

We depend on our ability to protect our intellectual property and proprietary rights. We may not be able to keep our intellectual property and proprietary rights confidential and protect such rights.

        Our success depends on our ability to protect and defend the intellectual property rights associated with our current and future products. If we fail to protect our intellectual property adequately, competitors may manufacture and market products similar to, or that may be confused with, our products, and our generic competitors may obtain regulatory approval to make and distribute generic versions of our branded products. We cannot be certain that patents will be issued with respect to any of our patent applications or that any existing or future patents issued to or licensed by us will provide competitive advantages for our products or will not be challenged, invalidated, circumvented or held unenforceable in proceedings commenced by our competitors or other third parties. Furthermore, our patent rights may not prevent or limit our present and future competitors from developing, making, importing, using or commercializing products that are functionally similar to our products. Some of our products, including some of our promoted products, are not protected by patents at all.

        The patent position of companies in the pharmaceutical industry generally involves complex legal and factual questions, and has been and remains the subject of significant litigation in recent years. Legal standards relating to scope and validity of patent claims are evolving and may differ in various countries. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Any patents we have obtained, or may obtain in the future, may be challenged, invalidated or circumvented. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

        In addition to the above limitations, our patent protection outside the United States may be further limited. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States. We generally select to pursue patent protection in only a limited number of jurisdictions outside of the United States. Even where we wish to pursue protection, we may not be able to obtain patent protection for certain technology outside the United States. In addition, the laws of some countries do not protect intellectual property rights to the same extent as federal and state laws in the United States, even in jurisdictions where we do pursue patent protection. The laws of certain non-U.S. countries do not protect proprietary rights to the same extent or in the same manner as the U.S., and therefore we may encounter additional problems in protecting and defending our intellectual property in certain non-U.S. jurisdictions. Many companies have encountered significant problems in protecting and defending intellectual property rights in non-U.S. jurisdictions.

        Proceedings to enforce patent rights, whether in the United States or in non-U.S. jurisdictions, could: result in substantial costs and divert our efforts and attention from other aspects of our business; put our patents at risk of being invalidated or interpreted narrowly; put our patent applications at risk of not issuing; and provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded to us, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage.

        We also rely particularly on trade secrets, unpatented know-how and proprietary expertise and continuing innovation to develop and maintain our competitive position. We generally enter into confidentiality agreements with licensees, suppliers, employees, consultants and other parties. This is done in part because not all of our products are protected by patents. We cannot provide assurance that these agreements will not be breached. We also cannot be certain that we will have recourse to adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be sure that our trade secrets and proprietary technology will not be independently developed or otherwise become known by our competitors or, if patents are not issued with respect to internally developed products, that we will be able to maintain the confidentiality of information relating to these products. Efforts to enforce our intellectual property rights can be costly, time-consuming and ultimately unsuccessful. Any failure to adequately prevent disclosure of our know-how, trade secrets and other propriety information could have a material adverse impact on our business and our prospects.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        Periodic maintenance and annuity fees on any issued patent are due to be paid to the U.S. Patent and Trademark office, or the USPTO, and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse may, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly prepare and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our products or product candidates, our competitors might be able to enter the market, which would harm our business, prospects and financial position.

Our competitors or other third parties may allege that we, our suppliers or partners are infringing their intellectual property, forcing us to expend substantial resources in litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation, including losses related to "at-risk" product launches, could have a material adverse effect on our business, financial position and results of operations.

        Companies that produce branded products routinely bring litigation against entities selling or seeking regulatory approval to manufacture and market generic or other copies of their branded products, or products related to their branded products or technologies. These companies or other patent holders, including patent holders who do not have related products, may allege patent infringement or other violations of intellectual property rights. Patent holders may also bring patent infringement suits against companies that are currently marketing and selling an approved product, including an approved generic product. Litigation often involves significant expense and can delay or prevent introduction or sale of our generic or other products. For example, a certain period of delay may be statutorily prescribed, or a court could grant a patent holder injunctive relief for the period of the litigation. If third party patents are held valid, enforceable and infringed by our products, we may, unless we could obtain a license from the patent holder, need to delay selling our corresponding product, pay damages, and, if we are already selling our product, cease selling and potentially destroy existing product stock. These risks apply to our branded products as well as our generic products. Third parties, including our competitors, may allege that one of our branded products violates their patent rights, which would expose us to the same risks. A license may not be available from the patent holder on commercially reasonable terms, or at all. If available, we may choose to take a license under a third party's patent rights to resolve a dispute, even in the absence of a finding by a court that a patent is valid, enforceable and infringed.

        There may be situations in which we may make business and legal judgments to manufacture, market or sell products that are subject to claims of alleged patent infringement prior to final resolution of those claims by the courts, based upon our belief that such patents are invalid, unenforceable, or are not infringed by our manufacturing, marketing and sale of such products. This is referred to in the pharmaceutical industry as an "at-risk" launch. The risk involved in an at-risk launch can be substantial because, if a patent holder ultimately prevails against us, the remedies available to such holder may include, among other things, permanent injunctive relief preventing the sale of the product and damages measured as a reasonable royalty or by the profits lost by the patent holder, which can be significantly higher than the profits we make from selling our product. We could face substantial damages from adverse court decisions in such matters. We could also be at risk for the value of such inventory that we are unable to market or sell.

        Upon receipt of approval for Osmolex ER from the FDA, we filed a declaratory judgment action against Adamas Pharmaceuticals, Inc. and Adamas LLC, which we collectively refer to as Adamas, on February 16, 2018 in the U.S. District Court for the District of Delaware seeking a declaratory judgment that Osmolex ER does not infringe, directly or indirectly, any valid and enforceable claim of any of the 11 patents enumerated in our complaint. On September 20, 2018, Adamas filed an amended answer with counterclaims alleging infringement of certain patents included in our complaint and requesting that the court grant Adamas damages, injunctive relief and attorneys' fees. Adamas commercializes a different amantadine product, an extended-release capsule marketed and sold as Gocovri®. We intend to vigorously defend our rights to commercialize Osmolex ER free and clear of any of these patents. However, this litigation is ongoing. If Adamas's counterclaims for infringement are successful, we could be subject to liability for damages, potentially including lost profits damages or reasonable royalties, and also injunctive relief, as discussed above, and the other risks associated with patent litigation, which could have an adverse effect on our business, financial position and results of operations. For more information on our material pending litigation, see "Business—Legal Proceedings."

If we fail to comply with our obligations in the agreements under which we license rights from third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

        We are a party to a number of licenses that are important to our business and expect to enter into additional licenses in the future. Our existing license agreements impose, and we expect that future license agreements will impose, on us various development, regulatory and commercial diligence obligations, payment of milestones or royalties and other obligations. Additionally, existing or future license agreements may include a sublicense from a third party that is not the original licensor of the intellectual property at issue. Under such an agreement, we must rely on our licensor to comply with their obligations under the primary license agreements under which such third party obtained rights in the applicable intellectual property, where we may have no relationship with the original licensor of such rights. If our licensors fail to comply with their obligations under these upstream license agreements, the original third-party licensor may have the right to terminate the original license, which may terminate our sublicense. If this were to occur, we would no longer have rights to the applicable intellectual property unless we are able to secure our own direct license with the owner of the relevant rights, which we may not be able to do at a reasonable cost, on reasonable terms or at all, and this may impact our ability to continue to develop or commercialize our products incorporating the relevant intellectual property. If we fail to comply with our obligations under our license agreements, or we are subject to a bankruptcy or insolvency, the licensor may have the right to terminate the license. In the event that any of our existing or future important licenses were to be terminated by the licensor, we would likely need to cease further development and commercialization of the related program or be required to spend significant time and resources to modify the program to not use the rights under the terminated license. In the case of marketed products that depend upon a license agreement, we could be required to cease our commercialization activities, including sale of the affected product.

        Disputes may arise between us and any of our licensors regarding intellectual property subject to such agreements, including:

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  the scope of rights granted under the agreement and other interpretation-related issues;

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  whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;

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  our right to sublicense patent and other rights to third parties;

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  our diligence obligations with respect to the use of the licensed intellectual property, and what activities satisfy those diligence obligations;

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  the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us, should any such joint creation occur;

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  our right to transfer or assign the license; and

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  the effects of termination.

        These or other disputes over intellectual property that we have licensed or acquired may prevent or impair our ability to maintain our current arrangements on acceptable terms, or may impair the value of the arrangement to us. Any such dispute, or termination of a necessary license, could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

        We may be subject to claims that our employees or we have inadvertently or otherwise used intellectual property, including trade secrets or other proprietary information, of any such employee's former employer. We may also in the future be subject to claims that we have caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these potential claims.

        In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, such employees and contractors may breach the agreement and claim the developed intellectual property as their own.

        If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A court could prohibit us from using technologies or features that are essential to our products if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and could be a distraction to our management team. In addition, any litigation or threat thereof may adversely affect our ability to hire employees or contract with independent service providers. Moreover, a loss of key personnel or their work product could hamper or prevent our ability to commercialize our products.

We may be subject to claims challenging the inventorship or ownership of our owned or in-licensed patent rights and other intellectual property.

        We generally enter into confidentiality and intellectual property assignment agreements with our employees and consultants. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership of inventions. The owners of intellectual property in-licensed to us could also face such claims. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we or our licensors are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

Any trademarks we may obtain may be infringed or successfully challenged, resulting in harm to our business.

        We rely on trademarks as one means to distinguish our products and product candidates from the products of our competitors. Our trademark applications may not result in registered trademarks. Third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in substantial cost, loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks, and we may not have adequate resources to enforce our trademarks. Even if we are successful in defending the use of our trademarks or preventing third parties from infringing our trademarks, resolution of such disputes may result in substantial costs.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

        Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. The size and complexity of our information technology systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors, from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, "hacktivists," nation states and others. As a global pharmaceutical company, our systems are subject to frequent attacks. Due to the nature of some of these attacks, there is a risk that they may remain undetected for a period of time. Service interruptions could also result from intentional or accidental physical damage to our systems infrastructure maintained by us or by third parties. Maintaining the secrecy of this confidential, proprietary, or trade secret information is important to our competitive business position. While we have taken steps to protect such information and invested in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other reason, could enable others to produce competing products, use our proprietary technology or information, or adversely affect our business or financial condition. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations or cash flow.

Risks related to our industry

Our profitability depends on coverage and reimbursement by governmental authorities, private health plans such as MCOs and other third-party payors; healthcare reform and other future legislation creates uncertainty and may lead to reductions in coverage or reimbursement levels.

        We have obtained coverage and reimbursement at varying levels for our products from governmental payors, private health insurers and other third-party payors such as MCOs. There is no assurance, however, that any drug that we market will be covered by any third-party payor, or that, once a coverage determination has been made, the third-party payor will offer an adequate reimbursement level for our product. Third-party payors may limit coverage to specific products on an approved formulary, which might not include all of the approved products for a particular indication. In determining whether to approve reimbursement for our products and at what level, we expect that third-party payors will consider factors that include the efficacy, cost effectiveness and safety of our products, as well as the availability of other treatments including other generic prescription drugs and over-the-counter alternatives. Further, in order to obtain and maintain acceptable reimbursement levels and access for patients at copay levels that are reasonable and customary, we may face mounting pressure to offer discounts or rebates from list prices; to increase existing discounts and rebates; to offer discounts and rebates to a greater number of third-party payors; or to implement other unfavorable pricing modifications. Obtaining and maintaining favorable reimbursement can be a time consuming and expensive process, and there is no guarantee that we will be able to negotiate or continue to negotiate pricing terms with third-party payors at levels that are profitable to us, or at all. Additionally, any reimbursement granted may not be maintained, or limits on reimbursement available from third-party payors may reduce the demand for, or negatively affect the price of those products, and could significantly harm our business, results of operations, financial condition and cash flows.

        In particular, there is no assurance that drug plans participating under the Medicare Part D program will offer our products, or of the terms of any such coverage, or that covered drugs will be reimbursed at amounts that reflect current or historical levels. Medicare Part D is a voluntary outpatient prescription drug benefit for Medicare beneficiaries (primarily the elderly over 65 and the disabled). These beneficiaries may enroll in private drug plans. There are multiple types of Medicare Part D plans and numerous plan sponsors, each with its own formulary and product access requirements. The plans have considerable discretion in establishing formularies and tiered co-pay structures and in placing prior authorization and other restrictions on the utilization of specific products. In addition, Medicare Part D plan sponsors are permitted and encouraged to negotiate rebates with manufacturers. The Medicare Part D program is administered by the CMS within the Department of Health and Human Services, or HHS.

        Since Medicare Part D was first established in 2006, CMS has issued extensive regulations and other sub-regulatory guidance documents implementing the Medicare Part D benefit, and the HHS Office of Inspector General, or OIG, has issued regulations and other guidance in connection with the Medicare Part D program. The federal government may continue to issue guidance and regulations regarding the obligations of Part D sponsors and their subcontractors that affect program coverage of pharmaceutical products or their reimbursement levels. In addition, participating drug plans may establish drug formularies that exclude coverage of specific drugs, and payment levels for drugs negotiated with Part D drug plans may be lower than reimbursement levels available through private health plans or other payors. Moreover, beneficiary co-payment requirements could influence which products are recommended by physicians and selected by patients.

        There is no assurance that Medicaid programs will continue to offer coverage, and adequate reimbursement levels, for our pharmaceutical products. Most state Medicaid programs have established preferred drug lists, and the process, criteria and timeframe for obtaining placement on the preferred drug list varies from state to state. For drugs not on the preferred drug list, the prescriber may have to request and obtain prior authorization in order for the drug to be covered. Under the Medicaid drug rebate program, a manufacturer must pay a rebate for Medicaid utilization of a product. The rebate for single source products (including authorized generics) is based on the greater of (i) a specified percentage of the product's average manufacturer price or (ii) the difference between the product's average manufacturer price and the best price offered by the manufacturer. The rebate for multiple source products is a specified percentage of the product's average manufacturer price. In addition, many states have established supplemental rebate programs as a condition for including a drug product on a preferred drug list. The profitability of our products may depend on the extent to which they appear on the preferred drug lists of a significant number of state Medicaid programs and the amount of the rebates that must be paid to such states. In addition, there is significant fiscal pressure on the Medicaid program, and legislative action to lower the pharmaceutical costs of the program are possible. By way of example, recent legislation enacted in 2019 revises how certain prices are calculated under the Medicaid Drug Rebate Program, a revision that the Congressional Budget Office has estimated will save the federal government approximately $3 billion in the next ten years. Any new legislative action could materially adversely affect our anticipated total revenues and results of operations.

        In addition, third-party payors are increasingly challenging pricing of pharmaceutical products, and imposing controls to manage costs. For example, we were subject to an audit by the Office of Inspector General related to purported overcharges with respect to the prices of VERT that were purchased by the U.S. Department of Veterans Affairs. Although we believe that the prices we charged in these transactions were appropriate and have settled this matter, an adverse determination of other audits could result in the imposition of significant financial penalties, which could have a material adverse impact on our results of operations and financial condition.

        The trend toward managed healthcare in the United States and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand. The ACA was signed into law in March 2010. A number of provisions of the ACA continue to have a negative impact on the price of our products sold to U.S. government entities. As examples, the legislation includes measures that (i) significantly increase Medicaid rebates through both the expansion of the program and significant increases in rebates; (ii) substantially expand the Public Health System (340B) program to allow more entities to purchase prescription drugs at substantial discounts; (iii) extend the Medicaid rebate to utilization under Managed Medicaid; (iv) require manufacturers to provide point of sale discounts on Medicare Part D beneficiary spending in the coverage gap for branded and authorized generic prescription drugs (which discount was increased effective in 2019); and (v) levy a significant excise tax on the industry to fund the healthcare reform. Such cost containment measures and healthcare reform may affect our ability to sell our products and could have a material adverse effect on our business, results of operations and financial condition.

        Executive, legislative and judicial action subsequent to the enactment of the ACA has sought to repeal, modify or delay implementation of the ACA. Tax reform legislation enacted in 2017 removed the tax penalty applicable to the "individual mandate," which requires Americans to carry a minimal level of health insurance. Starting in 2019, the tax penalty for not carrying such insurance is zero. Effective January 1, 2019, the point-of-sale discount that pharmaceutical manufacturers who participate in Medicare Part D must provide to Medicare Part D beneficiaries in the coverage gap was increased from 50% to 70%.

        The Trump Administration has also taken executive actions to undermine or delay implementation of the ACA. In January 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. In October 2017, the President signed a second Executive Order allowing for the use of association health plans and short-term health insurance, which may provide fewer health benefits than the plans sold through the ACA exchanges. At the same time, the Administration announced the discontinuance of the payment of cost-sharing reduction, or CSR, payments to insurance companies until Congress approves the appropriation of funds for such CSR payments. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA. There have also been judicial challenges of the ACA. In December 2018, a federal district court found the ACA unconstitutional in its entirety. In December 2019, a federal court of appeals held that only the individual mandate was unconstitutional, but remanded the case back to the district court to determine whether the remaining provisions of the ACA were nonetheless valid. Pending appeals, the ACA remains operational.

        Future healthcare legislation could also have a significant impact on our business. There is uncertainty with respect to the impact these changes, if any, may have, and any changes likely will take time to unfold. Any additional federal healthcare reform measures adopted in the future could limit the amounts that federal and state governments will pay for healthcare products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce our profitability. Due to the uncertainties regarding the outcome of future healthcare reform initiatives and their enactment and implementation, we cannot predict which, if any, of the future reform proposals will be adopted or the effect such adoption may have on us.

        In addition, other broader legislative changes have been adopted that could have an adverse effect upon, and could prevent, our products' commercial success. The Budget Control Act of 2011, as amended, or the Budget Control Act includes provisions intended to reduce the federal deficit, including reductions in Medicare payments to providers through 2029. Any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs, or any significant taxes or fees imposed as part of any broader deficit reduction effort or legislative replacement to the Budget Control Act, or otherwise, could have an adverse impact on our anticipated product revenues.

There has been heightened public pressure and government scrutiny over pharmaceutical pricing practices, which may negatively impact our ability to generate revenues from our products, which could result in material adverse effects to our business, financial position and results of operations.

        There has been heightened governmental scrutiny recently over pharmaceutical pricing practices in light of the rising cost of prescription drugs. Such scrutiny has resulted in several Congressional inquiries in recent years and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing; review the relationship between pricing and manufacturer patient assistance programs, reduce the costs of drugs under Medicare, and reform government program reimbursement methodologies for drug products. At the federal level, Congress and the Trump Administration have each indicated an intent to continue to seek new legislative or administrative measures to control drug costs. In late 2019, there were various proposed bills in Congress that focused on drug pricing reform and federal agencies have also proposed various reforms to address drug costs. At the state level, legislatures have become increasingly active in passing, or seeking to pass, legislation and regulations designed to control pharmaceutical and biological product pricing, including laws establishing maximum drug reimbursement rates for governmental or other payors within a state, laws limiting consumer copayment obligations, transparency and disclosure measures related to drug price increases and laws seeking to encourage drug importation from other countries and bulk purchasing. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Any downward pricing pressure on the price of certain of our products arising from social or political pressure to lower the cost of pharmaceutical products could have a material adverse impact on our business, results of operations and financial condition.

        There has also been increasing U.S. federal and state enforcement interest with respect to drug pricing. For instance, the DOJ issued subpoenas to pharmaceutical companies, seeking information about the sales, marketing and pricing of certain generic drugs. In addition to the effects of any investigations or claims brought against us, our business, results of operations and financial condition could also be adversely affected if any such inquiries, of us or of other pharmaceutical companies or the industry more generally, were to result in legislative or regulatory proposals that limit our ability to increase the prices of our products.

Certain prescription product coding databases may choose to reclassify prescription dietary supplements as non-prescription, or over-the-counter, which may result in limited or no insurance coverage for these products and a decrease in utilization of such products.

        Many private and government insurance plans refer to product listing databases to determine whether or not a product is a prescription product, a non-prescription, or over-the-counter product or a medical food product. How a product is listed in these databases impacts whether or not a product is covered by insurance, or whether it receives limited coverage, as many payors may choose not to cover over-the-counter products. For example, on May 15, 2017, First Databank, a prescription coding database, announced that starting in June 2017 it would classify all dietary supplements as non-prescription. Several companies have sued First Databank, in an effort to prevent or delay the implementation of the reclassification. Subsequently, First Databank proceeded with reclassifying prenatal and non-prenatal dietary supplements to non-prescription which affected some of our products. Payors, however, are not bound by the listing databases and may still decide to cover prenatal supplements. If other listing databases were to re-classify all dietary supplements, including prenatal dietary supplements, as non-prescription or over-the-counter, this could prevent insurance coverage for our prescription prenatal dietary supplements and negatively impact our future total revenues, profitability and cash flows.

We are subject to extensive governmental regulation and we face significant uncertainties and potentially significant costs associated with our efforts to comply with applicable regulations. Any non-compliance may result in fines or other sanctions, including debarment, product seizures, product recalls, injunctive actions and criminal prosecutions, which could result in material adverse effects to our business, financial position and results of operations.

        The pharmaceutical industry operates in a highly regulated environment subject to the actions of courts and governmental agencies that influence the ability of a company to successfully operate its business and is subject to regulation by various governmental authorities at the federal, state and local levels with respect to the development, manufacture, labeling, sale, distribution, marketing, advertising and promotion of pharmaceutical products. As a pharmaceutical manufacturer and distributor, we are subject to extensive regulation by the federal government, principally the FDA and the DEA, as well as by state governments.

        The FDCA, the Controlled Substances Act, the Generic Drug Enforcement Act of 1992, or the Generic Drug Act, and other federal, state and local statutes and regulations govern the testing, manufacture, safety, labeling, storage, disposal, tracking, recordkeeping, approval, advertising and promotion (including to the healthcare community) of our products. If we, our products, the manufacturing facilities for our products, our CROs, or other persons or entities working on our behalf fail to comply with applicable regulatory requirements either before or after marketing approval, a regulatory agency, such as the FDA, may, depending on the stage of product development and approval, revoke, withdraw, or suspend approvals of previously approved products for cause, debar companies and individuals from participating in the drug-approval process, request or in certain circumstances mandate recalls of allegedly violative products, seize allegedly violative products, issue Warning Letters or Untitled Letters, mandate modifications to promotional materials or require the provision of corrective information to healthcare practitioners, amend and update labels or package inserts, suspend or terminate any ongoing clinical trials, refuse to approve pending applications or supplements to applications filed, refuse to allow entry into government contracts, obtain injunctions to close manufacturing plants allegedly not operating in conformity with FDA's cGMP requirements, stop shipments of allegedly violative products, impose fines perhaps significant in amount, require entry into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance and other sanctions imposed by courts or regulatory bodies, including criminal prosecutions. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring product recall, notice to physicians, withdrawal of the product from the market or suspension of manufacturing. From time to time, we have voluntarily recalled our products and may do so in the future. For example, we had three recalls of methylphenidate ER to the wholesale level. These recalls were each based on complaints received that indicated that a bottle had contained one tablet with the incorrect dosage strength. Our investigation revealed that the incorrect tablets were likely introduced at the first coating step of the manufacturing process and determined that the issue posed no potential risk to patients. In addition, in August 2017, we initiated a recall to the retail level of the prescription dietary supplement product, Zatean pN DHA because the product labeling listed an incorrect food coloring as one of the excipient ingredients.

        Because of the chemical ingredients of pharmaceutical products and the nature of the manufacturing process, the pharmaceutical industry is subject to extensive environmental laws and regulation and the risk of incurring liability for damages and the costs of remedying environmental problems. These requirements include regulation of the handling, manufacture, transportation, storage, use and disposal of materials, including the discharge of hazardous materials and pollutants into the environment. In the normal course of our business, we are exposed to risks relating to possible releases of hazardous substances into the environment, which could cause environmental or property damage or personal injuries, and which could result in (i) our noncompliance with such environmental and occupational health and safety laws and regulations and (ii) regulatory enforcement actions or claims for personal injury and property damage against us. If an unapproved or illegal environmental discharge or accident occurred or if we were to discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, then we could be liable for cleanup, damages or fines, which could have a material adverse effect on our business, financial position, results of operations and cash flow. In the future, we may be required to increase expenditures in order to remedy environmental problems or comply with changes in applicable environmental laws and regulations. We could also become a party to environmental remediation investigations and activities. These obligations may relate to sites that we currently or in the future may own or lease, sites that we formerly owned or operated, or sites where waste from our operations was disposed. Additionally, if we fail to comply with environmental regulations to use, discharge or dispose of hazardous materials appropriately or otherwise to comply with the provisions of our operating licenses, the licenses could be revoked, and we could be subject to criminal sanctions or substantial civil liability or be required to suspend or modify our manufacturing operations. We currently operate in Florida, Georgia, New Jersey and North Carolina, and in overseas jurisdictions including Argentina and Hungary, and we are required to comply with the laws and regulations of those states or overseas jurisdictions in addition to any federal laws and regulations. We may in the future establish or acquire operations in other jurisdictions subject to equally or more stringent laws and regulations. Stricter environmental, safety and health laws and enforcement policies could result in substantial costs and liabilities to us, and could subject our handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than is currently the case. Consequently, compliance with these laws could result in significant capital expenditures, as well as other costs and liabilities, which could materially adversely affect us.

        As part of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, companies are now required to file with the FTC and the DOJ certain types of agreements entered into between brand and generic pharmaceutical companies related to the settlement of patent litigation or the manufacture, marketing and sale of generic versions of branded drugs. This requirement could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities. The potential for FTC investigations and litigation and private-party lawsuits associated with arrangements between brand and generic drug manufacturers could adversely affect our business. In recent years, the FTC has expressed its intention to take aggressive action to challenge settlements that include an alleged payment from the brand company to the generic company (so-called "pay for delay" patent litigation settlements) and to call on legislators to pass stronger laws prohibiting such settlements. In 2013, the U.S. Supreme Court held that certain of such settlements could violate anti-trust laws and must be evaluated under a "rule of reason" standard of review.

        We are subject to the effects of changes in statutes, regulations and interpretative guidance that may adversely affect our business and that could require us to devote increased time and resources to our compliance efforts, which may not be successful. Any changes in statutes, regulations or interpretative guidance could have a material adverse effect on our business, financial condition, prospects and results of operations.

        We also cannot predict the likelihood, nature or extent of adverse government regulation that may arise from pending or future legislation or administrative action, either in the United States or abroad. Namely, the Trump Administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA's ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will affect the FDA's ability to exercise its regulatory authority. If these executive actions impose constraints on the FDA's ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted, and if we are not able to achieve and maintain regulatory compliance, we may not be permitted to market our products or product candidates, which would adversely affect our ability to generate revenues and achieve or maintain profitability.

        These risks, along with others, have the potential to materially and adversely affect our business, financial position, results of operations and prospects. Although we have developed compliance programs to address the regulatory environment, there is no guarantee that these programs will meet regulatory agency standards now or in the future. Additionally, despite our efforts at compliance, there is no guarantee that we may not be deemed to be deficient in some manner in the future. If we are deemed to be deficient in any significant way, our business, financial position and results of operations could be materially affected.

        The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our dietary supplements are also subject to regulation by numerous national and local governmental agencies, including the FDA and FTC. Failure to comply with regulatory requirements pertaining to any of our products, including prescription drugs and dietary supplements, may result in various types of penalties or fines. These include injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Individual U.S. states also regulate dietary supplements. A state may seek to interpret claims or products presumptively valid under federal law as illegal under that state's regulations. Any or all of these requirements could have a material adverse effect on us. In addition, the FDA's policies may change and additional government regulations could impose more stringent product labeling and post-marketing testing and other requirements. For example, the FDA has stated that there is no specific upper limit on the amount of folic acid permitted in dietary supplements. If the FDA were to regulate products with higher amounts of folic acid as drugs, it may require us to stop marketing and selling certain dietary supplement products. There can be no assurance that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on us.

The drug regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

        The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable and typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's clinical development and may vary among jurisdictions.

        Our product candidates could fail to receive regulatory approval for many reasons. For example:

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  the FDA or comparable foreign regulatory authorities may disagree that our product candidates meet the criteria for the NDA or ANDA regulatory pathway or foreign regulatory pathways;

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  we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective or chemically identical and bioequivalent to its branded reference product for its proposed indication;

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  the results of any clinical trials we conduct may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

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  we may be unable to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;

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  the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third party manufacturers with which we contract for clinical and commercial supplies; and

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  the approval policies or regulations of the FDA or comparable foreign regulatory authorities may change significantly in a manner rendering our clinical data insufficient for approval.

        This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market certain of our product candidates, which would harm our business, results of operations and prospects significantly. In addition, even if we obtain approval for our product candidates, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could harm the commercial prospects for our product candidates.

        Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or product candidate and could substantially increase the costs of commercializing our products and product candidates.

If we are found to have improperly promoted our products, we may be subject to restrictions on the sale or marketing of our products and significant fines, penalties and sanctions, and our image and reputation within the industry and marketplace could be harmed.

        The FDA and other regulatory agencies, including regulatory authorities outside the United States, strictly regulate the marketing and promotional claims that are made about drug products. In particular, promotion for a product must be balanced, truthful, non-misleading and consistent with its labeling approved by the FDA or by regulatory agencies in other countries. We cannot prevent physicians from prescribing our products for indications or uses that are inconsistent with the approved package insert. If, however, we are found to have promoted such unapproved uses prior to the FDA's approval for an additional indication, we may, among other consequences, receive Untitled or Warning Letters and become subject to significant liability, which would materially harm our business. Both the U.S. federal government and foreign regulatory authorities have levied significant civil and criminal fines against companies and individuals for alleged improper promotion and have entered into settlement agreements with pharmaceutical companies to limit inappropriate promotional activities. If we become the target of such an investigation or prosecution based on our marketing and promotional practices, we could face similar sanctions, which would materially harm our business. In addition, management's attention could be diverted from our business operations, significant legal expenses could be incurred and our reputation could be damaged.

Our business operations and current and future relationships with investigators, healthcare professionals, third-party payors, patient organizations and customers are subject to applicable healthcare regulatory laws, which could expose us to penalties.

        Our business operations and current and future arrangements with investigators, healthcare professionals, third-party payors, patient organizations and customers subject us and our customers to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our products and product candidates, if approved. Such laws include:

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  the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe, or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or arrangement for, any good, facility, item or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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  the U.S. federal anti-kickback prohibition known as Eliminating Kickbacks in Recovery Act, or EKRA, enacted in 2018, which prohibits certain payments related to referrals of patients to certain providers (such as recovery homes, clinical treatment facilities and laboratories) and applies to services reimbursed by private health plans as well as government health care programs;

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  the U.S. federal civil and criminal false claims laws, including the civil False Claims Act, which prohibit, among other things, including through civil whistleblower or qui tam actions, individuals or entities from knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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  the U.S. federal law HIPAA, which created additional federal criminal statutes which prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal

    Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which imposes certain privacy, security and breach reporting obligations with respect to individually identifiable health information upon covered entities subject to the law, such as health plans, healthcare clearinghouses and certain health care providers, as well as the covered entities' business associates, independent contractors of a covered entity that perform certain services that involve creating, using, maintaining or transmitting individually identifiable health information;

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  the U.S. federal civil monetary penalties statute, which prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary's selection of a particular supplier of items or services reimbursable by a federal or state governmental program;

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  the U.S. FDCA, which prohibits, among other things, the adulteration or misbranding of drugs;

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  the U.S. "Federal Sunshine Law," or Open Payments, and its implementing regulations, which require certain manufacturers of drugs and medical supplies that are reimbursable under Medicare, Medicaid, or the Children's Health Insurance Program, with specific exceptions, to report annually to the government information related to certain payments and other transfers of value to physicians, teaching hospitals, and, beginning with transfers of value occurring in 2021, other healthcare practitioners, as well as ownership and investment interests held by physicians and their immediate family members;

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  U.S. federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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  analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing sales, shipping and marketing information, which includes tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; state and local laws that require the registration of pharmaceutical sales representatives and reporting to certain states the shipment of opioid products into those states; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

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  similar healthcare laws and regulations in the European Union, or the EU, and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.

        Ensuring that our internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations involves substantial costs. It is possible that governmental authorities will conclude that our business practices, including our arrangements with physicians and other healthcare providers do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. To the extent our patient assistance programs are found to be inconsistent with applicable laws, we may be required to restructure or discontinue such programs, or be subject to other significant penalties.

We are subject to various laws protecting the confidentiality of certain patient health information, and other personal information, and our failure to comply could result in penalties and reputational damage.

        Numerous U.S. states and countries in which we operate, manufacture and sell our products have, or are developing, laws protecting data privacy and the confidentiality of certain personal data, including not only patient health information but also data on employees, customers, contractors and other types of individuals with whom we interact. The global data protection landscape is rapidly evolving, and we expect that there will continue to be new and proposed laws, regulations, and industry standards concerning privacy, data protection and information security, and we cannot yet determine the impact that such future laws, regulations and standards may have on our business. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws and federal and state consumer protection laws govern the collection, use, disclosure and protection of health-related and other personal information. One example of such a law is the California Consumer Privacy Act, or the CCPA, which takes effect on January 1, 2020. The CCPA gives California consumers (defined to include all California residents) certain rights, including the right to receive certain details regarding the processing of their data by covered companies, the right to request deletion of their data, and the right to opt out of sales of their data. The CCPA additionally imposes several obligations on covered companies to provide notice to California consumers regarding their data processing activities. The CCPA provides for imposition of substantial fines on companies that violate the law and also confers a private right of action on data subjects to seek statutory or actual damages for breaches of their personal information. In Europe, the EU General Data Protection Regulation, or the GDPR, which came into force on May 25, 2018, introduced new data protection requirements in the European Economic Area (EEA) and substantial fines for breaches of the data protection rules. The GDPR expanded the territorial scope of European data privacy legislation to include not only entities that are established in the EEA, but also entities that are not established in the EEA but that offer goods or services to individuals located in the EEA or monitor the behavior of individuals located in the EEA. The GDPR imposes strict obligations and restrictions on controllers and processors of personal data including, for example, expanded disclosures about how personal data is to be used, increased requirements pertaining to health data and pseudonymised (i.e., key-coded) data, mandatory data breach notification requirements and expanded rights for individuals over their personal data. This could affect our ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting, or could cause our costs to increase, and harm our business and financial condition. The GDPR also provides for the assessment of fines on entities that violate the regulation of up to 20 million Euros or four percent of annual turnover and provides data subjects a private right of action to seek compensation for damages suffered as a result of violations of the regulation.

        While the GDPR, as a directly effective regulation, was designed to harmonize data protection law across the EEA, it does permit member states to legislate in many areas (particularly with regard to the processing of genetic, biometric or health data and the processing of personal data for research purposes), meaning that inconsistencies between different member states will still arise. EEA member states have their own regimes on medical confidentiality and national and EU-level guidance on implementation and compliance practices is often updated or otherwise revised, which adds to the complexity of processing personal data in the EEA.

        European data protection law generally prohibits the transfer of personal data to countries outside of the EEA that are not considered by the European Commission to provide an adequate level of data protection, unless there are specific frameworks or mechanisms in place, such as the EU-U.S. Privacy Shield (Privacy Shield) or the European Commission approved standard contractual clauses, or if very narrow legal exceptions (such as data subject consent) apply. The Privacy Shield framework (which permits transfers of personal data from the EEA to U.S. companies that have self-certified under the Privacy Shield framework) and another mechanism for adequate data transfer (i.e. the standard contractual clauses) are currently subject to challenge in the EU courts. It is uncertain whether the Privacy Shield framework or the standard contractual clauses will be invalidated by the European courts. Our ability to receive data from the EEA could be affected by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as the current challenges to these mechanisms in the European courts.

        In recent years, U.S. and European regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the EEA, informed consent is required for the placement of many types of cookies on a user's device, such as cookies used for online behavioral advertising, as well as for the sending of many types of electronic marketing communications. The current EU laws that cover the use of cookies and similar technology and marketing online or by electronic means are under reform. A draft of the new ePrivacy Regulation is currently going through the European legislative process. Unlike the current ePrivacy Directive, the draft ePrivacy Regulation will be directly implemented into the laws of each of the EU member states, without the need for further enactment. When implemented, it is expected to alter rules on third-party cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. The current provisions of the draft ePrivacy Regulation also significantly increase penalties.

        Failure to comply with data protection laws and regulations could result in government enforcement actions, which may involve civil and criminal penalties, private litigation and/or adverse publicity and could negatively affect our business, financial condition and results of operations. Claims that we have violated individuals' privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business, financial condition and results of operations.

We face potential liability related to the privacy of health information we obtain from clinical trials sponsored by us.

        Most healthcare providers, including research institutions from which we obtain patient health information, are subject to privacy and security regulations promulgated under HIPAA, as amended by HITECH. We are not currently classified as a covered entity or business associate under HIPAA and thus are not subject to its requirements or penalties. However, any person may be prosecuted under HIPAA's criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA's requirements for disclosure of individually identifiable health information. In addition, we may maintain sensitive personally identifiable information, including health information, that we receive throughout the clinical trial process or in the course of our research collaborations. As such, we may be subject to state laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA. Our clinical trial programs outside the United States may implicate international data protection laws, including the GDPR.

        Our activities outside the United States impose additional compliance requirements and generate additional risks of enforcement for noncompliance. Failure by our CROs and other third-party contractors to comply with the strict rules on the transfer of personal data outside of the European Union into the United States may result in the imposition of criminal and administrative sanctions on such collaborators, which could adversely affect our business. Furthermore, certain health privacy laws, data breach notification laws and consumer protection laws may apply directly to our operations and/or those of our collaborators and may impose restrictions on our collection, use and dissemination of individuals' health information. Moreover, patients about whom we or our collaborators obtain health information, as well as the providers who share this information with us, may have statutory or contractual rights that limit our ability to use and disclose the information. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws. Claims that we have violated individuals' privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

        If we or third-party CROs or other contractors or consultants fail to comply with applicable federal, state or local regulatory requirements, we could be subject to a range of regulatory actions that could affect our or our contractors' ability to develop and commercialize our product candidates and could harm or prevent sales of any affected products that we are able to commercialize, or could substantially increase the costs and expenses of developing, commercializing and marketing our products. Any threatened or actual government enforcement action could also generate adverse publicity and require that we devote substantial resources that could otherwise be used in other aspects of our business. Increasing use of social media could give rise to liability, breaches of data security or reputational damage.

Our reporting and payment obligations under the Medicaid Drug Rebate Program and other governmental purchasing and discount or rebate programs are complex and may involve subjective decisions. Any determination that we have failed to comply with those obligations could subject us to penalties and sanctions, which could have a material adverse effect.

        The requirements regarding price reporting and discount or rebate obligations applicable to the various government pricing and reimbursement programs, such as the Medicaid Drug Rebate Program are complex.

        Our calculations and methodologies related to government pricing reporting are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material changes. In addition, because our processes for these calculations and the judgments involved in making these calculations involve, and will continue to involve, subjective decisions and complex methodologies, these calculations are subject to the risk of errors. For example, we were subject to an audit by the Office of Inspector General related to purported overcharges with respect to the prices of VERT that were purchased by the U.S. Department of Veterans Affairs. Although we believe that the prices we charged in these transactions were appropriate and have settled this matter, an adverse determination of other audits could result in the imposition of significant financial penalties, which could have a material adverse impact on our results of operations and financial condition.

        Any governmental agencies that have commenced (or that may commence) an investigation of our company could impose, based on a claim of violation of fraud and false claims laws or otherwise, civil or criminal sanctions, including fines, penalties and possible exclusion from federal health care programs (including Medicaid and Medicare). Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, because there may be ambiguity with regard to how to properly calculate and report payments, and even in the absence of any such ambiguity, a governmental authority could take a position contrary to a position that we have taken and may impose civil or criminal sanctions on us. Any such penalties, sanctions, or exclusion from federal health care programs could have a material adverse effect on our business, financial position and results of operations. From time to time we conduct routine reviews of our government pricing calculations. These reviews may have an impact on government price reporting and rebate calculations used to comply with various government regulations regarding reporting and payment obligations.

        Many government and third-party payors, including Medicare, Medicaid, MCOs and others, reimburse doctors and others for the purchase of certain prescription drugs based on a drug's average wholesale price, or AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers' reporting practices with respect to AWP, in which the agencies have suggested that reporting of inflated AWPs by manufacturers have led to excessive payments for prescription drugs. We can give no assurance that we will be able to resolve any future actions that may be brought against us on terms that we deem reasonable, or that such settlements or adverse judgments, if entered, will not exceed the amount of any reserve. Accordingly, such actions could adversely affect us and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

Increased scrutiny around the abuse of opioids, including law enforcement concerns over diversion and legislative and regulatory efforts to combat abuse, could impact some of our pharmaceutical products, and could reduce the demand and increase the cost, burden and liability associated with the commercialization of opioids.

        Law enforcement and regulatory agencies may apply policies that seek to limit the availability of opioids. Such efforts may affect our opioid products, such as tramadol extended-release capsules and hydromorphone ER (hydromorphone hydrochloride extended-release tablets). For the nine months ended September 30, 2019, our opioid products represented 8% of our total revenues. Aggressive enforcement, unfavorable publicity regarding, for example, the use or misuse of opioid drugs or the limitations of abuse-deterrent formulations, litigation, public inquiries or investigations related to the abuse, sales, marketing, distribution or storage of our products could harm our reputation. Such negative publicity could reduce the potential size of the market for our drugs and decrease the total revenues we are able to generate from sales. In addition, efforts by the FDA and other regulatory bodies to combat the abuse of opioids may negatively impact the market for our products. The FDA continues to evaluate extended-release and abuse-deterrent opioids in the post-market setting. We expect that the FDA will continue to scrutinize the impact of abuse-deterrent opioids and in the future could impose further restrictions to products currently on the market, which may include changing labeling, imposing additional prescribing restrictions, or seeking a product's removal from the market, which could have an adverse effect on our financial performance.

        In addition, some states, including the Commonwealths of Massachusetts and Virginia and the States of New York, Ohio, Arizona, Maine, New Hampshire, Vermont, Rhode Island, Colorado, Wisconsin, Alabama, South Carolina, Washington and New Jersey, have recently enacted, intend to enact, or have considered legislation or regulations designed to, among other things, limit the duration and quantity of initial prescriptions of immediate-release forms of opiates, mandate the use by prescribers of prescription drug databases and mandate prescriber education. The attorneys general from nearly every state have also either opened an investigation into or filed a lawsuit pharmaceutical manufacturers and distributors of opioid products.

        At the state and local level, a number of states, cities, counties, Native American tribes, third party payors, hospitals and other health service providers, schools, individuals and guardians of children diagnosed with neonatal abstinence syndrome have brought separate lawsuits against various pharmaceutical companies marketing and selling opioid pain medications, alleging misleading or otherwise improper promotion of opioid drugs to physicians and consumers. Over 2,400 of these lawsuits have been consolidated in multi-district litigation in the Northern District of Ohio in In re: National Prescription Opiate Litigation, 1:17md2804, or Federal Opioid MDL. The outcome of those bellwether cases will be used to evaluate the settlement and litigation value of the remaining coordinated cases. We are not named in any of the cases pending in the multi-district litigation, but cases continue to be filed in federal courts across the country and continue to be consolidated into the Federal Opioid MDL. Cases against pharmaceutical companies marketing and selling opioid pain medications, alleging misleading or otherwise improper promotion of opioids drugs, also continue to be separately litigated in state courts across the country. For example, on August 26, 2019, an Oklahoma court ordered Johnson & Johnson to pay $572 million, which was later reduced to $465 million, for its role in the state's opioid crisis, including for violating Oklahoma's public nuisance law. On March 15, 2018, a coalition of local governments in Arkansas, comprised of 75 counties and 15 cities, jointly filed a lawsuit in the Circuit Court of Crittenden County, Arkansas against more than 60 defendants, including us. The summons and complaint that we received on April 30, 2018 claimed that we and the other defendants, including prescription opioid manufacturers, distributors and retailers, and several physicians, were negligent and violated public nuisance law as well as various Arkansas controlled substance laws as a result of alleged opioid sales and marketing practices. The lawsuit sought damages and restitution for past and prospective spending related to opioid use, as well as punitive and treble damages. On July 17, 2018, the court entered an order in the Arkansas litigation voluntarily dismissing us from the lawsuit without prejudice. If similar federal or state lawsuits are filed against us in the future, we may be subject to excessive litigation or settlement costs, negative publicity, diversion of management time and attention, decreased sales or removal of one or more of our opioid products from the market, which could have a material adverse effect on our business, results of operations and financial condition. The risk of inclusion in the Federal Opioid MDL may intensify the impact of negative publicity and could lead to a proliferation of lawsuits naming us.

        Additionally, in March 2017, President Trump announced the creation of a commission, through the Office of National Drug Control Policy, to make recommendations to the President on how to best combat opioid addiction and abuse. In August 2017, the commission issued a preliminary report calling on President Trump to officially declare the crisis of opioid abuse a national emergency. On October 26, 2017, President Trump declared the opioid crisis a "national public health emergency." The commission's final report was released in early November 2017. In July 2017, the Pharmaceutical Care Management Association, a trade association representing pharmacy benefit managers, wrote a letter to the commissioner of the FDA in which it expressed support for, among other things, the Centers for Disease Control and Prevention, or CDC, guidelines and a seven-day limit on the supply of opioids for acute pain. In September 2017, CVS Pharmacy announced that it would only fill first time opioid prescriptions for acute pain for a seven day supply. State legislative initiatives may take various forms, including attempts to tax opioid products. For instance, in 2018, New York enacted a state law (The Opioid Stewardship Act) which intended to raise $600 million from opioid manufacturers and distributors by taxing morphine milligram equivalents. A federal district court subsequently determined that the law was unconstitutional because the law violated the commerce clause. That ruling is currently on appeal. These and other similar initiatives and actions, whether taken by governmental authorities or other industry stakeholders, may result in the reduced prescribing and use of opioids, including our opioid products, which could adversely affect our ability to commercialize our opioid products, and in turn adversely affect our business, financial condition and results of operations.

Some of our products, including methylphenidate ER, are stimulant products and face intense competition from existing or future stimulant products and also have the potential for misuse, which could reduce the demand and increase the cost, burden and liability associated with the commercialization of such products.

        Some of our products and product candidates are stimulants, including methylphenidate ER. The markets for methylphenidate ER and other stimulants to treat ADHD are well developed and populated with established drugs marketed by large pharmaceutical, biotechnology and generic drug companies. There have also been efforts to develop stimulant products that are less prone to abuse, and such products may compete with our products. Our competitors may succeed in developing, acquiring or licensing, on an exclusive basis or otherwise, drug products or drug delivery technologies that are more effective, less costly or less prone to abuse than our stimulant products, or any product candidate that we may develop. In addition, because of the potential for abuse of stimulant products, regulatory agencies may develop and apply policies that seek to limit the abuse of such stimulant products. If our competitors develop and market stimulant products that are more effective, safer or less expensive than our product or future product candidates, if any, or if abuse of our stimulant products result in increased liability or reduced demand for such products, this could impact our ability to generate revenues from such stimulant products and will adversely affect our business and financial condition.

        In addition, for some methylphenidate ER products when a patient switches from one medication to another, there may be an actual or perceived lack of efficacy or increase in side effects. For example, this could happen if a patient starts taking our methylphenidate ER product instead of the branded product. These lack of efficacy reports are submitted to the FDA and may result in the FDA reviewing previously submitted data, or generating data on its own, to confirm whether or not our product is therapeutically equivalent to the reference listed drug. If the FDA finds that our product is not therapeutically equivalent to the reference listed drug, FDA could change the designation of the product from AB to BX rated and request that we remove the product from the market. Either result would adversely affect our business and financial condition.

The DEA limits production of some of our products and limits the availability of certain of our products' active ingredients. Procurement and production quotas set by the DEA may not be sufficient to allow us to complete clinical trials or to meet commercial demand, and may result in clinical delays.

        The DEA regulates controlled substances as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Methylphenidate included in our methylphenidate ER and M-72 products and hydromorphone included in our hydromorphone ER product are listed as Schedule II drugs and tramadol hydrochloride included in our ConZip product is listed as a Schedule IV drug by the DEA under the Controlled Substances Act. The manufacture, shipment, storage, sale and use of Schedule II drugs are subject to a high degree of regulation. For example, Schedule II drug prescriptions generally must be signed by a physician and may not be refilled without a new prescription. Substances in Schedule IV are considered to have a lower potential for abuse relative to substances in Schedule II. A prescription for controlled substances in Schedule IV may be issued by a practitioner through oral communication, in writing, or by facsimile to the pharmacist, and may be refilled if so authorized on the prescription or by call-in. In the future, our other potential products may also be listed by the DEA as controlled substances.

        Furthermore, the DEA limits the availability of the active ingredients in certain of our current drug products and sets a quota on the production of these products. We, or our contract manufacturing organizations, must annually apply to the DEA for procurement and production quotas in order to obtain these substances and produce our products. As a result, our procurement and production quotas may not be sufficient to meet commercial demand or to complete clinical trials, which may result in delays in clinical trials or inability to meet commercial demand. Moreover, the DEA may adjust these quotas from time to time during the year. Any delay or refusal by the DEA to establish or modify our quotas for controlled substances could delay or stop clinical trials or product launches, or could cause trade inventory disruptions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Litigation is common in our industry, can be protracted and expensive, and could delay or prevent entry of our products into the market, which could have a material adverse effect on our business.

        Litigation concerning intellectual property rights in the pharmaceutical industry can be protracted and expensive. Pharmaceutical companies with patented branded products regularly sue companies that file applications to produce generic equivalents of their patented branded products for alleged patent infringement or other violations of intellectual property rights, which are expensive to defend and may delay or prevent the entry of such generic products into the market. Generally, a generic drug may not be marketed until the applicable patent(s) on the brand name drug expire or are held to be invalid, unenforceable or not infringed by the generic product at issue. When we or our development partners submit an ANDA to the FDA for approval of a generic drug, we or our development partners must certify either (i) that there is no patent listed with the FDA as covering the relevant branded product, (ii) that any patent listed as covering the branded product has expired, (iii) that the patent listed as covering the branded product will expire prior to the marketing of the generic product, in which case the ANDA will not be finally approved by the FDA until the expiration of such patent or (iv) that any patent listed as covering the branded drug is invalid or will not be infringed by the manufacture, sale or use of the generic product for which the ANDA is submitted, which we refer to as a "Paragraph IV" certification. Whenever we file an ANDA with a Paragraph IV certification, there is a high likelihood that a brand pharmaceutical company will sue us for alleged patent infringement or other violations of intellectual property rights. Also, competing pharmaceutical companies may file lawsuits against us alleging patent infringement or other violations of intellectual property rights or may file declaratory judgment actions against us alleging non-infringement, invalidity, or unenforceability of our own patents. Because substantially all of our current business involves the development and marketing of products that are subject to potential claims of patent infringement by third parties or, with respect to our own branded products, are subject to third-party challenges, the threat of litigation, the outcome of which is inherently uncertain, is always present. Such litigation is often costly and time consuming and could result in a substantial delay in, or prevent, the introduction or marketing of our products, which could have a material adverse effect on our business, financial condition, prospects and results of operations.

We are susceptible to product liability claims that may not be covered by insurance, which, if successful, could require us to pay substantial sums.

        Like all pharmaceutical companies, we face the risk of loss resulting from, and the adverse publicity associated with, product liability lawsuits, whether or not such claims are valid. We likely cannot avoid such claims. Unanticipated side effects or unfavorable publicity concerning any of our products would likely have an adverse effect on our ability to achieve acceptance by prescribing physicians, managed care providers, pharmacies and other retailers, customers, patients and clinical trial participants. Even unsuccessful product liability claims could require us to spend money on litigation, divert management's time, damage our reputation and impair the marketability of our products. In addition, although we believe that we have adequate product liability insurance coverage, we cannot be certain that our insurance will, in fact, be sufficient to cover such claims or that we will be able to obtain or maintain adequate insurance coverage in the future at acceptable prices. A successful product liability claim that is excluded from coverage or exceeds our policy limits could require us to pay substantial sums. In addition, insurance coverage for product liability may become prohibitively expensive in the future or, with respect to certain high-risk products, may not be available at all. For example, some product liability insurance carriers exclude from coverage claims related to abuse or misuse of our opioid products, such as hydromorphone ER. As a result we may not be able to maintain adequate product liability insurance coverage to mitigate the risk of large claims, or we may be required to maintain a larger self-insured retention than we would otherwise choose.

Manufacturing or quality control problems may damage our reputation for quality production, require costly remedial activities and negatively impact our business, results of operations and financial condition.

        As a pharmaceutical company, we are subject to substantial regulation by various governmental authorities. For instance, we must comply with requirements of the FDA and other healthcare regulators with respect to the manufacture of pharmaceutical products. We must register our facilities, whether located in the United States or elsewhere, with the FDA as well as regulators outside the United States. Also, our products, including our investigational products, must be made in a manner consistent with applicable cGMP regulations, or similar standards in each territory in which we manufacture. The failure of one of our facilities, or a facility of one of our third-party suppliers, to comply with applicable laws and regulations may lead to breach of representations made to our customers or to regulatory or government action against us related to products made in that facility.

        In addition, the FDA and other agencies periodically inspect our manufacturing facilities. Following an inspection, an agency may issue a notice listing conditions that are believed to violate cGMP or other regulations, or a Warning Letter for violations of "regulatory significance" that may result in enforcement action if not promptly and adequately corrected. We have in the past received Warning Letters from the FDA regarding certain operations. For example, in May 2017, the FDA issued a Warning Letter to us for violation of post-marketing adverse drug experience reporting requirements, specifically for (i) failing to develop written procedures for the surveillance, receipt, evaluation, and reporting of post-marketing adverse drug experiences, and (ii) failing to submit periodic adverse drug experience reports annually. This Warning Letter was based on an October-November 2016 FDA inspection. We have been providing periodic updates to FDA outlining our corrective steps taken in response to this Warning Letter. In July 2018, the FDA conducted an inspection of our pharmacovigilance function as follow up to the May 10, 2017 Warning Letter. On October 25, 2018, the FDA sent us a letter stating that it completed an evaluation of our corrective actions and confirming that we had addressed the violations contained in the Warning Letter, but we cannot be assured that the FDA will continue to be satisfied with our quality control and manufacturing systems and standards with respect to this or other matters. Failure to comply strictly with these regulations and requirements may damage our reputation and lead to financial penalties, compliance expenditures, the recall or seizure of products, total or partial suspension of production or distribution, withdrawal or suspension of the applicable regulator's review of our submissions, enforcement actions, injunctions and criminal prosecution. Further, other federal agencies, our customers and partners in our development, manufacturing, collaboration and other partnership agreements with respect to our products and services may take any such FDA observations or Warning Letters into account when considering the award of contracts or the continuation or extension of such partnership agreements. The delay and cost of remedial actions, or obtaining approval to manufacture at a different facility, could negatively impact our business. Any failure by us to comply with applicable laws and regulations or any actions by the FDA and other agencies as described above could have a material adverse effect on our business, financial position and results of operations.

The illegal distribution and sale by third parties of counterfeit versions of our products or of stolen products could have a negative impact on our reputation and a material adverse effect on our business, results of operations and financial condition.

        Third parties could illegally distribute and sell counterfeit versions of our products, which do not meet the rigorous manufacturing and testing standards that our products undergo. Counterfeit products are frequently unsafe or ineffective, and can be life-threatening. Counterfeit medicines may contain harmful substances, the wrong dose of the API or no API at all. However, to distributors and users, counterfeit products may be visually indistinguishable from the authentic version.

        Reports of adverse reactions to counterfeit drugs or increased levels of counterfeiting could materially affect patient confidence in the authentic product. It is possible that adverse events caused by unsafe counterfeit products will mistakenly be attributed to the authentic product. In addition, thefts of inventory at warehouses, plants or while in-transit, which are not properly stored and which are sold through unauthorized channels could adversely impact patient safety, our reputation and our business.

        Public loss of confidence in the integrity of our pharmaceutical products as a result of counterfeiting or theft could have a material adverse effect on our reputation, business, results of operations and financial condition.

Our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm our business.

        Misconduct by our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization, could include intentional, reckless or negligent conduct or unauthorized activities that violate: (i) the laws and regulations of the FDA and other similar regulatory authorities, including those laws that require the reporting of true, complete and accurate information to such authorities; (ii) manufacturing standards; (iii) data privacy, security, fraud and abuse and other healthcare laws and regulations; or (iv) laws that require the reporting of true, complete and accurate financial information and data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creation of fraudulent data in preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations.

Risks related to our indebtedness

Our operating subsidiaries' substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting obligations on our indebtedness.

        We currently have a substantial amount of indebtedness. As of September 30, 2019, our total indebtedness was $268.1 million (net of deferred financing costs), with unused commitments of $50.0 million under the senior secured credit facilities. We may also incur significant additional indebtedness in the future.

        Subject to the limits contained in our senior secured credit facilities, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to this high level of debt could intensify. Specifically, the high level of debt could have important consequences, including, but not limited to:

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  making it more difficult for us to satisfy our obligations with respect to our debt;

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  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the senior secured credit facilities, which are at variable rates of interest;

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  limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

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  placing us at a disadvantage compared to other, less leveraged competitors; and

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  increasing our cost of borrowing.

The terms of the credit agreement governing our senior secured credit facilities, or the Credit Agreement, restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

        The Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on our operating subsidiaries and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

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  incur additional indebtedness;

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  pay dividends or make other distributions or repurchase or redeem our share capital;

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  prepay, redeem or repurchase certain debt;

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  make loans and investments;

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  sell assets or enter into sale and lease-back transactions;

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  incur liens;

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  enter into transactions with affiliates;

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  alter the businesses we conduct;

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  enter into agreements restricting our subsidiaries' ability to pay dividends;

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  consolidate, merge or sell all or substantially all of our assets;

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  amend or modify the organizational documents of our operating subsidiaries;

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  amend or modify certain indebtedness of our operating subsidiaries;

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  change our fiscal year; and

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  enter into certain derivative transactions.

        In addition, the restrictive covenants in the Credit Agreement require us to comply with certain financial covenants. As of the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2018, our operating subsidiaries must (i) maintain a Total Leverage Ratio (as defined in the Credit Agreement) no greater than 4.75:1.00, which shall be reduced to 4.50:1.00 for the fiscal quarter ending March 31, 2020 and each subsequent fiscal quarter and (ii) maintain a Consolidated Fixed Charge Coverage Ratio not less than 1.25:1.00. Our ability to meet these financial ratios can be affected by events beyond our control.

        A breach of the covenants under the Credit Agreement could result in an event of default under the Credit Agreement. Such an event of default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies which could have a material adverse effect on our business, operations and financial results. In addition, an event of default under the Credit Agreement would permit the lenders under the senior secured credit facilities to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the senior secured credit facilities, those lenders could proceed against the collateral granted to them to secure that indebtedness which could force us into bankruptcy or liquidation. In the event our lenders accelerate the repayment of the borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the Credit Agreement or the exercise by the applicable lenders of their rights under the related security documents would likely have a material adverse effect on us. As a result of these restrictions, we may be:

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  limited in how we conduct our business;

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  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

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  unable to compete effectively or to take advantage of new business opportunities. These restrictions may affect our ability to grow in accordance with our strategy.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Credit Agreement restricts our ability to dispose of assets and use the proceeds from those dispositions and also restricts our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.

        Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations, including our indebtedness.

        If we cannot make scheduled payments on our debt, we will be in default and, as a result:

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  our debt holders could declare all outstanding principal and interest to be due and payable;

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  the lenders under the senior secured credit facilities could terminate their commitments to loan us money and foreclose against the assets securing the borrowings; and

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  we could be forced into bankruptcy or liquidation.

We will require a significant amount of cash to service our indebtedness. The ability to generate cash or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

        Our ability to make scheduled payments on, or to refinance our respective obligations under, our indebtedness and to fund planned capital expenditures and other corporate expenses will depend on the ability of our subsidiaries to make distributions, dividends or advances to us, which in turn will depend on our subsidiaries' future operating performance and on economic, financial, competitive, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which they may be subject. Many of these factors are beyond our control. We cannot be certain that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to satisfy our respective obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our indebtedness and fund planned capital expenditures, we must continue to execute our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures, implement certain cost-saving initiatives, divest assets or refinance all or a portion of our indebtedness on or before maturity. Significant delays in our planned capital expenditures, implementing cost savings measures or divestiture of assets may materially and adversely affect our future revenue prospects. In addition, we cannot assure our creditors that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We are a holding company with nominal net worth and will depend on dividends and distributions from our subsidiaries, which are restricted from paying dividends and distributions to us pursuant to the terms of our existing indebtedness and may be restricted pursuant to the terms of future indebtedness, which as a result may restrict us from paying dividends to you.

        We are a holding company with nominal net worth. We do not have any material assets or conduct any business operations other than our investments in our subsidiaries. Our business operations are conducted primarily out of our indirect operating subsidiaries, Vertical Pharmaceuticals, LLC, Trigen Laboratories, LLC and Osmotica Pharmaceutical US LLC. As a result, notwithstanding any restrictions on payment of dividends under our existing indebtedness or under Irish law, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us. The Credit Agreement restricts our subsidiaries from paying dividends and making distributions to its direct or indirect equity holders unless there are available exceptions thereunder. If we are not able to meet such available exceptions that would allow our subsidiaries to pay a dividend or make a distribution to us, and which would then allow us to pay a dividend to you, then we will need to obtain a waiver from the lenders under the senior secured credit facilities.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

        We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the Credit Agreement contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we and the guarantors now face could intensify.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under the senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. Historically, we have elected that Borrowings under the senior secured credit facilities bear interest based upon the London Inter-Bank Offered Rate, or LIBOR. The senior secured credit facilities include a LIBOR floor of 1.00%. The interest period can be set at one, two, three or six months (or, to the extent available to all relevant lenders, twelve months or a shorter period) as selected by us in accordance with the terms of the senior secured credit facilities. An increase of 1.00% in LIBOR would result in a $2.7 million increase in our annual interest expense associated with the senior secured credit facilities.

Risks related to our ordinary shares and this offering

We are eligible to be treated as an "emerging growth company," as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

        We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation.

        We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenues of $1.07 billion or more during any fiscal year before that time, in which cases, we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. In addition, we qualify as a "smaller reporting company," which allows us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding financial statements, executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them, and we cannot predict or estimate the amount or timing of such additional costs.

        Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Investment funds affiliated with Avista Capital Partners, or Avista, and affiliates of Altchem Limited, or Altchem, will continue to have significant influence over us, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote.

        We are currently controlled, and after this offering is completed will continue to be controlled, by Avista and Altchem, who we refer to as our Sponsors. Upon completion of this offering, we expect that investment funds affiliated with the Sponsors will beneficially own approximately 78.4% of our outstanding ordinary shares (or 77.1% if the underwriters exercise in full their option to purchase additional shares). For as long as the Sponsors own or control at least a majority of our outstanding voting power, they will have the ability to exercise substantial control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the election and removal of directors, any amendment to our Constitution, the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Even if their ownership falls below 50%, they will continue to be able to strongly influence or effectively control our decisions so long as they continue to hold a significant portion of our ordinary shares. In addition, each of the Sponsors has a contractual right to nominate two directors for so long as such Sponsor owns at least 20% of our outstanding ordinary shares, and one director for so long as such Sponsor owns less than 20% but more than 10% of our outstanding ordinary shares.

        Additionally, the Sponsors' interests may not align with the interests of our other shareholders. Avista and Altchem are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

We are a "controlled company" within the meaning of the rules of the Nasdaq Stock Market and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; you do not have the same protections afforded to shareholders of companies that are subject to such requirements.

        Because the Sponsors control a majority of the voting power of our outstanding ordinary shares, we are a "controlled company" within the meaning of the corporate governance standards of the Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our ordinary shares:

  •
  we have a board of directors that is composed of a majority of "independent directors," as defined under the rules of the Nasdaq Stock Market;

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  we have a compensation committee that is composed entirely of independent directors; and

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  we have a nominating and corporate governance committee that is composed entirely of independent directors.

        We intend to continue to utilize all of these exemptions. Accordingly, for so long as we are a "controlled company," you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Market. Our status as a controlled company could make our ordinary shares less attractive to some investors or otherwise harm our share price.

Our directors who have relationships with Avista or Altchem may have conflicts of interest with respect to matters involving our company.

        Two of our seven directors are affiliated with Avista and two directors are affiliated with Altchem. In addition, our Chief Executive Officer, Brian Markison, serves as an operating executive at Avista Capital Partners. Our directors have fiduciary duties to us and, in addition, have duties to Avista or Altchem, as applicable. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and Avista or Altchem, as applicable, whose interests, in some circumstances, may be adverse to ours.

If you purchase our ordinary shares in this offering, you will suffer immediate and substantial dilution of your investment.

        The public offering price of our ordinary shares is substantially higher than the net tangible book deficit per ordinary share. Therefore, if you purchase our ordinary shares in this offering, you will pay a price per share that substantially exceeds our net tangible book deficit per share after this offering.

        You will experience immediate dilution of $7.15 per share, representing the difference between our pro forma net tangible book deficit per share after giving effect to this offering and the public offering price. For more information, see "Dilution."

Your percentage ownership in us may be diluted in the future, which could reduce your influence over matters on which shareholders vote.

        In the future, your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we have granted or may grant in the future to directors, officers and employees. From time to time, we may issue additional options or other share based awards to our directors, officers and employees under our benefits plans.

        Pursuant to our Articles of Association, our board of directors has the authority, without action or vote of our shareholders and on a non-pre-emptive basis, to issue all or any part of our authorized but unissued ordinary shares, and one or more classes or series of preferred shares having such powers, preferences and relative, participating, optional and other special rights, including preferences over our ordinary shares respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our ordinary shares. For example, our board of directors could grant the holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences our board of directors could assign to holders of preferred shares could affect the residual value of our ordinary shares.

        Issuances of ordinary shares or voting preferred shares in the manner outlined above may reduce your influence over matters on which our shareholders vote.

Currently, there is a limited public market for our securities, and an active, liquid trading market for our ordinary shares may not develop, which may limit your ability to sell your shares.

        Although our ordinary shares are listed on the Nasdaq Global Select Market under the symbol "OSMT," our shares have been thinly traded, and there may not be an active trading market for our shares following this offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop or continue would likely have a material adverse effect on the value of our ordinary shares. The market price of our ordinary shares may decline below the public offering price, and you may not be able to sell our ordinary shares at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Material weaknesses in our internal control over financial reporting have occurred in the past and could occur in the future.

        We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We are required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. Although we are required to disclose changes that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting on a quarterly basis, we are not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until our second annual report required to be filed with the SEC.

        In connection with the preparation of our audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016, we identified a material weakness in our internal control over financial reporting. This material weakness related to lack of sufficient resources and our failure to maintain an effective control environment around our period-end financial closing and reporting process. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis

        During 2018, we implemented steps to remediate material weaknesses in our internal controls over financial reporting. As disclosed in Part II, Item 9A, "Controls and Procedures" of our most recently filed annual report on Form 10-K, management concluded that the previously reported material weakness in internal controls over financial reporting related to our lack of sufficient available resources in our accounting and financial reporting functions with sufficient experience and expertise with respect to the application of GAAP and related financial reporting for our period-end financial closing process had been remediated as of December 31, 2018.

        Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent financial fraud. If we are unable to maintain adequate internal controls, our business and operating results could be harmed. While we believe that we have remediated the material weakness identified in connection with the preparation of our audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016, if we fail to maintain the adequacy of our internal control over financial reporting or our disclosure controls and procedures, we could be subjected to regulatory scrutiny, civil or criminal penalties or shareholder litigation, the defense of any of which could cause the diversion of management's attention and resources, we could incur significant legal and other expenses, and we could be required to pay damages as a result of such actions if any such actions were not resolved in our favor. Moreover, we may be the subject of negative publicity focusing on a material weakness and we may be subject to negative reactions from shareholders and others with whom we do business. Further, we may not be able to remediate a future material weakness in a timely manner and our management may be required to devote significant time and expense to remediate any such material weakness. Failure to maintain adequate internal control over financial reporting could also result in financial statements that do not accurately reflect our financial condition or results of operations, which could result in the need to restate previously issued financial statements. There can be no assurance that we will not identify any significant deficiencies or other material weaknesses in the future that will impair our ability to report our financial condition and results of operations accurately or on a timely basis. In addition, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting in future periods, investors may lose confidence in the accuracy and completeness of our financial reports. In the event that any of the foregoing occurs, the market price of our ordinary shares could be negatively affected.

We have identified errors in our financial statements for the years ended December 31, 2016 and December 31, 2017 related to our accounting for certain aspects of the Business Combination, which required us to restate those financial statements. If we identify errors in our financial reporting in the future, we may be required to restate previously issued financial statements and any such restatement may subject us to regulatory penalties and could cause investors to lose confidence in the accuracy and completeness of our financial statements, which could cause the price of our ordinary shares to decline.

        In connection with the preparation of the prospectus for our initial public offering, we identified errors in our financial statements for the years ended December 31, 2016 and December 31, 2017 related to our accounting for certain aspects of the Business Combination. The required adjustments to address these errors led to restatements of those financial statements. In addition, we have had to correct certain misstatements in our annual and interim financial statements for 2018 and 2019 related to misstatements associated with the tax treatment of certain intercompany transactions at the time of the Business Combination. Additionally, revisions were necessary to correct misstatements related to uncertain tax positions and prepaid taxes and certain other previously identified immaterial misstatements. If we are required to restate any of our financial statements in the future due to our inability to adequately remedy the issues that gave rise to these restatements or for any other reason, we may be subject to regulatory penalties and investors could lose confidence in the accuracy and completeness of our financial statements, which could cause our share price to decline.

Registration of the beneficial interests in our shares subjects us and the holders of such beneficial interests to certain risks.

        We entered into a Depository Agreement, or DTC Agreement, with the Depository Trust Company, or DTC, in connection with the listing and trading of our shares on the Nasdaq Global Select Market. In accordance with the DTC Agreement, following completion of the initial public offering of our shares, DTC's nominee, Cede & Co., was registered as the legal owner of certain of our ordinary shares in the Irish shareholder register that we are required to maintain pursuant to the Companies Act 2014 of Ireland, or the Irish Companies Act. Under the DTC Agreement, DTC credited the beneficial interests in those ordinary shares in book entry form to its participants. Accordingly, while the ordinary shares issued in accordance with Irish law are listed and traded on the Nasdaq Global Select Market, it is the beneficial interests in such ordinary shares that are settled and held in DTC. In accordance with market practice and system requirements of the Nasdaq Global Select Market, the ordinary shares are listed and traded on the Nasdaq Global Select Market under the category of "Common Share." In respect of beneficial interests in ordinary shares held in DTC, such beneficial ownership would not necessarily be recognized by an Irish court. As such, investors holding beneficial interests in our ordinary shares within DTC may have no direct rights against us and our officers and directors and may be required to obtain the cooperation of DTC in order to assert claims against us and our officers and directors, and to look solely to DTC for the payment of any dividends, for exercise of voting rights attaching to the underlying ordinary shares and for all other rights arising in respect of the underlying ordinary shares. We cannot guarantee that DTC will be able to continue to execute its obligations under the DTC Agreement, including that the beneficial owners of the ordinary shares within DTC will receive notice of general meetings in time to instruct DTC to either effect registration of their ordinary shares or otherwise vote their ordinary shares in the manner desired by such beneficial owners. Any such failure may, inter alia, limit the access for, delay or prevent, such beneficial shareholders from being able to exercise the rights attaching to the underlying ordinary shares.

        DTC has certain termination rights under the DTC Agreement. In the event that the DTC Agreement is terminated, we will use our reasonable best efforts to enter into a replacement agreement for purposes of permitting the uninterrupted listing of our ordinary shares on the Nasdaq Global Select Market. There can be no assurance, however, that it would be possible to enter into such a new agreement on substantially the same terms as the DTC Agreement or at all. A termination of the DTC Agreement could, therefore, have a material and adverse effect on us and the beneficial shareholders holding their ordinary shares within DTC. The DTC Agreement limits DTC's liability for any loss suffered by us. DTC disclaims any liability for any loss attributable to circumstances beyond DTC's control, including, but not limited to, errors committed by others. DTC is only liable for direct losses incurred as a result of events within DTC's control. Thus, we may not be able to recover our entire loss if DTC does not perform its obligations under the DTC Agreement.

Our share price may be volatile, and the market price of our ordinary shares after this offering may drop below the price you pay.

        Our share price has been and may continue to be volatile. Since our initial public offering in October 2018, the closing price of our ordinary shares as reported on the Nasdaq Global Select Market has ranged from a low of $2.34 on June 10, 2019 to a high of $9.20 on October 22, 2018. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. The trading price of our shares may fluctuate in response to various factors, including:

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  market conditions in the broader stock market;

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  actual or anticipated fluctuations in our quarterly financial and operating results;

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  introduction of new products or services by us or our competitors;

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  issuance of new or changed securities analysts' reports or recommendations;

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  results of operations that vary from expectations of securities analysts and investors;

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  results of operations that vary from those of our competitors;

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  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

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  strategic actions by us or our competitors;

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  announcement by us, our competitors or our vendors of significant contracts or acquisitions;

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  sales, or anticipated sales, of large blocks of our shares;

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  additions or departures of key personnel;

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  regulatory, legal or political developments;

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  public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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  litigation and governmental investigations;

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  changing economic conditions;

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  changes in accounting principles;

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  default under agreements governing our indebtedness;

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  exchange rate fluctuations; and

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  other events or factors, including those from natural disasters, war, acts of terrorism or responses to these events.

        These and other factors, many of which are beyond our control, may cause our market price and demand for our shares to fluctuate substantially. Fluctuations in our share price could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of shares have been volatile, holders of those shares have sometimes instituted securities class action litigation against the company that issued the shares. For example, on April 30, 2019 we were was served with a complaint in an action entitled Leo Shumacher, et al., v. Osmotica Pharmaceuticals plc, et al., Superior Court of New Jersey, Somerset County No. SOM-L-000540-19, and on May 10, 2019, a complaint entitled Jeffrey Tello, et al., v. Osmotica Pharmaceuticals plc, et al., Superior Court of New Jersey, Somerset County No. SOM-L-000617-19 was filed in the same court as the Shumacher action. The complaints name us, certain of our directors and officers and the underwriters of our initial public offering as defendants in putative class actions alleging violations of Sections 11 and 15 of the Securities Act of 1933 related to the disclosures contained in the registration statement and prospectus used for our initial public offering of ordinary shares. On July 22, 2019, the plaintiffs filed an Amended Complaint consolidating the two actions, reiterating the previously pled allegations and adding an additional individual defendant. We expect to incur substantial costs defending these and any other lawsuits our shareholders bring against us. This and other lawsuits could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

A significant portion of our total outstanding ordinary shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our ordinary shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. After this offering, we will have 57,901,682 ordinary shares outstanding (or 58,801,682 ordinary shares if the underwriters exercise the option to purchase additional shares in full) based on the number of ordinary shares outstanding as of November 30, 2019. This includes shares that we are selling in this offering, which may be resold in the public market immediately, and assumes no exercises of outstanding options. Substantially all of the shares that are not being sold in this offering will be subject to a 90-day lock-up period provided under agreements executed in connection with this offering. These shares will, however, be able to be resold after the expiration of the lock-up agreement. We also filed a Form S-8 under the Securities Act, to register all of our ordinary shares that we may issue under our equity compensation plans. In addition, Avista and Altchem have certain demand registration rights that could require us in the future to file registration statements in connection with sales of our shares by them. For more information, see "Certain Relationships and Related Party Transactions—Shareholders' Agreement." Such sales could be significant. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the "Underwriting" section of this prospectus. As restrictions on resale end, the market price of our shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Since we have no current plans to pay regular cash dividends on our ordinary shares, you may not receive any return on investment unless you sell your ordinary shares for a price greater than that which you paid for them.

        We do not anticipate paying any regular cash dividends on our ordinary shares for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. Our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. In addition, our ability to pay cash dividends may be limited by Irish law, as discussed under the risk factor titled "The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation and these differences may make our ordinary shares less attractive to investors." Therefore, any return on investment in our ordinary shares is solely dependent upon the appreciation of the price of our ordinary shares on the open market, which may not occur. For more information, see "Dividend Policy."

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

        The trading market for our shares is influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who covers us downgrades our ordinary shares, or if our results of operations do not meet their expectations, our share price could decline.

Risks related to being an Irish corporation listing ordinary shares

Provisions contained in our Articles of Association, as well as provisions of Irish law, could impair a takeover attempt, limit attempts by our shareholders to replace or remove our current directors and management team, and limit the market price of our ordinary shares.

        Our Articles of Association, together with certain provisions of the Irish Companies Act could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors.

        There are a number of approaches for acquiring an Irish public limited company, including a court-approved scheme of arrangement under the Irish Companies Act, through a tender offer by a third party, by way of a merger with a company incorporated in the European Economic Area, or EEA, under the European Communities (Cross-Border Mergers) Regulations 2008 (as amended) and by way of a merger with a company incorporated in Ireland under the Irish Companies Act. Each method requires shareholder approval or acceptance and different thresholds apply.

        The Irish Takeover Panel Act 1997 and the Irish Takeover Rules 2013 made thereunder, or the Irish Takeover Rules, govern a takeover or attempted takeover of our company by means of a court-approved scheme of arrangement or a tender offer. The Irish Takeover Rules contain detailed provisions for takeovers, including as to disclosure, process, dealing and timetable. The Irish Takeover

Rules could discourage an investor from acquiring 30% or more of our outstanding ordinary shares unless such investor was prepared to make a bid to acquire all outstanding ordinary shares.

        Our Articles of Association contain provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of our ordinary shares and adversely affect the market price of our ordinary shares and the voting and other rights of the holders of our ordinary shares. These provisions include:

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  permitting our board of directors to issue preference shares without shareholder approval, with such rights, preferences and privileges as they may designate;

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  provisions that allow our board of directors to adopt a shareholder rights plan upon such terms and conditions as it deems expedient and in our best interests;

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  establishing an advance notice procedure for shareholder proposals to be brought before shareholder meetings, including proposed nominations of persons for election to our board of directors;

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  the ability of our board of directors to fill vacancies on our board in certain circumstances; and

  •
  imposing particular approval and other requirements in relation to certain business combinations.

        These provisions do not make us immune from takeovers. However, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Our board of directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

        We are subject to the Irish Takeover Panel Act 1997 and the Irish Takeover Rules. Under the Irish Takeover Rules, our board of directors is not permitted to take any action that might frustrate an offer for our ordinary shares once our board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions, such as (i) the issue of shares, options, restricted share units or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our board of directors has reason to believe an offer is or may be imminent. These provisions may give our board of directors less ability to control negotiations with hostile offerors than would be the case for a corporation incorporated in a jurisdiction of the United States.

The operation of the Irish Takeover Rules may affect the ability of certain parties to acquire our ordinary shares.

        Under the Irish Takeover Rules, if an acquisition of ordinary shares were to increase the aggregate holding of the acquirer and its concert parties to ordinary shares that represent 30% or more of the voting rights of a company, the acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding ordinary shares at a price not less than the highest price paid for the ordinary shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of ordinary shares by a person holding (together with its concert parties) ordinary shares that represent between 30% and 50% of the voting rights in the company if the effect of such acquisition were to increase that person's percentage of the voting rights by 0.05% within a 12-month period. Under the Irish Takeover Rules, certain separate concert parties are presumed to be acting in concert. Our board of directors and their relevant family members, related trusts and "controlled companies" are presumed to be acting in concert with any corporate shareholder who holds 20% or more of the company. The application of these presumptions resulted and may continue to result in restrictions upon the ability of certain concert parties and members of our board of directors to acquire more of our securities, including under the terms of executive incentive arrangements. We have consulted and may consult again in future with the Irish Takeover Panel with respect to the application of this presumption and the restrictions on the ability to acquire further securities, although we are unable to provide any assurance as to whether the Irish Takeover Panel will overrule this presumption in the future. For a description of certain takeover provisions applicable to us, see "Description of Share Capital—Irish Takeover Rules and Substantial Acquisition Rules."

Our Articles of Association designate the courts of Ireland for all actions and proceedings, other than those relating to U.S. securities law, which could limit our shareholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees and require shareholders to pursue certain claims outside the United States.

        Our Articles of Association provide that, unless our board of directors or one of its duly authorized committees approves the selection of an alternate forum and to the fullest extent permitted by applicable law, the courts of Ireland shall be the exclusive forum for all actions or proceedings, other than those related to U.S. securities law, but including (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our shareholders, (iii) any action asserting a claim against us arising pursuant to any provision of Irish law or our Articles of Association and (iv) any action to interpret, apply, enforce or determine the validity of our Articles of Association. Any person or entity purchasing or otherwise acquiring any interest in our shares shall be deemed to have notice of and to have consented to the provisions of our Articles of Association and waived any argument relating to the inconvenience of the forums described above. As a result, certain shareholder actions and proceedings may only be brought in Ireland and our shareholders would not have access to any U.S. courts with respect to such actions. This choice of forum provision may limit a shareholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Articles of Association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Irish law differs from the laws in effect in the United States and U.S. shareholders may have difficulty enforcing civil liabilities against us, our directors or members of senior management.

        A number of our directors are non-residents of the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may not be possible to serve process on these directors, or us, in the United States or to enforce court judgments obtained in the United States against these individuals or us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland. A judgment obtained against us will be enforced by the courts of Ireland if the following general requirements are met:

  •
  U.S. courts must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and

  •
  the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.

        A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. But where the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that in the meantime the judgment may not be actionable in Ireland. It remains to be determined whether a final judgment given in default of appearance is final and conclusive. Irish courts may also refuse to enforce a judgment of the U.S. courts that meets the above requirements for one of the following reasons:

  •
  the judgment is not for a definite sum of money;

  •
  the judgment was obtained by fraud;

  •
  the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice;

  •
  the judgment is contrary to Irish public policy or involves certain U.S. laws that will not be enforced in Ireland; or

  •
  jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules.

        As an Irish company, we are principally governed by Irish law, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or other officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our ordinary shares may have more difficulty protecting their interests than would holders of shares of a corporation incorporated in a jurisdiction of the United States.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation and these differences may make our ordinary shares less attractive to investors.

        We are incorporated under Irish law and, therefore, certain of the rights of holders of our shares are governed by Irish law, including the provisions of the Irish Companies Act, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations and these differences may make our ordinary shares less attractive to investors. The principal differences include the following:

  •
  under Irish law, dividends may only be declared if we have, on an individual entity basis, profits available for distribution, within the meaning of the Irish Companies Act. In addition, no distribution or dividend may be paid or made by us unless our net assets are equal to, or exceed, the aggregate of our called up share capital plus non-distributable reserves and the distribution does not reduce our net assets below such aggregate;

  •
  under Irish law, each shareholder generally has preemptive rights to subscribe on a proportionate basis to any issuance of shares. Preemption rights may be disapplied under Irish law for renewable five-year periods by Irish companies by way of a provision in such companies'

    articles of association or a special resolution of their shareholders. We have opted out of these preemption rights in our Articles of Association as permitted under Irish law for the maximum period permitted of five years from the date of adoption of the Articles of Association;

  •
  under Irish law, certain matters require the approval of holders of 75% of the votes cast at a general meeting of our shareholders, including amendments to our Articles of Association, which may limit our flexibility to manage our capital structure;

  •
  under Irish law, a bidder seeking to acquire us would need, on a tender offer, to receive shareholder acceptance in respect of 80% of our outstanding shares. If this 80% threshold is not achieved in the offer, under Irish law, the bidder cannot complete a "second step merger" to obtain 100% control of us. Accordingly, tender of 80% of our outstanding shares will likely be a condition in a tender offer to acquire us, not 50% as is more common in tender offers for corporations organized under U.S. law; and

  •
  under Irish law, shareholders may be required to disclose information regarding their equity interests upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on the transfer of the shares, as well as restrictions on voting, dividends and other payments.

        For further information with respect to your rights as a holder of our ordinary shares, see the section of this prospectus titled "Description of Share Capital."

Risks related to taxation

Changes in our effective tax rate may reduce our net income in future periods.

        We cannot give any assurance as to what our effective tax rate will be because of, among other things, uncertainty regarding the tax policies of the jurisdictions in which we operate and the varying applications of statutes, regulations and related interpretations.

        A number of factors may increase our future effective tax rates, including: the jurisdictions in which profits are determined to be earned and taxed (which may vary depending on our taxable presence in such jurisdictions as may be determined by tax authorities in such jurisdictions); the resolution of issues arising from tax audits that may be undertaken by various tax authorities; changes in the valuation of our deferred tax assets and liabilities due to changes in applicable tax legislation; increases in expenses that are not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions; changes in available tax credits; changes in share-based compensation; changes in tax laws or the interpretation of such tax laws; changes to currently applicable tax treaties, including those resulting in a loss of treaty benefits; changes in GAAP; and challenges to the transfer pricing policies related to our structure undertaken by various tax authorities. Currently, jurisdictions within the Organization for Economic Co-Operation and Development, or the OECD, are reviewing OECD proposals relating to base erosion and profit shifting. Our effective tax rate could be adversely affected to the extent that countries adopt such OECD proposals.

        U.S. tax legislation enacted in 2017 has significantly changed the U.S. federal income taxation of corporations and multinational consolidated groups, including by reducing the U.S. corporate income tax rate, limiting interest deduction, adopting elements of a territorial international tax system and introducing new anti-base erosion provisions. This legislation is unclear in many respects and could be subject to potential amendments and technical corrections and subject to differing interpretations and implementing regulations by the U.S. Department of Treasury and the Internal Revenue Service, any of which could lessen or increase certain adverse impacts of the legislation or affect our actual effective tax rate.

        It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs, we could become, or be regarded as having become tax resident in a jurisdiction other than Ireland. Should we cease to be an Irish tax resident, we may be subject to a charge of Irish capital gains tax as a result of a deemed disposal of our assets. Our actual effective tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of Ireland and other jurisdictions in which we operate could change in the future, and such changes could cause a material adverse change in our effective tax rate.

        If our tax rates or tax expenses were to increase as described above, such increases could cause a material and adverse change in our worldwide effective tax rate and we may have to take action, at potentially significant expense, to seek to mitigate the effect of such changes. In addition, any amendments to the current double taxation treaties between Ireland and other jurisdictions could subject us to increased taxation. Any such amendments to double taxation treaties or increases in taxation based on examinations by taxing authorities, if such increases are ultimately sustained, could result in increased charges, financial loss, including penalties, and reputational damage and materially and adversely affect our results, financial condition and prospects.

If we are a passive foreign investment company, U.S. investors in our ordinary shares could be subject to adverse U.S. federal income tax consequences.

        The rules governing passive foreign investment companies, or PFICs, can have adverse effects for U.S. federal income tax purposes. We would be classified as a PFIC for any taxable year in which either: (i) at least 75% of our gross income is classified as "passive income" for purposes of the PFIC rules, or (ii) at least 50% of the fair market value of our assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of "passive income." For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation we own, directly or indirectly, 25% or more (by value) of its stock.

        As discussed in "Material Tax Consideration—Material U.S. Federal Income Tax Considerations," we do not believe that we are currently a PFIC, and we do not anticipate becoming a PFIC for the 2020 taxable year; however, such a determination cannot be made until following the end of such taxable year. Additionally, recently proposed U.S. Treasury Regulations addressing, among other things, the determination of certain types of "passive income" for certain types of entities for purposes of the PFIC test described above and the clarification of certain PFIC attribution rules and "look-through" rules to certain types of entities could affect our status as a PFIC. These proposed U.S. Treasury Regulations have not been finalized and their application and interpretation are unclear and could be subject to potential amendments and technical corrections once finalized, any of which could affect whether we are a PFIC.

        The determination of whether we are a PFIC must be made annually after the close of each taxable year, depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the interpretation and application of the PFIC rules, including the proposed U.S. Treasury Regulations described above. The fair market value of our assets is expected to depend, in part, upon (a) the market price of our ordinary shares and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not a PFIC for the current taxable year or that we will not become a PFIC for any future taxable year.

        If we are a PFIC, U.S. holders of our ordinary shares would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are classified as a PFIC in any taxable year with respect to which a U.S. holder owns ordinary shares, we generally will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. holder makes a "deemed sale election." Furthermore, whether or not U.S. holders of our ordinary shares make timely qualified electing fund, or QEF, elections, if we provide the necessary information to U.S. holders to make such elections, or mark-to-market elections may affect the U.S. federal income tax consequences to U.S. holders with respect to the acquisition, ownership and disposition of our ordinary shares and any distributions such U.S. holders may receive. Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to our ordinary shares.

U.S. holders of 10% or more of the voting power or value of our ordinary shares may be subject to U.S. federal income taxation at ordinary income tax rates on undistributed earnings and profits.

        There is a risk that we will be classified as a "controlled foreign corporation," or CFC, for U.S. federal income tax purposes. We will generally be classified as a CFC if more than 50% of our outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by "U.S. Shareholders." For this purpose, a "U.S. Shareholder" is any U.S. person that owns directly, indirectly or by attribution, 10% or more of the total voting power or total value of our outstanding shares. If we are classified as a CFC, a U.S. Shareholder may be subject to U.S. income taxation at ordinary income tax rates on its proportionate share of our undistributed earnings and profits attributable to "subpart F income" or undistributed earnings and profits invested in certain U.S. property and may also be subject to tax at ordinary income tax rates on any gain realized on a sale of ordinary shares, to the extent of our current and accumulated earnings and profits attributable to such shares. A U.S. Shareholder of a CFC is also required to include in gross income for a taxable year, at a reduced effective tax rate, its proportionate share of certain non-U.S. active business income of a CFC not included in a CFC's "subpart F income," or "global intangible low-taxed income," to the extent such CFC's "tested income" is in excess of 10% of the adjusted U.S. federal income tax basis of depreciable tangible assets used in the CFC's trade or business (reduced by a U.S. Shareholder's allocable net interest expense) and is not otherwise offset by any "tested loss" attributable to other CFCs owned by such U.S. Shareholder. Foreign taxes paid by a CFC attributable to the CFC's "subpart F income" and "global intangible low-taxed income" and any corresponding foreign tax credits may affect the amount of income includible in a U.S. Shareholder's gross income for U.S. tax purposes. Even if we are not classified as a CFC, certain of our non-U.S. subsidiaries could be treated as CFCs due to the application of certain attribution rules that currently apply in determining CFC status. If certain non-U.S. subsidiaries are classified as CFCs, any U.S. Shareholder may be required to report annually and include in its U.S. taxable income its pro rata share of "subpart F income," "global intangible low-taxed income" and investments in U.S. property attributable to those non-U.S. subsidiaries. The CFC rules are complex and U.S. Shareholders and U.S. holders of our ordinary shares are urged to consult their own tax advisors regarding the possible application of the CFC, "subpart F income," and "global intangible low-taxed income" rules (including applicable direct and indirect attribution rules) to them based on their particular circumstances.

A future transfer of your ordinary shares, other than one effected by means of the transfer of book entry interests in DTC, may be subject to Irish stamp duty.

        Transfers of ordinary shares effected by means of the transfer of book entry interests in the DTC should not be subject to Irish stamp duty where ordinary shares are traded through DTC, either directly or through brokers that hold such shares on behalf of customers through DTC. However, if you hold your ordinary shares as of record rather than beneficially through DTC, any transfer of your ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty to arise could adversely affect the price of our ordinary shares. For more information, see "Material Tax Considerations—Material Irish Tax Considerations—Stamp Duty."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" included or incorporated by reference into this prospectus, contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "should," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short- and long-term business operations and objectives and financial needs. Examples of forward-looking statements include, among others, statements we make regarding: our intentions, beliefs or current expectations concerning, among other things, future operations; future financial performance, trends and events, particularly relating to sales of current products and the development, approval and introduction of new products; FDA and other regulatory applications, approvals and actions; the continuation of historical trends; our ability to operate our business under our new capital and operating structure; and the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs.

        We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the following:

  •
  if we are unable to successfully develop or commercialize new products, or do so on a timely or cost effective basis, our operating results will suffer;

  •
  due to our dependence on a limited number of products, our business could be materially adversely affected if one or more of our key products do not perform as well as expected;

  •
  failures of or delays in clinical trials could result in increased costs to us and could jeopardize or delay our ability to obtain regulatory approval and commence sales of new products;

  •
  we are, and will continue to be in the future, a party to legal proceedings that could result in adverse outcomes;

  •
  as of September 30, 2019, we had total outstanding debt of approximately $268.1 million (net of deferred financing costs), and we had unused commitments of $50.0 million under our senior secured credit facilities. Our substantial debt could adversely affect our liquidity and our ability to raise additional capital to fund operations and could limit our ability to pursue our growth strategy or react to changes in the economy or our industry;

  •
  we face intense competition from both brand and generic companies, which could significantly limit our growth and materially adversely affect our financial results;

  •
  a business interruption at our manufacturing facility, our warehouses or at facilities operated by third parties that we rely on could have a material adverse effect on our business;

  •
  our profitability depends on our major customers, and if our relationships with them do not continue as expected, our business, prospects and results of operations could materially suffer;

  •
  if we are unable to develop or maintain our sales capabilities, we may not be able to effectively market or sell our products;

  •
  our competitors and other third parties may allege that we are infringing their intellectual property, forcing us to expend substantial resources in resulting litigation, and any unfavorable outcome of such litigation could have a material adverse effect on our business; and

  •
  other factors that are described in "Risk Factors," beginning on page 17 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2018.

        The forward-looking statements included in this prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. We cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

        You should read this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of our ordinary shares in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $27.1 million (or $31.3 million if the underwriters exercise their option to purchase additional shares in full).

        We intend to use the net proceeds from the sale of our ordinary shares in this offering to pay fees and expenses associated with this offering and for working capital and other general corporate purposes.

 DIVIDEND POLICY

        Our board of directors does not currently intend to pay regular dividends on our ordinary shares. However, we expect to reevaluate our dividend policy on a regular basis following this offering and may, subject to compliance with the covenants contained in the agreements governing our indebtedness, applicable law and other considerations, determine to pay dividends in the future. See "Description of Share Capital."

        Any determination to pay dividends in the future would be subject to compliance with applicable laws, including the Irish Companies Act, which requires Irish companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2019 on (i) an actual basis and (ii) an as adjusted basis to give effect to the sale by us of 6,000,000 ordinary shares in this offering at a public offering price of $5.00 per share, as described under "Use of Proceeds," after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

        The following table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere or incorporated by reference in this prospectus.

	As of September 30, 2019
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents	$98,014	$125,148

Long-term indebtedness
Senior secured credit facility
Term A Loan	$229,456	$229,456
Term B Loan	41,904	41,904

Total senior secured credit facilities	$271,360	$271,360
Deferred financing fees	(3,699)	(3,699)

Total senior secured credit facilities, net of deferred financing fees	$267,661	$267,661
Current portion	(398)	(398)

Senior secured credit facilities—long-term portion	$267,263	$267,263
Note payable—insurance financing	$398	398

Total long-term indebtedness	$267,661	267,661
Equity
Ordinary shares ($0.01 nominal value, 400,000,000 shares authorized, 52,163,353 issued and outstanding)	$522	582
Preferred shares ($0.01 nominal value 40,000,000 shares authorized, no shares issued and outstanding)	—	—
Euro deferred shares (€1.00 nominal value 25,000 shares authorized, no shares issued and outstanding)	—	—
Additional paid-in capital	$489,784	516,858
Accumulated deficit	$(346,380)	(346,380)
Accumulated other comprehensive loss	(2,229)	(2,229)

Total equity	$141,697	$168,831

Total capitalization(1)	$415,714	$442,848

(1)
Total capitalization includes $5.8 million of lease liability and $0.2 million of finance lease obligations as of September 30, 2019.

 DILUTION

        If you invest in our ordinary shares, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share after this offering. Dilution results from the fact that the public offering price per share is substantially in excess of the book value per share attributable to the existing shareholders for the presently outstanding ordinary shares. We calculate net tangible book value per share by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding ordinary shares.

        Our net tangible book value at September 30, 2019 was approximately $(152.2) million, or $(2.92) per share. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering.

        After giving effect to the receipt of the estimated net proceeds from our sale of shares in this offering, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," our pro forma net tangible book value at September 30, 2019 would have been approximately $(125.0) million, or $(2.15) per share. This represents an immediate increase in net tangible book value per share of $0.77 to existing shareholders and an immediate decrease in net tangible book value per share of $7.15 to you. The following table illustrates this dilution per share.

Assumed public offering price per share		$5.00
Net tangible book value per share at September 30, 2019	$(2.92)
Increase per share attributable to new investors in this offering	0.77

Pro forma net tangible book value per share after this offering		(2.15)

Dilution per share to new investors		$7.15

        If the underwriters exercise their option to purchase 900,000 additional shares in full, the pro forma net tangible book value per share after giving effect to this offering would be $(2.05) per share. This represents an increase in pro forma net tangible book value of $0.87 per share to existing shareholders and dilution in pro forma net tangible book value of $7.05 per share to you.

 MARKET PRICE OF OUR ORDINARY SHARES

        Our ordinary shares are listed on the Nasdaq Select Global Market under the symbol "OSMT." On January 3, 2020, the closing price for our ordinary shares as reported on the Nasdaq Select Global Market was $6.98 per share. As of January 3, 2020, we had eight holders of record of our ordinary shares.

BUSINESS

Overview

        We are a fully integrated biopharmaceutical company focused on the development and commercialization of specialty products that target markets with underserved patient populations. In the nine months ended September 30, 2019, we generated total revenues of $180.1 million across our existing portfolio of promoted specialty neurology and women's health products, as well as our non-promoted products, which are primarily complex formulations of generic drugs. In 2017, we received regulatory approval from the FDA, for M-72 (methylphenidate hydrochloride extended-release tablets, 72 mg) for the treatment of attention deficit hyperactivity disorder, or ADHD, in patients aged 13 to 65, and, in 2018, we received regulatory approval from the FDA for Osmolex ER (amantadine extended-release tablets) for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions, which are involuntary muscle movements caused by certain medications, in adults. We launched M-72 in the second quarter of 2018 and completed the launch of Osmolex ER in January 2019. In addition, we have a late-stage development pipeline highlighted by two NDA product candidates, both of which have completed Phase III clinical trials: RVL-1201 (oxymetazoline hydrochloride ophthalmic solution, 0.1%) designed for the treatment of acquired blepharoptosis, or droopy eyelid, and arbaclofen extended-release tablets designed for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis. In November 2019, an NDA for RVL-1201 was accepted for filing by the FDA with a goal date for FDA decision on the application of July 16, 2020.

        Our core competencies span drug development, manufacturing and commercialization. Our team of sales representatives support the ongoing commercialization of our existing promoted product portfolio as well as the launch of new products. As of September 30, 2019, we actively promoted six products: Osmolex ER, M-72, Lorzone (chlorzoxazone scored tablets) and ConZip (tramadol hydrochloride extended-release capsules) in specialty neurology and OB Complete, our family of prescription prenatal dietary supplements, and Divigel (estradiol gel, 0.1%) in women's health. As of September 30, 2019, we sold a portfolio consisting of approximately 30 non-promoted products. The cash flow from these non-promoted products has contributed to our investments in research and development and business development activities. Some of our existing products benefit from several potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities, and U.S. Drug Enforcement Administration, or DEA, regulation and quotas for API.

        Our non-promoted products compete in generic markets. Generic products generally contribute most significantly to revenues and gross margins at the time of launch or in periods where no or a limited number of competing products have been approved and launched. In the United States, the consolidation of buyers in recent years has increased competitive pressures on the industry as a whole. As such, the timing of new product launches can have a significant impact on a company's financial results. The entrance into the market of additional competition can have a negative impact on the pricing and volume of the affected products which are outside the company's control. In particular, both methylphenidate ER tablets and venlafaxine ER tablets, or VERT, have experienced, and are expected to continue to experience, significant pricing erosion due to additional competition from other generic pharmaceutical companies. This generic pricing erosion has resulted in, and is expected to continue to result in lower net product sales, revenue and profitability from methylphenidate ER tablets and VERT in the remainder of 2019 and subsequent years. Additionally, an AB-rated generic of Lorzone was approved on November 27, 2019, which may result in pricing and market share declines.

        We are focused on continuing the transition of our business to a specialty pharmaceutical company that develops and commercializes proprietary products. The Company's research and development pipeline is the primary driver of this strategy. In 2017, we acquired the worldwide rights to RVL-1201 and have completed two Phase III clinical trials of RVL-1201 in the United States for the treatment of acquired blepharoptosis.

        Results from RVL-1201's initial Phase III clinical trial showed that the formulation met its primary efficacy endpoint and was well-tolerated. The 2:1 randomized, double-masked, placebo-controlled study comprised 140 patients with blepharoptosis in two treatment groups for 42 days. Patients treated with RVL-1201 received one full drop in each eye each morning while patients treated with the placebo also received one full drop in each eye each morning. The primary efficacy endpoints were change in baseline visual field using the Leicester Visual Field Test on Hour 6 Day 1 (p=0.0003) and Hour 2 on Day 14 (p< 0.0001). As shown below, patients who received RVL-1201 once-daily experienced a statistically significant improvement in visual field when compared to the placebo group.

RVL-1201 Phase III Clinical Trial Efficacy: Leicester Peripheral Field Test (LPFT)
(Intent-to-Treat Population)

        RVL-1201 was generally well tolerated by patients in this clinical trial when administered once daily over a 6-week period. There were no serious adverse events identified from treatment with RVL-1201 in this Phase III clinical trial.

        The second Phase III trial was a six-week randomized, multicenter, double-masked, placebo-controlled study to evaluate the safety and efficacy of once-daily treatment of RVL-1201 compared with placebo for the treatment of acquired blepharoptosis. The primary endpoint was a measurement of the mean change from baseline of the number of points seen out of a total of 35 in the top four rows of the Leicester Peripheral Field Test, or LPFT, as measured in two timepoints: hour 6 on day 1 and hour two on day 14. The secondary endpoint was a measurement of the distance between the center of the pupillary light reflex and the upper eyelid margin, or MRD-1. Topline results from the second Phase III trial showed that the trial met both the primary and secondary endpoints. The mean change from baseline on the LPFT on hour 6, day 1 was 6.3 for RVL-1201 versus 2.1 for vehicle (p < 0.0001) and on hour two, day 14 was 7.7 for RVL-1201 versus 2.4 for vehicle (p < 0.0001). The results also showed a statistically significant improvement in MRD-1 at 5 and 15 minutes, and 2 and 6 hours post dose on days 1 and 14. We also completed a 12-week randomized, multicenter, double-masked, placebo controlled safety study to evaluate the safety of RVL-1201 compared with vehicle for the treatment of acquired blepharoptosis. Results of the safety study showed RVL-1201 was well tolerated when administered once daily over a 12-week period where the majority of adverse events were mild and did not require treatment. In November 2019, the FDA accepted for filing our NDA and issued a goal decision date of July 16, 2020. If approved, we believe RVL-1201 would become the first non-surgical treatment option approved by the FDA for droopy eyelid.

        Baclofen is the only FDA-approved product that targets the GABA b receptor to treat spasticity. Baclofen is a racemic mixture comprised of an R and an S-isomer. The R-isomer of baclofen, or arbaclofen, has been shown in vivo to be up to 100 times more effective at targeting the GABA b receptor than the S-isomer. We developed our product candidate arbaclofen ER, or arbaclofen, using our proprietary Osmodex drug delivery system for the treatment of spasticity in multiple sclerosis patients. Arbaclofen has received orphan drug designation by the FDA in this indication, and we have patent coverage for arbaclofen extending to 2036.

        In 2014, we completed our initial Phase III clinical trial exploring the efficacy, safety and tolerability of arbaclofen in the treatment of spasticity associated with multiple sclerosis. The multicenter, randomized (1:1:1), double-blind, active and placebo-controlled, 16-week study included 341 patients across three groups: Arbaclofen tablets 40 mg/day, baclofen 80 mg/day and placebo. This study compared the efficacy and safety of arbaclofen doses (20 mg/day × 14 days, 30 mg/day × 14 days, and 40 mg/day × 12 weeks) with baclofen tablets (40 mg/day × 14 days, 60 mg/day × 14 days, and 80 mg/day × 12 weeks) against a placebo. The trial's co-primary efficacy endpoints were CGIC and TNmAS in the most affected limb. As shown below, in this Phase III clinical trial, arbaclofen demonstrated a statistically significant improvement in CGIC when compared to the placebo while baclofen failed to demonstrate a statistically significant improvement in CGIC when compared to the placebo.

Summary of Change in CGIC Score by Treatment Day

Summary of CGIC Score Results, Intent-to-Treat Population(1)
CGIC Day 120	Statistic	Arbaclofen	Baclofen	Placebo
	LS Mean (standard error)	1.00 (0.12)	0.68 (0.12)	0.52 (0.11)
	p-value vs placebo	0.0004	0.2434

(1)
Least squares means (LS Means) and p-values from analysis of covariance model including factors for site and treatment group

        As shown below, arbaclofen also demonstrated a statistically significant improvement in the TNmAS in most affected limb when compared to the placebo.

 Summary of Change in TNmAS Score by Treatment Day

Summary of TNmAS Results, Intent-to-Treat Population(1)
TNmAS Day 120	Statistic	Arbaclofen	Baclofen	Placebo
	LS Mean (standard error)	–2.9 (0.24)	–3.32 (0.25)	–1.95 (0.22)
	p-value vs placebo	0.0006	<0.0001

(1)
LS Means and p-values from analysis of covariance model including factors for site and treatment group

        This clinical trial supported our conclusion that daily treatment with arbaclofen was safe and well tolerated by subjects with muscle spasticity related to multiple sclerosis. Adverse events reported in this study were consistent with the expected adverse events for baclofen, and there did not appear to be any new or unexpected safety issues relative to treatment with arbaclofen extended-release tablets. The overall incidence of treatment emergent adverse events, or TEAEs, and the number of TEAEs leading to discontinuation from the study were lower in the arbaclofen group compared to the baclofen group.

 Summary of Treatment Emergency Adverse Events >2%, Safety Population

Preferred Term	Arbaclofen (N=110) n (%)	Baclofen (N=113) n (%)	Placebo (N=118) n (%)	All Subjects (N=341) n (%)
Somnolence	17 (15.5)	27 (23.9)	6 (5.1)	50 (14.7)
Dizziness	8 (7.3)	12 (10.6)	4 (3.4)	24 (7.0)
Headache	8 (7.3)	7 (6.2)	1 (0.8)	16 (4.7)
Multiple sclerosis relapse	3 (2.7)	0 (0.0)	4 (3.4)	7 (2.1)
Muscle spasticity	3 (2.7)	2 (1.8)	2 (1.7)	7 (2.1)
Urinary tract infection	9 (8.2)	12 (10.6)	6 (5.1)	27 (7.9)
Nasopharyngitis	3 (2.7)	2 (1.8)	4 (3.4)	9 (2.6)
Influenza	4 (3.6)	0 (0.0)	1 (0.8)	5 (1.5)
Asthenia	13 (11.8)	21 (18.6)	5 (4.2)	39 (11.4)
Fatigue	4 (3.6)	4 (3.5)	2 (1.7)	10 (2.9)
Irritability	3 (2.7)	2 (1.8)	1 (0.8)	6 (1.8)
Muscular weakness	12 (10.9)	13 (11.5)	3 (2.5)	28 (8.2)
Pollakiuria	6 (5.5)	11 (9.7)	3 (2.5)	20 (5.9)
Urinary incontinence	3 (2.7)	4 (3.5)	2 (1.7)	9 (2.6)
Micturition urgency	0 (0.0)	6 (5.3)	0 (0.0)	6 (1.8)
Nocturia	0 (0.0)	4 (3.5)	1 (0.8)	5 (1.5)
Nausea	4 (3.6)	4 (3.5)	2 (1.7)	10 (2.9)
Dry mouth	1 (0.9)	7 (6.2)	0 (0.0)	8 (2.3)
Fall	1 (0.9)	3 (2.7)	2 (1.7)	6 (1.8)
Ear and labyrinth disorders	5 (4.5)	7 (6.2)	1 (0.8)	13 (3.8)
Vertigo	3 (2.7)	6 (5.3)	0 (0.0)	9 (2.6)
Cough	0 (0.0)	3 (2.7)	0 (0.0)	3 (0.9)

  The results are reported as n (%) for the safety population.

        The results summarized in the table and charts above are from the corrected dataset from the initial Phase III clinical trial. On June 10, 2015, Osmotica Holdings Corp Limited submitted an NDA containing data from this initial Phase III clinical trial, which was conducted and completed prior to the Business Combination. During the NDA review process, the FDA requested an independent audit of five of the 35 study sites, which were located in Russia and Ukraine. The audit found numerous irregularities and deviations from good clinical practices, which led to a complete response letter on July 9, 2016. The audit observations were thoroughly investigated, and data were corrected where appropriate. In December 2016, we met with the FDA to discuss the path forward for the application. The FDA indicated that, based on the initial audit findings, it considered the data from the Phase III clinical trial to be insufficient to support a marketing application. Following the meeting, we decided to complete a single additional Phase III clinical trial.

        In the first quarter of 2019, we received topline data from our second Phase III clinical trial of arbaclofen in multiple sclerosis patients with spasticity, or the 3004 study. The 3004 study was a multicenter, randomized, double-blind placebo controlled study in which treatment groups received either placebo, 40 mg arbaclofen per day or 80 mg arbaclofen per day. The co-primary endpoints were change from baseline in Total Numeric-transformed Ashworth Scale for the most affected limb, or TNmAS-MAL, on day 84 and Clinician Global Impression of Change, or CGIC, scores on day 84. Arbaclofen did not meet the co-primary endpoint of showing greater improvement than placebo as measured by CGIC scores; however, the study did meet the co-primary endpoint of showing a statistically significant improvement in spasticity relative to placebo as measured by the TNmAS-MAL for both doses of arbaclofen (p=0.0482 and p=0.0118 for 40 mg and 80 mg per day, respectively).

However, positive mean CGIC values indicated all three treatment groups improved from baseline. Further, it appears that there was a dose-response relationship between the two strengths as the 80 mg per day dose exhibited a greater improvement in spasticity as assessed by the TNmAS-MAL values than the 40 mg per day dose. Though arbaclofen 80 mg per day had a higher discontinuation rate in the study, the safety and tolerability data were in line with previously reported results, most notably a somnolence incidence of 10.1% and 14.5% for the 40-mg and 80-mg treatment arms, respectively, compared to 10.1% for the placebo treatment arm. Somnolence is one of the most frequently reported dose-limiting adverse events associated with baclofen treatment today. The Company's analysis of the integrated data from both the 3002 and 3004 studies exhibited a statistically significant benefit for subjects in both TNmAS-MAL and CGIC endpoints. Based on these results, we requested a Type C meeting with the FDA to address questions regarding our plans for resubmission of our NDA and in lieu of a face-to-face meeting we received written responses from the FDA in the fourth quarter of 2019. Based on the advice received from the FDA, we intend to resubmit our NDA during the second quarter of 2020. We expect that this resubmission will include results from the 3004 study and results from Study 3005, a one-year safety study evaluating the 80 mg daily dose. However, if we are required to conduct any additional clinical trials, our development costs may increase, our regulatory approval process could be delayed or denied and we may not be able to commercialize and commence sales of arbaclofen in the timeframe currently contemplated, if at all.

        We plan to invest selectively in expanding our product portfolio by leveraging both our proprietary Osmodex drug delivery system as well as our management team's operating experience to pursue external business development opportunities.

Our Strengths

        We believe our principal competitive strengths include:

        Diversified Portfolio of Pharmaceutical Products.    As of September 30, 2019, we sold an attractive and diversified portfolio of six promoted products and approximately 30 non-promoted products, some of which incorporate our proprietary Osmodex drug delivery system. Through our specialized sales force we promote a portfolio of specialty neurology and women's health products that we believe provide meaningful benefits to patients due to their formulation or pharmacokinetic profiles. In addition, we seek to protect our promoted products by a combination of patent protection, data exclusivity and our proprietary formulation and manufacturing know-how.

        Efficient Research and Development Organization Generating a Targeted Pipeline.    We have a history of developing commercially successful pharmaceutical products. As of September 30, 2019, we employed 93 professionals with extensive regulatory and drug development experience in our research and development organization. As of September 30, 2019 we had 44 U.S. patents, 61 patents outside the United States and 21 pending patent applications, the last of which expires in 2038. Our pipeline is highlighted by two NDA product candidates that have completed Phase III clinical trials: RVL-1201, which we are studying for the treatment of blepharoptosis; and arbaclofen, which we are evaluating for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis, particularly for the relief of flexor spasms and concomitant pain, clonus and muscular rigidity.

        Demonstrated Commercialization Capabilities.    We have built a robust infrastructure for the commercialization of our pharmaceutical products. As of December 1, 2019, our sales force was comprised of a team of 125 professionals targeting approximately 16,625 physicians across the specialty neurology and women's health therapeutic areas. For example, our sales team has successfully developed Divigel into the leading prescription transdermal estrogen gel, with increasing prescriptions between 2014 and 2019 in a declining estrogen market, based on prescription data derived from IQVIA, reflecting targeted promotional activities and strong patient access. Our non-promoted products are supported by a team with extensive experience commercializing generic products in attractive markets.

        Experience Driving Patient Access in Order to Facilitate Penetration of Key Markets.    We support patients' access to our medications through careful research and a deep understanding of the changing reimbursement landscape. We have developed capabilities across the market access continuum underscored by successful payor contracting strategies and supplemental patient assistance programs. Patient access is central to the commercialization strategy for our recent and near-term product launches. We expect that our pricing of these products will facilitate strong managed-care coverage and reimbursement, which we believe will improve patient access to our products.

        Product Portfolio That Delivers Meaningful Benefit to Patients and May Benefit from Potential Barriers to Entry.    Many of our existing products benefit from one or more potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities and DEA regulation and quotas for API. Our proprietary Osmodex drug delivery system uses osmotic pressure to provide a controlled drug release and is adaptable to many different combinations of immediate-release, extended-release and controlled- or delayed-release formulations that contain one or more drugs. We seek to identify and develop drug candidates that are well-suited to our proprietary Osmodex drug delivery system, which we believe can deliver a differentiated and favorable pharmacokinetic profile and may provide meaningful benefits to patients.

        Experienced and Accomplished Management Team with a Proven Track Record.    Our management team brings a wealth of experience navigating changes in the pharmaceutical industry and delivering financial success. Led by our Chief Executive Officer, Brian Markison, our management team possesses expertise in many areas of the pharmaceutical industry, including drug development, manufacturing, commercial operations and finance.

Our Strategy

        Our goal is to become a leading specialty biopharmaceutical company by developing and commercializing drugs that provide meaningful benefit to patients with significant market opportunities, potential barriers to entry and long product life cycles. Our strategy to achieve this goal is focused on the following:

        Continue Our Transition to a Greater Focus on Promoted Products and Specialty Therapeutic Markets. Led by RVL-1201 and arbaclofen, if approved, we intend to continue to focus our business on our promoted product portfolio with less emphasis on non-promoted products. We intend to develop novel and innovative products targeting specialty markets with underserved patient populations that we believe we can commercialize efficiently. We may expand into additional specialty markets where we believe there are attractive opportunities to use our expertise and proprietary Osmodex drug delivery system to develop and commercialize differentiated products.

        Grow Our Existing Product Sales.    We plan to leverage our existing sales force to grow our promoted product portfolio including M-72, Osmolex ER and, if approved, RVL-1201 and arbaclofen. We recently realigned our sales force while retaining the ability to expand our sales force opportunistically to support future growth and focus on products where we believe there is an attractive market. We intend to still support our non-promoted products through our national account team that manages relationships with major drug-buying consortia, pharmaceutical wholesalers and retailers in the United States.

        Successfully Develop Our Late-Stage Product Candidates.    We are focused on advancing the development of our clinical programs to further diversify our revenue base and sustain our future growth. If successfully developed and approved, we believe that RVL-1201 would become the first pharmacological treatment for acquired blepharoptosis in the United States and would represent an important therapy in the continuum of care for patients with mild or moderate blepharoptosis. According to a 2018 survey of U.S. optometrists, ophthalmologists and surgeons, approximately 38% of blepharoptosis cases were mild and 48% were moderate. While no robust epidemiological studies exploring the prevalence of blepharoptosis exist, we believe it is a condition affecting millions of Americans. For example, a study conducted in 1995 in the United Kingdom found some level of blepharoptosis in 12% of a sample set of adults age 50 years and older and that 90% of the sample had acquired blepharoptosis after birth.

        Additionally, we believe arbaclofen represents an attractive product candidate with a large addressable multiple sclerosis spasticity market in the United States. A recent study found that up to 913,900 people suffer from multiple sclerosis in the United States. A study conducted from 1996 to 2003 found that approximately 84% of multiple sclerosis patients suffered from some degree of spasticity. With clinicians indicating that approximately 65% of multiple sclerosis patients with spasticity have received pharmacological treatment, we estimate arbaclofen ER's primary addressable patient population to be approximately 498,980 patients in the United States. Our research and development efforts also include advancing product candidates to address neuro-degenerative disorders and developing additional indications for arbaclofen.

        Successfully Partner Ex-U.S. Rights for RVL-1201.    We believe there is a significant market for RVL-1201 outside the United States. Our intent is to identify a partner or partners in Asian, European or other markets capable of building on our existing positive clinical data to navigate regulatory approvals efficiently and seek to maximize the commercial opportunity in those markets.

        Expand Our Pipeline by Leveraging Our Proprietary Technology to Develop Differentiated Products.    We plan to expand our pipeline of product candidates through the application of our technology, research infrastructure and development expertise, including by initiating a planned Phase I clinical study to treat neurodegenerative disease in the first half of 2020. We are also exploring opportunities for RVL-1201 in additional indications. Our research and development efforts are focused on identifying commercially viable products that are well suited to benefit from our proprietary Osmodex drug delivery system. Our technology is designed to produce an extended-release formulation with a differentiated pharmacokinetic profile that we believe can, in certain circumstances, meaningfully improve upon the efficacy or side effect profiles of currently approved therapies. We plan to continue to apply our drug development criteria to make capital efficient investments in promising product candidates.

        Opportunistically Acquire or In-License Rights to Clinically Differentiated Products, Pipeline Candidates or Technologies.    We seek to selectively acquire or in-license approved products and late-stage product candidates that complement our existing product portfolio, pipeline, technology or commercial infrastructure. Our management team has a history of successfully executing and integrating product and company acquisitions, which we believe positions us to capitalize on these opportunities.

Research and Development

        Our research and development team leverages its expertise across a variety of scientific disciplines to formulate product candidates and advance programs through the drug development and approval process and post marketing studies. We have capabilities in regulatory affairs, pharmaceutical science, analytical chemistry, preclinical studies, clinical trial design and operations, quality assurance and compliance, medical affairs and pharmacovigilance. We deploy these competencies to advance a product candidate through the drug development process, and develop data and intellectual property to improve our products, support commercialization and extend product life cycles. Scientific staff in Buenos Aires, Argentina, Wilmington, North Carolina, Bridgewater, New Jersey, Marietta, Georgia and Budapest, Hungary use their expertise in formulation development (including in our proprietary Osmodex drug delivery system), chemistry and material science to focus on identifying drug compounds for re-formulation to achieve either new therapeutic attributes (e.g., extended release) or indications. Our clinical development team utilizes its experience to design and implement clinical trials to support submission of new drug applications for organically developed and in-licensed product candidates. Additionally, we perform early-stage manufacturing and technology transfer engineering and evaluate any unique intellectual property arising from these activities. For development candidates that we have elected to progress forward, scale-up process engineering has been performed at our manufacturing plant in Marietta, Georgia.

        As of September 30, 2019, we had 93 employees in our research and development department worldwide. Our staff of research scientists has expertise in the drug development process, from pre-formulation studies and formulation development, to scale-up and manufacturing. The clinical development and medical affairs team assumes product stewardship from pre-clinical testing and first-in-human studies, Phase I, Phase II and Phase III clinical trials through to post-marketing studies, risk management and pharmacovigilance activities. Our research and development team has extensive experience developing and coordinating clinical trial programs and communicating with the FDA throughout the process to ensure proper trial design and an efficient clinical and drug development process. Our team has a successful track record of developing products and receiving FDA approval for NDAs and abbreviated new drug applications, or ANDAs.

Intellectual Property

        We have built and continue to develop our intellectual property portfolio for our products and product candidates. We rely on our substantial know-how, technological innovation, patents, trademarks, trade secrets, other intellectual property and in-licensing opportunities to maintain and develop our competitive position. We pursue patent protection in the United States and selected international markets. As of September 30, 2019, we had 44 U.S. patents, 61 patents outside the United States and 21 pending patent applications, the last of which expires in 2038.

Our Technology

Osmodex: Our Proprietary Drug Delivery System

        Our technology allows us to manufacture tablets with one or more active drugs, and in combinations of immediate-release, controlled-release, delayed-release and extended-release. We believe that our proprietary Osmodex drug delivery system is well-suited to address certain limitations of existing therapies that have less than optimal efficacy or unfavorable side effect profiles as a result of formulation, pharmacokinetic profiles or other complexities. However, whether our proprietary Osmodex drug delivery system will suitably be paired with a given API is not certain or predictable. Each successful pairing that we have achieved in the past was the result of rigorous research, development and innovation. With that approach, our research and development team has led the successful clinical development of approved NDAs incorporating our proprietary Osmodex drug delivery system, including Allegra D® (pseudoephedrine and H1 antagonist), venlafaxine extended-release tablets (VERT), Khedezla® (desvenlafaxine extended-release tablets) and Osmolex ER.

        We believe that brands using osmotic extended-release technology can benefit from longer life cycles as compared to brands delivered in conventional extended-release dosage forms due to the complexities of mimicking extended-release profiles of products using osmotic technologies. Moreover, we believe there are only a limited number of competitors with experience using osmotic technology.

Our Portfolio

        As of September 30, 2019, we sold a diverse portfolio consisting of six promoted products and approximately 30 non-promoted products, several of which incorporate our proprietary Osmodex drug delivery system. We also have a development pipeline that is highlighted by two late-stage product candidates. Each of these product candidates has completed Phase III clinical trials, and the NDA for one has been accepted for filing by the FDA. Our non-promoted product portfolio includes methylphenidate ER and VERT as well as smaller volume ANDAs and prescription dietary supplements. As of September 30, 2019, our non-promoted pipeline included 5 products in various stages of development.

        Our promoted products are led by Divigel, M-72 and Osmolex ER. Divigel contains plant-based estradiol and is used as a hormone replacement therapy to treat moderate to severe vasomotor symptoms, which include hot flashes, sweating and flushing caused by menopause. The product was approved by the FDA in June 2007. Menopause typically occurs between the ages of 49 and 52 when a woman's menstrual cycle stops. As a result, a woman's ovaries cease producing hormones (estrogen and progesterone), which can lead to vasomotor symptoms. Accordingly, for patients experiencing moderate to severe symptoms, treatment focuses on hormonal replacement. Divigel is available to patients in fixed dose packets of five strengths, 0.25 mg, 0.50 mg, 0.75 mg, 1.0 mg and 1.25 mg. The gel is applied once daily to the upper thigh. The Divigel 1.0 mg dosage has been shown to reduce moderate to severe hot flashes by nearly half at two weeks of use and eliminate hot flashes by almost 80% at 12 weeks of use. M-72, a novel once-daily dosage of a single 72-mg tablet of extended-release methylphenidate, was approved by the FDA in July 2017 to treat ADHD in patients aged 13 to 65. We launched M-72 in the United States in April 2018. We are the only provider to date of the 72-mg single-dose tablet. Accordingly, we believe there is a market opportunity for the convenience of the single daily dose offered by M-72, which studies have shown to be bioequivalent to two 36-mg methylphenidate ER tablets. As the only approved 72-mg single-dose tablet of methylphenidate in the United States, the FDA has designated M-72 as the reference standard. A reference standard is the drug product selected by the FDA that an applicant seeking approval of an ANDA must use in conducting an in vivo bioequivalence study required for approval. We have obtained patent protection through February 2037 covering certain aspects of the formulation of M-72 that prevent the accelerated release of methylphenidate when exposed to alcohol. Osmolex ER, a once-daily extended-release tablet of amantadine that uses our proprietary Osmodex drug delivery system, is indicated for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions in adult patients. We received FDA approval in February 2018 and fully launched the product in January 2019. Osmolex ER is a once-daily tablet formulation that contains both immediate-release and extended-release amantadine, that is dosed once daily in the morning. We believe Osmolex ER's once-daily morning dose offers a more convenient option by reducing the number of pills a patient must take each day, which may improve patient compliance with treatment regimens. While Osmolex ER is bioequivalent to immediate-release amantadine, the product provides a consistent delivery of amantadine throughout the day. Peak serum drug concentration conveniently occurs in the middle portion of a patient's day when the drug is administered in the morning. Osmolex ER is covered by two formulation patents one of which extends to March 2030, and six method of use patents that extend to February 2038.

        Many of our existing products benefit from potential barriers to entry, including intellectual property protection, formulation and manufacturing complexities and DEA regulation and quotas for

API. The following table shows our promoted and non-promoted product portfolio at September 30, 2019.

Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Specialty Neurology
M-72	ADHD in patients aged 13 to 65	Yes	Approved
Osmolex ER	Parkinson's and drug-induced extrapyramidal reactions in adults	Yes	Approved
Lorzone	Muscle spasms	No	Approved
ConZip	Pain	No	Approved
Arbaclofen	Multiple sclerosis spasticity	Yes	Phase III
	Other spasticity disorders	Yes	Phase II Ready
Women's Health
Divigel	Menopause	No	Approved
OB Complete	Various dietary needs during prenatal, pregnancy and postnatal periods	No	Dietary Supplement
Ophthalmology
RVL-1201	Blepharoptosis (droopy eyelid)	No	NDA submitted

Non-Promoted Products	Indication	Osmodex Technology	U.S. Regulatory Status
Methylphenidate ER	ADHD	Yes	Approved
Venlafaxine ER tablets (VERT)	Major Depressive Disorder and Social Anxiety Disorder	Yes	Approved
Hydromorphone ER	Pain	Yes	Approved
Nifedipine ER*	Hypertension	Yes	Approved
Sodium Benzoate / Sodium Phenylacetate	Hyperammonemia	No	Approved
Oxybutynin ER*	Overactive bladder	Yes	Approved
Prescription Prenatal Vitamins	Nutritional requirements during pregnancy	No	Dietary Supplement
Osmodex ANDAs	Various	Yes	In Development (3)
Other ANDAs	Various	No	Filed (1) In Development (1)

*
Out-licensed ANDAs with a commercial partner.

Competition

        The pharmaceutical industry is intensely competitive and subject to rapid and significant technological change. We will continue to face competition from various global pharmaceutical, biotechnology, specialty pharmaceutical and generic drug companies that engage in drug development activities. Many of our competitors have similar products that focus on the same diseases and conditions that our current and future pipeline products address. Many of our competitors have greater financial flexibility to deploy capital in certain areas as well as more commercial and other resources, marketing and manufacturing organizations, and larger research and development staff. As a result, these companies may be able to pursue strategies or approvals that we are not able to finance or otherwise pursue and may receive FDA, European Medicines Agency or other applicable regulatory approvals more efficiently or rapidly than us. Also, our competitors may have more experience in marketing and selling their products post-approval, and gaining market acceptance more quickly.

Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our products could become less competitive if our competitors are able to license or acquire technology that is more effective or less costly and thereby offer an improved or a cheaper alternative to our products. We expect any products that we develop and commercialize will compete on the basis of, among other things, efficacy, safety, convenience of administration and delivery, price and the availability of reimbursement from government and other third-party payors. We also expect to face competition in our efforts to identify appropriate collaborators or partners to help commercialize our product portfolio in our target commercial markets.

Government Regulation and Approval Process

        Government authorities in the United States at the federal, state and local level, including the FDA, the FTC and the DEA, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, distribution, marketing and export and import of products such as those we market. For both currently marketed and future products, failure to comply with applicable regulatory requirements can, among other things, result in suspension of regulatory approval and possible civil and criminal sanctions. Regulations, enforcement positions, statutes and legal interpretations applicable to the pharmaceutical industry are constantly evolving and are not always clear. Significant changes in regulations, enforcement positions, statutes and legal interpretations could have a material adverse effect on our financial condition and results of operations.

        Additionally, future healthcare legislation or other legislative proposals at the federal and state levels could bring about major changes in the affected health care systems, including statutory restrictions on the means that can be employed by brand and generic pharmaceutical companies to settle Paragraph IV patent litigations. We cannot predict the outcome of such initiatives, but such initiatives, if passed, could result in significant costs to us in terms of costs of compliance and penalties associated with failure to comply.

Pharmaceutical Regulation in the United States

        In the United States, the FDA regulates drugs under the FDCA and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA's refusal to approve pending applications, withdrawal of an approval, a clinical hold, Warning Letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

        FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug or a generic version of a previously approved drug, can be marketed in the United States. The process required by the FDA before a new drug may be marketed in the United States generally involves:

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  completion of preclinical laboratory and animal testing and formulation studies in compliance with the FDA's current good laboratory practice, or GLP, regulations;

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  submission to the FDA of an investigational new drug application, or IND, for human clinical testing, which must become effective before human clinical trials may begin in the United States;

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  approval by an institutional review board, or IRB, before each trial may be initiated;

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  performance of adequate and well-controlled human clinical trials in accordance with current good clinical practice, or GCP, to establish the safety and efficacy of the proposed drug product for each intended use;

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  satisfactory completion of an FDA pre-approval inspection of the facility or facilities at which the product is manufactured to assess compliance with the FDA's Current Good Manufacturing Practice, or cGMP, regulations to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity;

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  submission to the FDA of an NDA;

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  satisfactory completion of a potential review by an FDA advisory committee, if applicable; and

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  FDA review and approval of the NDA.

        When developing a branded product and bringing it to market, the first step in proceeding to clinical studies is preclinical testing. Preclinical tests are intended to provide a laboratory or animal study evaluation of the product to determine its chemistry, formulation and stability. Toxicology studies are also performed to assess the potential safety of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLPs. The results of these studies are submitted to the FDA as part of an IND application along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND application is submitted.

        The IND application automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to one or more proposed clinical trials, including concerns that human research subjects are or would be exposed to an unreasonable and significant risk of illness or injury, and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. A separate submission to an existing IND application must also be made for each successive clinical trial conducted during product development. Further, an independent IRB must review and approve the plan for any clinical trial and informed consent information for subjects before the trial commences and it must monitor the study until completed.

        The FDA, the IRB or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk or for failure to comply with the IRB's requirements, or may impose other conditions. GCP requirements include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial, unless a narrow regulatory exemption applies. For purposes of an NDA submission and approval, human clinical trials are typically conducted in the following sequential phases, which may overlap or be combined:

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  Phase I: In Phase I, through the initial introduction of the drug into healthy human volunteers or patients, the drug is tested to assess absorption, distribution, metabolism, elimination, pharmacokinetics and safety.

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  Phase II: Phase II usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage and to identify common adverse effects and safety risks.

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  Phase III: Phase III clinical trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, the FDA requires two adequate and well controlled Phase III clinical trials to demonstrate the efficacy of the drug. A single Phase III clinical trial with other confirmatory evidence may be sufficient in rare instances, for example, where the study is a large multicenter trial demonstrating internal consistency and a statistically persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

        After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include, among other things, the results of all preclinical, clinical and other testing and a compilation of data relating to the product's pharmacology, chemistry, manufacture and controls. Under federal law, the submission of most NDAs is subject to a substantial application user fee, and the manufacturer or sponsor under an approved NDA is also subject to annual program fees. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information and is subject to payment of additional user fees. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. Under the Prescription Drug User Fee Act, as amended, the FDA has agreed to certain performance goals in the review of NDAs through a two-tiered classification system, Standard Review and Priority Review. Priority Review designation is given to drugs that are intended to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness over existing therapies. The FDA endeavors to review most applications subject to Standard Review within ten to twelve months whereas the FDA's goal is to review most Priority Review applications within six to eight months, depending on whether the drug is a new molecular entity.

        The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP requirements. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the NDA unless it determines that the manufacturing process and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications and the NDA contains data that provide substantial evidence that the drug is safe and effective for the labeled indication.

        After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter, which authorizes commercial marketing of the drug with specific prescribing information for specific indications, or a complete response letter to indicate that the review cycle for an application is complete and that the application is not ready for approval. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA may ultimately decide that an application does not satisfy the regulatory criteria for approval. If, or when, the deficiencies have been addressed to the FDA's satisfaction in a resubmission of the NDA, the FDA will issue an approval letter.

        As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. If the FDA determines a REMS is necessary during review of the application, the drug sponsor must agree to the REMS plan at the time of approval. A REMS may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate healthcare providers of the drug's risks, limitations on who may prescribe or dispense the drug, or other elements to assure safe use, such as special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. In addition, the REMS must include a timetable to periodically assess the strategy. The requirement for a REMS can materially affect the potential market and profitability of a drug.

        Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy, and the FDA has the authority to prevent or limit further marketing of a product based on the results of these post-marketing programs. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or certain problems are identified following initial marketing. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling, and, even if the FDA approves a product, it may limit the approved indications for use for the product or impose other conditions, including labeling or distribution restrictions or other risk-management mechanisms.

        Further changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented, which may require us to develop additional data or conduct additional preclinical studies and clinical trials. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the similar procedures in reviewing NDA supplements as it does in reviewing NDAs.

Disclosure of Clinical Trial Information

        Sponsors of certain clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information on www.ClinicalTrials.gov. Information related to the product, subject population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss certain results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Post-Approval Requirements

        Once an NDA is approved, a product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to drug listing and registration, recordkeeping, periodic reporting, product sampling and distribution, adverse event reporting and advertising, marketing and promotion, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs may be marketed only for the approved indications and in a manner consistent with the provisions of the approved labeling. While physicians may prescribe for off-label uses, manufacturers may only promote for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. There also are extensive DEA regulations applicable to controlled substances.

        Adverse event reporting and submission of periodic reports is also required following FDA approval of an ANDA or NDA. Additionally, the FDA may require post-marketing testing, known as Phase IV testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to comply with cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments and list their marketed products with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered. The FDA may also impose a REMS requirement on a drug already on the market if the FDA determines, based on new safety information, that a REMS is necessary to ensure that the drug's benefits outweigh its risks. In addition, regulatory authorities may take other enforcement action, including, among other things, Warning Letters, the seizure of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, refusal to approve pending applications or supplements to approved applications, civil penalties and criminal prosecution.

The Hatch-Waxman Amendments

505(b)(2) NDAs

        The FDA is also authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference from the data owner. The applicant may rely upon the FDA's findings of safety and efficacy for an approved product that acts as the "listed drug." The FDA may also require 505(b)(2) applicants to perform additional studies or measurements to support the change from the listed drug. The FDA may then approve the new product candidate for all, or some, of the conditions of use for which the branded reference drug has been approved, or for a new condition of use sought by the 505(b)(2) applicant.

Abbreviated New Drug Applications

        The Hatch-Waxman amendments to the FDCA established a statutory procedure for submission and FDA review and approval of ANDAs, for generic versions of listed drugs. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the API, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. Premarket applications for generic drugs are termed abbreviated because they generally do not include clinical data to demonstrate safety and effectiveness. However, a generic manufacturer is typically required to conduct bioequivalence studies of its test product against the listed drug. The bioequivalence studies for orally administered, systemically available drug products assess the rate and extent to which the API is absorbed into the bloodstream from the drug product and becomes available at the site of action. Bioequivalence is established when there is an absence of a significant difference in the rate and extent for absorption of the generic product and the reference listed drug. For some drugs, other means of demonstrating bioequivalence may be required by the FDA, especially where rate or extent of absorption are difficult or impossible to measure. The FDA will approve the generic product as suitable for an ANDA application if it finds that the generic product does not raise new questions of safety and effectiveness as compared to the reference listed drug. A product is not eligible for ANDA approval if the FDA determines that it is not bioequivalent to the reference listed drug if it is intended for a different use or if it is not subject to, and requires, an approved Suitability Petition.

Orange Book Listing

        In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents whose claims cover the applicant's product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the Orange Book. Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA (i) that there is no patent listed with the FDA as covering the relevant branded product, (ii) that any patent listed as covering the branded product has expired, (iii) that the patent listed as covering the branded product will expire prior to the marketing of the generic product, in which case the ANDA will not be finally approved by the FDA until the expiration of such patent or (iv) that any patent listed as covering the branded drug is invalid or will not be infringed by the manufacture, sale or use of the generic product for which the ANDA is submitted. A notice of the Paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant may also elect to submit a "section viii" statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent.

        If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the Paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the Paragraph IV certification, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired as described in further detail below.

Non-Patent Exclusivity

        In addition to patent exclusivity, the holder of the NDA for the listed drug may be entitled to a period of non-patent exclusivity, during which the FDA cannot approve an ANDA or 505(b)(2) application that relies on the listed drug.

        For example, for listed drugs that were considered new chemical entities at the time of approval, an ANDA or 505(b)(2) application referencing that drug may not be filed with the FDA until the expiration of five years after approval of that drug, unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval.

        A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. In addition, drugs approved for diseases for which the patient population is sufficiently small, or orphan indications, are entitled to a seven year data exclusivity period.

Orphan Drugs

        Arbaclofen has received Orphan Drug Designation for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis.

        Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which means a disease or condition that affects fewer than 200,000 individuals in the United States, or affects more than 200,000 individuals in the United States, but for which there is no reasonable expectation that the cost of developing and making the drug available in the United States will be recovered from domestic sales of the product. Orphan drug designation must be requested before submitting an NDA, and both the drug and the disease or condition must meet certain criteria specified in the Orphan Drug Act and FDA's implementing regulations at 21 C.F.R. Part 316. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA.

        Orphan drug designation entitles the applicant to incentives such as grant funding towards clinical study costs, tax advantages, and waivers of FDA user fees. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is also entitled to seven years of orphan drug exclusivity. During the seven-year marketing exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process and a subsequent grant of orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.

DEA Regulation

        Several of our products, including ConZip, methylphenidate ER (including M-72) and hydromorphone ER are regulated as "controlled substances" as defined in the Controlled Substances Act of 1970, as amended, which establishes registration, security, recordkeeping, reporting, storage, distribution and other requirements administered by the DEA. The DEA is concerned with, among other things, the control of handlers of controlled substances and with the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce.

        The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances. Methylphenidate (including methylphenidate ER and M-72) and hydromorphone (including hydromorphone ER) are listed as Schedule II drugs and tramadol hydrochloride (including ConZip) is listed as a Schedule IV drug by the DEA under the Controlled Substances Act. The manufacture, shipment, storage, sale and use of Schedule II drugs are subject to a high degree of regulation. For example, Schedule II drug prescriptions generally must be signed by a physician and may not be refilled without a new prescription. Substances in Schedule IV are considered to have a lower potential for abuse relative to substances in Schedule II. A prescription for controlled substances in Schedule IV may be issued by a practitioner through oral communication, in writing or by facsimile to the pharmacist and may be refilled if so authorized on the prescription or by call-in. In the future, our other potential products may also be listed by the DEA as controlled substances.

        Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances are authorized.

        The DEA typically inspects a facility to review its security measures prior to issuing a registration. Security requirements vary by controlled substance schedule, with the most stringent requirements applying to Schedule I and Schedule II substances. Required security measures include background checks on employees and physical control of inventory through measures such as cages, surveillance cameras and inventory reconciliations. Records must be maintained for the handling of all controlled substances and periodic reports must be made to the DEA, including, for example, distribution reports for Schedule II controlled substances, Schedule III substances that are narcotics and other designated substances. Reports must also be made for thefts or losses of any controlled substance and authorization must be obtained to destroy any controlled substance. In addition, special authorization and notification requirements apply to imports and exports.

        In addition, a DEA quota system controls and limits the availability and production of controlled substances in Schedule II. Distributions of any Schedule II controlled substance must also be accompanied by special order forms, with copies provided to the DEA. The DEA establishes annually an aggregate quota for how much of a Schedule II substance may be produced in total in the United States based on the DEA's estimate of the quantity needed to meet legitimate scientific and medicinal needs. This limited aggregate amount of any particular Schedule II substance that the DEA allows to be produced in the United States each year is allocated among individual companies, who must submit applications annually to the DEA for individual production and procurement quotas. We and our contract manufacturers must receive an annual quota from the DEA in order to produce or procure any Schedule II substance for use in manufacturing. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. Our and our contract manufacturers' quota of an active ingredient may not be sufficient to meet commercial demand or complete clinical trials. Any delay or refusal by the DEA in establishing our and our contract manufacturers' quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position and results of operations.

        To meet its responsibilities, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, particularly as manifested in loss or diversion, can result in enforcement action that could have a material adverse effect on our business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could result in criminal proceedings.

        Individual states also regulate controlled substances, and we and our contract manufacturers will be subject to state regulation on distribution of these products.

Regulation of Dietary Supplements

        The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of dietary supplements, such as our OB Complete family of prescription prenatal dietary supplements, are subject to regulation by multiple federal agencies, including the FDA, the FTC and the Consumer Product Safety Commission.

        The Dietary Supplement Health and Education Act of 1994, or DSHEA, amended the FDCA to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. Generally, under the FDCA, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without first notifying the FDA. "New" dietary ingredients (i.e., dietary ingredients that were not marketed in the United States before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered." A new dietary ingredient notification must provide the FDA evidence of a history of use or other evidence of safety establishing that use of the dietary ingredient will reasonably be expected to be safe. A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of such dietary ingredient or a dietary supplement including such dietary ingredient.

        All facilities that manufacture, process, package, or store food for human consumption, including dietary supplements, must register with the FDA as a food facility under the Public Health Security and Bioterrorism Preparedness and Response Act of 2002. Facility registrations must be updated biennially. The FDA schedules periodic inspections at registered facilities to determine whether the inspected facilities are in compliance with applicable FDA regulations. The FDA's cGMP regulations for dietary supplements apply to manufacturers and holders of finished dietary supplement products, including dietary supplements manufactured outside the United States that are imported for sale into the United States. Among other things, the FDA's cGMP regulations: (i) require identity testing on all incoming dietary ingredients; (ii) call for a scientifically valid system for ensuring finished products meet all specifications; (iii) include requirements related to process controls, including statistical sampling of finished batches for testing and requirements for written procedures; and (iv) require extensive recordkeeping. The failure of a manufacturing facility to comply with the cGMP regulations renders products manufactured in such facility "adulterated" under the FDCA, and subjects such products and the manufacturer to a variety of potential FDA enforcement actions.

        Dietary supplements are also regulated by various state and local governmental agencies. The FTC regulates the advertising of dietary supplements and the National Advertising Division, or NAD, of the Council of Better Business Bureaus oversees an industry sponsored, self-regulatory system that permits competitors to resolve disputes over advertising claims. The NAD has no enforcement authority of its own, but may refer matters to the FTC or the FDA for further action.

        Federal agencies, including the FDA and the FTC, have a variety of procedures and enforcement remedies available to them, including initiating investigations, issuing Warning Letters and cease and desist orders, requiring corrective labeling or advertising, requiring consumer redress, seeking injunctive relief or product seizures, imposing civil penalties or commencing criminal prosecution.

        Under the Dietary Supplement and Nonprescription Drug Consumer Protection Act, the FDA requires, among other things, that companies that manufacture or distribute dietary supplements report serious adverse events associated with their products to the FDA and fulfill certain recordkeeping requirements for adverse events. Based on serious adverse event (or other) information, the FDA may take actions against dietary supplements or dietary ingredients that in its determination present a significant or unreasonable risk of illness or injury. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products.

        The FDA Food Safety Modernization Act, or FSMA, enacted on January 4, 2011, amended the FDCA to enhance the FDA's authority over various aspects of food regulation, including dietary supplements. Under the FSMA, the FDA is authorized to issue a mandatory recall when the FDA determines that there is a reasonable probability that a food, including a dietary supplement, is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. Also under the FSMA, the FDA has (i) expanded access to records; (ii) the authority to suspend food facility registrations and require high-risk imported food to be accompanied by a certification; (iii) stronger authority to administratively detain food; (iv) the authority to refuse admission of an imported food if it is from a foreign establishment to which a U.S. inspector is refused entry for an inspection; and (v) the authority to require that importers verify that the foods they import meet domestic standards.

        The FSMA requirements may result in the detention and refusal of admission of imported products, the injunction of manufacturing of any dietary ingredients or dietary supplements until the FDA determines that such ingredients or products are in compliance, and the potential imposition of fees for re-inspection of noncompliant facilities.

        The FDCA, as amended by the DSHEA, permits statements of nutritional support often referred to as "structure/function claims" to be included in labeling for dietary supplements without FDA premarket approval. FDA regulations require that dietary supplement manufacturers notify the FDA of those statements within 30 days of marketing. Among other things, the statements may describe the role of a dietary ingredient intended to affect the structure or function of the body or characterize the documented mechanism of action by which a dietary ingredient maintains such structure or function, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess information substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a health claim, or if the FDA determines that a particular claim is not adequately supported by available information or is otherwise false or misleading, the claim could not be used and any product bearing the claim could be subject to regulatory action.

        The FTC and the FDA have pursued a coordinated effort to investigate the scientific substantiation for dietary supplement claims. Their efforts to date have resulted in a significant number of investigations and enforcement actions. Dietary supplement claims could also be the subject of inquiries from the NAD and states' Attorneys General.

        The FDA has broad authority to enforce the FDCA provisions applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, request a voluntary recall, order a mandatory recall, administratively detain domestic products, detain products offered for import, request the U.S. Department of Justice, or DOJ, to initiate a seizure action, initiate an injunction action or a criminal prosecution in the U.S. courts and administratively revoke manufacturing facility registrations, thereby effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process.

        States also regulate foods and drugs under laws that generally parallel federal statutes. These products are also subject to state consumer health and safety regulations, such as the California Safe Drinking Water and Toxic Enforcement Act of 1986, or Proposition 65. Violation of Proposition 65 may result in substantial monetary penalties.

Pricing and Reimbursement

        Successful commercialization of our products depends, in part, on the availability of governmental and third-party payor reimbursement for the cost of our products. Government authorities and third-party payors increasingly are challenging the price of medical products and services. On the government side, there is a heightened focus, at both the federal and state levels, on cost containment under Medicaid, Medicare and other government benefit programs. For example, we are obligated under the Medicaid drug program to pay rebates on certain utilization of our products, under state Medicaid programs. Many state Medicaid programs have also created preferred drug lists and include drugs on those lists only when the manufacturers agree to pay a supplemental rebate. If our current products or future drug candidates are not included on these preferred drug lists, physicians may not be inclined to prescribe them to their Medicaid patients, thereby diminishing the potential market for our products. The focus on cost containment has also led to an increase in federal and state legislative initiatives related to drug prices, which could significantly influence the purchase of pharmaceutical products, resulting in lower prices and changes in product demand. If enacted, these changes could lead to reduced payments to pharmaceutical manufacturers.

        In addition, third-party payors have been imposing additional requirements and restrictions on coverage and limiting reimbursement levels for pharmaceutical products. Third-party payors may require manufacturers to provide them with predetermined discounts from list prices and limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not include all of the FDA-approved pharmaceutical products for particular indications. Third-party payors may challenge the price and examine the medical necessity and cost-effectiveness of pharmaceutical products in addition to their safety and efficacy. Manufacturers may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of pharmaceutical products in addition to the costs required to obtain the FDA approvals. Adequate third-party reimbursement may not be available to enable manufacturers to maintain price levels sufficient to realize an appropriate return on their investment in drug development.

Healthcare Reform

        In the United States, there have been a number of federal and state proposals during the last several years regarding the pricing of pharmaceutical products, government control and other changes to the healthcare system of the United States. It is uncertain what other legislative proposals may be adopted or what actions federal, state, or private payors may take in response to any healthcare reform proposals or legislation. We cannot predict the effect such reforms may have on our business, and no assurance can be given that any such reforms will not have a material adverse effect.

        By way of example, in March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was signed into law, which, among other things, includes changes to the coverage and payment for drug products under government health care programs. The law includes measures that (i) significantly increase Medicaid rebates through both the expansion of the program and significant increases in rebates, (ii) substantially expand the Public Health System (340B) program to allow other entities to purchase prescription drugs at substantial discounts, (iii) extend the Medicaid rebate rate to a significant portion of Managed Medicaid enrollees, (iv) require manufacturers to provide discounts on Medicaid Part D spending in the coverage gap for branded and authorized generic prescription drugs (which discount subsequent legislation increased beginning in 2019), and (v) levy a significant excise tax on the industry to fund the healthcare reform.

        Under the Trump administration, there have been ongoing efforts to modify or repeal all or certain provisions of the ACA. For example, tax reform legislation was enacted at the end of 2017 that eliminates the tax penalty for individuals who do not maintain sufficient health insurance coverage beginning in 2019 (the so-called "individual mandate"). In a May 2018 report, the Congressional Budget Office estimated that, compared to 2018, the number of uninsured will increase by three million in 2019 and six million in 2028, in part due to the elimination of the individual mandate. The ACA has also been subject to judicial challenge. In December 2018, a federal district court, in a challenge brought by a number of state attorneys general, found the ACA unconstitutional in its entirety because, once Congress repealed the individual mandate provision, there was no longer a basis to rely on Congressional taxing authority to support enactment of the law. In December 2019, a federal court of appeals upheld the district court's decision that the individual mandate was unconstitutional, but remanded the case back to the district court to determine whether the remaining provisions of the ACA were nonetheless valid. Pending appeals, which could take some time, the ACA is still operational in all respects.

        There have also been other reform initiatives under the Trump Administration, including initiatives focused on drug pricing. For example, in May of 2018, President Trump and the Secretary of the Department of Health and Human Services released a "blueprint" to lower prescription drug prices and out-of-pocket costs. Certain proposals in the blueprint, and related drug pricing measures proposed since the blueprint, could cause significant operational and reimbursement changes for the pharmaceutical industry. As another example, in October 2018, the Centers for Medicare & Medicaid Services, or CMS, solicited public comments on potential changes to payment for certain Medicare Part B drugs, including reducing the Medicare payment amount for selected Medicare Part B drugs to more closely align with international drug prices. As another example, legislation enacted in 2019 revises how certain prices are calculated under the Medicaid Drug Rebate Program, a revision that the Congressional Budget Office has estimated will save the federal government approximately $3 billion in the next ten years. More generally, there has been considerable recent public and government scrutiny in the United States of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals. There have also been several recent state legislative efforts to address drug costs, which generally have focused on increasing transparency around drug costs or limiting drug prices or price increases. Adoption of new legislation at the federal or state level could affect demand for, or pricing of, our product candidates if approved for sale.

        We cannot predict the ultimate content, timing or effect of any changes to the ACA or other federal and state reform efforts. There is no assurance that federal or state health care reform will not adversely affect our future business and financial results.

Healthcare Regulations

        Pharmaceutical companies are subject to various federal and state laws that are intended to combat health care fraud and abuse and that govern certain of our business practices, especially our interactions with third-party payors, healthcare providers, patients, customers and potential customers through sales and marketing or research and development activities. These include anti-kickback laws, false claims laws, sunshine laws, privacy laws and FDA regulation of advertising and promotion of pharmaceutical products.

        Anti-kickback laws, including the federal Anti-Kickback Statute, make it a criminal offense knowingly and willfully to offer, pay, solicit, or receive any remuneration to induce or reward referral of an individual for, or the purchase, order or recommendation of, any good or service reimbursable by, a federal health care program (including our products). The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Violations of the federal Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal fines and penalties of up to $102,522 per violation and three times the amount of the unlawful remuneration. A new federal anti-kickback statute enacted in 2018 prohibits certain payments related to referrals of patients to certain providers (recovery homes, clinical treatment facilities and laboratories) and applies to services reimbursed by private health plans as well as government health care programs. Criminal sanctions (up to $200,000 fine and ten years imprisonment) can be imposed for violations.

        The federal civil and criminal false claims laws, including the civil False Claims Act, prohibit knowingly presenting, or causing to be presented, claims for payment to the federal government (including Medicare and Medicaid) that are false or fraudulent (and, under the Federal False Claims Act, a claim is deemed false or fraudulent if it is made pursuant to an illegal kickback). Manufacturers can be held liable under these laws if they are deemed to "cause" the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in significant monetary penalties, including fines ranging from $11,181 to $22,363 for each false claim, and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other improper sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, companies have been forced to implement extensive corrective action plans, and have often become subject to consent decrees or corporate integrity agreements, severely restricting the manner in which they conduct their business. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers' and manufacturers' compliance with applicable fraud and abuse laws.

        The Federal Civil Monetary Penalties Law prohibits, among other things, the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary's selection of a particular provider, supplier or practitioner providing Medicare or Medicaid payable items or services. Noncompliance can result in civil money penalties of up to $20,504 for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the federal healthcare programs.

        Federal criminal statutes prohibit, among other actions, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. As with the federal Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes, such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

        Analogous state and foreign laws and regulations, including state anti-kickback and false claims laws, may apply to products and services reimbursed by non-governmental third-party payors, including commercial payors. Additionally, there are state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or that otherwise restrict payments that may be made by pharmaceutical companies to healthcare providers. There are also state and foreign laws that require drug manufacturers to report marketing expenditures or pricing information.

        Sunshine laws, including the federal Open Payments law enacted as part of the ACA, require pharmaceutical manufacturers to disclose payments and other transfers of value to physicians and certain other health care providers or professionals. Under the federal Open Payments law pharmaceutical manufacturers are required to submit reports annually to the government. Failure to submit the required information may result in civil monetary penalties of up to an aggregate of $173,436 per year (or up to an aggregate of $1,156,242 per year for "knowing failures") for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations. Certain states and foreign governments require the tracking and reporting of gifts, compensation and other remuneration to certain healthcare providers.

        Privacy laws, including HIPAA, restrict how entities may use or disclose health information. Under HIPAA, covered entities are defined to include health care providers, such as physicians, hospitals, pharmacies and laboratories, as well as health insurers. Although pharmaceutical manufacturers are not covered entities under HIPAA, our ability to acquire or use protected health information from covered entities to aid in our research, development, sales and marketing activities may be affected by HIPAA and other privacy laws. HIPAA, was amended by HITECH. Those changes were adopted in regulation through a final omnibus rule published on January 25, 2013. Among other things, HITECH and the omnibus rule made HIPAA's privacy and security standards directly applicable to "business associates," which are defined as contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney's fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

        The FDA regulates the sale and marketing of prescription drug products and, among other things, prohibits pharmaceutical manufacturers from making false or misleading statements and from promoting products for unapproved uses. There has been an increase in government enforcement efforts at both the federal and state level. Numerous cases have been brought against pharmaceutical manufacturers under the Federal False Claims Act, alleging, among other things, that certain sales or marketing-related practices violate the Anti-Kickback Statute or the FDA's regulations, and many of these cases have resulted in settlement agreements under which the companies were required to change certain practices, pay substantial fines and operate under the supervision of a federally appointed monitor for a period of years. Due to the breadth of these laws and their implementing regulations and the absence of guidance in some cases, it is possible that our practices might be challenged by government authorities. Violations of fraud and abuse laws may be punishable by civil and criminal sanctions including fines, civil monetary penalties, as well as the possibility of exclusion of our products from payment by federal health care programs.

Government Price Reporting

        We must offer discounted pricing or rebates on purchases of pharmaceutical products under various federal and state healthcare programs, such as the Medicaid drug rebate program, the "federal ceiling price" drug pricing program, the 340B drug pricing program and the Medicare Part D Program. We must also report specific prices to government agencies under healthcare programs, such as the Medicaid drug rebate program and Medicare Part B. The calculations necessary to determine the prices reported are complex and we are continually evaluating the methods we use to calculate and report the amounts owed with respect to Medicaid and other government pricing programs. Our calculations are subject to review and challenge by various government agencies and authorities, and it is possible that any such review could result either in material changes to the method used for calculating the amounts owed to such agency or the amounts themselves. Because the process for making these calculations, and our judgments supporting these calculations, involve subjective decisions, these calculations are subject to audit. In the event that a government authority challenges our report of payments, such authority may impose civil and criminal sanctions, which could have a material adverse effect on our business. From time to time we conduct routine reviews of our government pricing calculations. These reviews may have an impact on government price reporting and rebate calculations used to comply with various government regulations regarding reporting and payment obligations.

        Many government and third-party payors reimburse the purchase of certain prescription drugs based on a drug's AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers' reporting practices with respect to AWP, which they have suggested have led to excessive payments by state and federal government agencies for prescription drugs. We and numerous other pharmaceutical companies have been named as defendants in various state and federal court actions alleging improper or fraudulent practices related to the reporting of AWP.

Drug Pedigree Laws

        State and federal governments have proposed or passed various drug pedigree laws which can require the tracking of all transactions involving prescription drugs from the manufacturer to the pharmacy (or other dispensing) level. Companies are required to maintain records documenting the chain of custody of prescription drug products beginning with the purchase of such products from the manufacturer. Compliance with these pedigree laws requires implementation of extensive tracking systems as well as heightened documentation and coordination with customers and manufacturers. While we fully intend to comply with these laws, there is uncertainty about future changes in legislation and government enforcement of these laws. Failure to comply could result in fines or penalties, as well as loss of business that could have a material adverse effect on our financial results.

Federal Regulation of Patent Litigation Settlements and Authorized Generic Arrangements

        As part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, companies are required to file with the FTC and DOJ certain types of agreements entered into between brand and generic pharmaceutical companies related to the settlement of patent litigation or manufacture, marketing and sale of generic versions of branded drugs. This requirement could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies, and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities.

Other

        The U.S. federal government, various states and localities have laws regulating the manufacture and distribution of pharmaceuticals, as well as regulations dealing with the substitution of generic drugs for branded drugs. Our operations are also subject to regulation, licensing requirements and inspection by the states and localities in which our operations are located or in which we conduct business.

        Certain of our activities are also subject to FTC enforcement actions. The FTC also enforces a variety of antitrust and consumer protection laws designed to ensure that the nation's markets function competitively, are vigorous, efficient and free of undue restrictions. Federal, state, local and foreign laws of general applicability, such as laws regulating working conditions, also govern us.

        In addition, we are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances, the discharge of pollutants into the air and water and the cleanup of contamination. We are required to maintain and comply with environmental permits and controls for some of our operations, and these permits are subject to modification, renewal and revocation by the issuing authorities. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result of changes in environmental laws and regulations or increased manufacturing activities at any of our facilities. We could incur significant costs or liabilities as a result of any failure to comply with environmental laws, including fines, penalties, third-party claims and the costs of undertaking a clean-up at a current or former site or at a site to which our wastes were transported. In addition, we have grown in part by acquisition, and our diligence may not have identified environmental impacts from historical operations at sites we have acquired in the past or may acquire in the future.

Properties

        Our principal office is located in Bridgewater, New Jersey, where we lease approximately 18,000 square feet of office space pursuant to a lease that expires in March 2022. We also own a facility in Marietta, Georgia and lease facilities in Sayreville, New Jersey, Tampa, Florida, Wilmington, North Carolina, Buenos Aires, Argentina and Budapest, Hungary. We believe our facilities are adequate to meet our current needs, although we may seek to negotiate new leases or evaluate additional or alternate space for our operations. We believe appropriate alternative space would be readily available on commercially reasonable terms.

Employees

        As of September 30, 2019, we had a total of 389 full time employees (including 44 employees in Argentina and five employees in Hungary). We have one union employee in Argentina who is subject to a collective bargaining agreement. Otherwise, we have no collective bargaining agreements with our employees and none are represented by labor unions. We consider our current relations with our employees to be good.

Legal Proceedings

        From time to time, we are a party to various legal proceedings. In addition, we have in the past been, and may in the future be, subject to investigations by governmental and regulatory authorities, which exposes us to greater risks associated with litigation, regulatory or other proceedings, including significant fines or penalties. The outcome of litigation, regulatory or other proceedings cannot be predicted with certainty, and some lawsuits, claims, actions or proceedings may be disposed of unfavorably to us. In addition, intellectual property disputes often have a risk of injunctive relief which, if imposed against us, could materially and adversely affect our business, financial condition or results of operations.

        On February 16, 2018, we received FDA approval for our amantadine extended release tablet product under the trade name OSMOLEX ER. On that same date we filed in the Federal District Court for the District of Delaware a Complaint for Declaratory Judgment of Noninfringement of certain patents owned by Adamas Pharmaceuticals, Inc. (Osmotica Pharmaceutical US LLC and Vertical Pharmaceuticals, LLC vs. Adamas Pharmaceuticals, Inc. and Adamas Pharma, LLC). Adamas was served with the complaint on February 21, 2018. Adamas filed an answer on April 13, 2018 denying the allegations in the complaint and reserving the ability to raise counterclaims as the litigation progresses. On September 20, 2018, Adamas filed an amended answer to our Complaint for Declaratory Judgment of Noninfringement, with counterclaims alleging infringement of certain patents included in our complaint and requesting that the court grant Adamas damages, injunctive relief and attorneys' fees. The action is ongoing, but was stayed on May 23, 2019 at the parties' joint request.

        On April 30, 2019, Osmotica Pharmaceuticals plc was served with a complaint in an action entitled Leo Shumacher, et al., v. Osmotica Pharmaceuticals plc, et al., Superior Court of New Jersey, Somerset County No. SOM-L-000540-19. On May 10, 2019, a Complaint entitled Jeffrey Tello, et al., v. Osmotica Pharmaceuticals plc, et al., Superior Court of New Jersey, Somerset County No. SOM-L-000617-19 was filed in the same court as the Shumacher action. The complaints name us, certain of our directors and officers and the underwriters of our initial public offering as defendants in putative class actions alleging violations of Sections 11 and 15 of the Securities Act of 1933 related to the disclosures contained in the registration statement and prospectus used for our initial public offering of ordinary shares. On July 22, 2019, the plaintiffs filed an amended complaint consolidating the two actions, reiterating the previously pled allegations and adding an additional individual defendant. We dispute the allegations in the complaint and intend to vigorously defend against the action. However, this litigation matter is still in an early stage and there is no assurance that we will be successful in our defense or that insurance will be available or adequate to fund any settlement or judgment or the litigation costs of the action, which could adversely affect our results of operations and financial condition.

        In general, we intend to continue to vigorously prosecute and defend these proceedings, as appropriate; however, from time to time, we may settle or otherwise resolve these matters on terms and conditions that we believe are in our best interests. Resolution of any or all claims, investigations and legal proceedings, individually or in the aggregate, could have a material adverse effect on our business, results of operations and cash flows in any given accounting period or on our overall financial condition.

EXECUTIVE AND DIRECTOR COMPENSATION

        This section provides an overview of the compensation awarded to, earned by or paid to our principal executive officer and our next three most highly compensated executive officers in respect of their service to us for the year ended December 31, 2019. Based on information available as of the date of this registration statement, our third and fourth most highly compensated executive officers earned the same compensation for the year ended December 31, 2019 and, as a result, compensation for both individuals is described below. We refer to our principal executive officer and our next three most highly compensated executive officers as our named executive officers. Our named executive officers are:

  •
  Brian Markison, our President and Chief Executive Officer;

  •
  James Schaub, our Executive Vice President and Chief Operating Officer;

  •
  Tina deVries, Ph.D., our Executive Vice President, Research and Development; and

  •
  Christopher Klein, our General Counsel and Secretary.

Summary Compensation Table

        The following table sets forth the compensation awarded to, earned by or paid to our named executive officers in respect of their service to us for the years ended December 31, 2019 and, where applicable, December 31, 2018.

Name and principal position	Year	Salary ($)(1)		Stock awards ($)(2)	Nonequity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Brian Markison	2019	683,446	(5)	2,762,496	—	—	3,445,942
President and Chief	2018	633,262		—	475,599	—	1,108,861
Executive Officer
James Schaub	2019	421,808		799,998	—	10,569	1,232,375
EVP and Chief Operating	2018	347,692		—	131,404	19,196	498,292
Officer
Tina deVries	2019	414,539		799,998	—	11,200	1,225,737
EVP, Research & Development	2018	392,808		—	147,443	11,125	551,376
Christopher Klein	2019	414,539		799,998	—	11,200	1,225,737
General Counsel & Secretary

(1)
Amounts shown for Messrs. Schaub and Klein and Dr. deVries include contributions made to our 401(k) plan. Mr. Markison did not contribute to our 401(k) plan in 2018 or 2019.

(2)
Amounts shown in this column represent the aggregate grant date fair value of restricted stock units granted to our named executive officers in 2019 computed by multiplying the number of restricted stock units subject to the respective grant by the closing price of our common stock on the grant date. No equity awards were granted to our named executive officers during 2018.

(3)
Annual bonus amounts for 2019 have not yet been determined. Annual bonuses are expected to be determined in March 2020 and will be disclosed on a Form 8-K. Amounts shown for 2018 represent each named executive officer's annual bonus earned with respect to 2018 under the Osmotica Pharmaceuticals plc 2018 Annual Cash Incentive Plan, based on the achievement of EBITDA goals.

(4)
Amounts shown for Messrs. Schaub and Klein for 2019 represent 401(k) plan company matching contributions. Amount shown for Mr. Schaub for 2018 represents 401(k) plan company matching contributions ($10,816), a car allowance payable from January through June 2018 ($8,251) and the value of an Amazon Echo given to all attendees of a sales meeting ($100), plus a tax gross-up given to all gift recipients ($29). Amount shown for Dr. deVries for 2019 represents 401(k) plan company matching contributions and for 2018 represents 401(k) plan company matching contributions ($11,000) and the value of an Amazon Echo given to all attendees of a sales meeting ($100), plus a tax gross-up given to all gift recipients ($25).

(5)
Amount shown for Mr. Markison includes director fees for his service on our board of directors during 2019 ($16,000) and his base salary as our President and Chief Executive Officer ($667,446).

Overview

        Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of our shareholders. Our Chief Executive Officer makes recommendations to our compensation committee about the compensation of his direct reports, and our compensation committee is responsible for determining the compensation of our executive officers, other than our Chief Executive Officer. Our compensation committee makes recommendations with respect to our Chief Executive Officer's compensation to our board of directors.

        In 2019, our compensation committee engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, an independent compensation consulting firm, to assist in evaluating the company's executive and director compensation practices, including program design, identification of an appropriate peer group for compensation comparison purposes and providing pay benchmarking data. Prior to engaging Pearl Meyer, our compensation committee assessed the independence of Pearl Meyer from management and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered under applicable stock exchange rules, satisfied itself that no relationships exist that would create a conflict of interest or that would compromise Pearl Meyer's independence.

2019 Base Salary and Annual Bonus

        The employment agreement with each named executive officer, described below, established a base salary for such officer, which is subject to discretionary increase. Each of our named executive officers is paid a base salary reflecting his or her skill set, experience, performance, role and responsibilities. In 2019, our compensation committee reviewed market data and determined that the base salaries of our named executive officers were below market median and approved increases to their base salaries to bring them closer to market median. Effective April 1, 2019, each of our named executive officers received an increase in base salary as follows:

Name	Base salary prior to April 1, 2019	Base salary effective April 1, 2019	% increase	Notes
Brian Markison	$650,000	$690,000	6.2%	Reflects merit increase, market adjustment and fees for service on our board of directors
James Schaub	$400,000	$430,000	7.5%	Reflects merit increase and market adjustment
Tina deVries, Ph.D.	$400,000	$420,000	5.0%	Reflects merit increase and market adjustment
Christopher Klein	$400,000	$420,000	5.0%	Reflects merit increase and market adjustment

        As described below, each named executive officer has a target annual bonus opportunity based on his or her base salary earned with respect to the applicable year, as set forth in his or her employment agreement. Each named executive officer's target annual bonus for 2019, as a percentage of base salary, is: Mr. Markison, 100%; Mr. Schaub, 50%; Dr. deVries, 50%; and Mr. Klein, 50%. Annual bonuses for 2019 for our named executive officers have not yet been determined and are expected to be determined in March 2020. These bonuses will be paid under the Osmotica Pharmaceuticals plc 2018 Annual Cash Incentive Plan, based on the achievement of pre-established corporate EBITDA and Cash Flow from Operations goals as well as individual objectives.

Agreements with Our Named Executive Officers

        Each of our named executive officers is party to an employment agreement with one of our subsidiaries that sets forth the terms and conditions of his or her employment with us. Each such agreement provides for "at will" employment. Each agreement contains nondisclosure, nonsolicitation, noncompetition and assignment of intellectual property and other obligations to which the executive is bound. The material terms of the employment agreements with our named executive officers are described below. The terms "cause," "good reason" and "change in control" referred to below are defined in each named executive officer's employment agreement.

        In addition, Mr. Markison is party to a letter of appointment with us that sets forth the terms and conditions of his membership on our board of directors. The material terms of his letter of appointment are described below.

        Mr. Markison.    Our subsidiary, Vertical/Trigen Holdings, LLC, entered into an employment agreement with Mr. Markison on December 3, 2015 that provides for a fixed base salary level, subject to discretionary increases and which has subsequently been increased, and a target annual bonus equal to 100% of his annual base salary, with the actual amount of the bonus earned based on the achievement of performance objectives. Mr. Markison is eligible to participate in our benefit plans, as in effect from time to time.

        In addition, pursuant to a letter of appointment with Mr. Markison, effective as of January 1, 2019, in respect of his service on our board of directors, a portion of Mr. Markison's base salary will be allocated as follows: (i) an annual cash retainer of $10,000 for service as a director and (ii) an additional cash retainer of $6,000 for service as a member of our nominating and corporate governance committee. In addition, he is entitled to receive reimbursement for reasonable expenses incurred in connection with his duties as a director.

        Mr. Schaub.    Our subsidiary, Vertical/Trigen Opco, LLC, entered into an employment agreement with Mr. Schaub on December 16, 2013 that provides for a fixed base salary level, subject to discretionary adjustments and which has subsequently been increased, and a target annual bonus equal to 50% of his annual base salary, with the actual amount of the bonus earned based on the achievement of performance objectives. Mr. Schaub is eligible to participate in our benefit plans, as in effect from time to time.

        Dr. deVries.    Our subsidiary, Vertical/Trigen Opco, LLC, entered into an employment agreement with Dr. deVries on May 2, 2016 that provides for a fixed base salary level, subject to annual review and which has subsequently been increased, and a target annual bonus equal to 50% of her annual base salary, with the actual amount of the bonus earned based on the achievement of performance objectives. Dr. deVries is eligible to participate in our benefit plans, as in effect from time to time.

        Mr. Klein.    Our subsidiary, Vertical/Trigen Opco, LLC, entered into an employment agreement with Mr. Klein on December 16, 2013 that provides for a fixed base salary level, subject to discretionary adjustments and which has subsequently been increased, and a target annual bonus equal to 50% of his annual base salary, with the actual amount of the bonus earned based on the achievement of performance objectives. Mr. Klein is eligible to participate in our benefit plans, as in effect from time to time.

        Termination of Employment Without Cause or for Good Reason.    If Mr. Markison's employment is terminated by us without cause or by him for good reason, he will be entitled to receive (i) a lump sum amount equal to his annual base salary, (ii) a lump sum amount equal to his full target bonus for the year of termination and (iii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Mr. Markison elects to receive COBRA health care continuation coverage, we will pay a portion of his monthly COBRA premiums for 24 months following the date of termination in an amount equal to the employer portion of applicable group medical and dental premiums as in effect on the date of termination.

        Pursuant to our employment agreement with each of Mr. Schaub and Mr. Klein, if the executive's employment is terminated by us without cause or by the executive for good reason, he will be entitled to receive (i) an amount equal to his monthly base salary, payable for 12 months following termination in accordance with our payroll schedule, (ii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination, paid at the same time annual bonuses are paid to employees generally, and (iii) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally. In addition, if the executive elects to receive COBRA health care continuation coverage, we will pay his monthly COBRA premiums for up to 12 months following the date of termination.

        If Dr. deVries' employment is terminated by us without cause or by her for good reason, she will be entitled to receive (i) an amount equal to her monthly base salary plus one-twelfth of her target annual bonus, payable for 12 months following termination in accordance with our payroll schedule, and (ii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Dr. deVries elects to receive COBRA health care continuation coverage, we will pay her monthly COBRA premiums for up to 12 months following the date of termination.

        Termination of Employment by Reason of Death or Disability.    If Mr. Markison's employment is terminated by reason of his death or permanent disability, he will be entitled to receive (i) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally, and (ii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination.

        Pursuant to our employment agreement with each of Mr. Schaub and Mr. Klein, if the executive's employment is terminated by reason of his death or disability, he will be entitled to receive (i) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination, paid at the same time annual bonuses are paid to employees generally, and (ii) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally.

        If Dr. deVries' employment is terminated by reason of her death or disability, she will be entitled to receive a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination, and, if she elects to receive COBRA health care continuation coverage, we will pay her monthly COBRA premiums for up to 12 months following the date of termination.

        Termination of Employment Without Cause or for Good Reason Following a Change in Control.    If Mr. Markison's employment is terminated by us without cause or by him for good reason, in either case, within 12 months following a change in control, in lieu of the benefits described above, Mr. Markison will be entitled to receive (i) a lump sum amount equal to the greater of his annual base salary on the date of termination or the day immediately prior to the change in control, (ii) a lump sum amount equal to the greater of his target annual bonus for the year of termination or for the year in which the change in control occurs and (iii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Mr. Markison elects to receive COBRA health care continuation coverage, we will pay a portion of his monthly COBRA premiums for 24 months following the date of termination in an amount equal to the employer portion of applicable group medical and dental premiums as in effect on the date of termination.

        None of Mr. Schaub, Dr. deVries or Mr. Klein is entitled to any enhanced severance benefits in connection with a termination of the executive's employment by us without cause or by the executive for good reason following a change in control.

        Severance Subject to Release of Claims.    Our obligation to provide an executive with severance payments and other benefits under the executive's employment agreement is conditioned on the executive signing (and not subsequently revoking) an effective release of claims in favor of us.

Equity-Based Compensation

        On February 25, 2019, Mr. Markison received a grant of 387,991 restricted stock units under the Osmotica Pharmaceuticals plc 2018 Incentive Plan, or the 2018 Plan. The restricted stock units vest in full on the fifth anniversary of the grant date, generally subject to Mr. Markison's continued employment on the vesting date. If Mr. Markison's employment is terminated by us without cause or by Mr. Markison for good reason (each as defined in his employment agreement) prior to the fifth anniversary of the grant date, a prorated portion of the restricted stock units will vest based on the number of months during which Mr. Markison was employed following the grant date. In connection with a change in control, the restricted stock units will become fully vested if they are not assumed or substituted for by the acquirer or if Mr. Markison's employment is terminated by us without cause or by Mr. Markison for good reason, in either case on or within 18 months following the change in control.

        On January 24, 2019, each of Messrs. Schaub and Klein and Dr. deVries received a grant of 104,849 restricted stock units under the 2018 Plan. The restricted stock units vest in equal annual installments on each of the first four anniversaries of the grant date, generally subject to the named executive officer's continued employment on each applicable vesting date. In connection with a change in control, the restricted stock units will become fully vested if they are not assumed or substituted for by the acquirer or if the named executive officer's employment is terminated by us without cause or by the named executive officer for good reason (each as defined in the named executive officer's employment agreement), in either case on or within 18 months following the change in control.

        Prior to our initial public offering, in 2016, our named executive officers were granted options to purchase common units of Osmotica Holdings S.C.Sp. under the Osmotica Holdings S.C.Sp. 2016 Equity Incentive Plan (renamed the Amended and Restated Osmotica Pharmaceuticals plc 2016 Equity Incentive Plan in connection with a reorganization that was undertaken prior to our initial public offering). Fifty percent of each option grant vested in equal installments on each of the first four anniversaries of the option's vesting commencement date, generally subject to the named executive officer's continued employment on each applicable vesting date, and the remaining fifty percent vested based on the achievement of specified performance metrics. In connection with the reorganization that was undertaken prior to our initial public offering, these options were converted to options to purchase our ordinary shares, on the same basis as common units of Osmotica Holdings S.C.Sp. were converted into our ordinary shares, with corresponding adjustments to the exercise price of the options. In connection with the conversion, the options that had been subject solely to time-based vesting continued to vest as described above and the options that had been subject to performance-based vesting were converted into options that vest solely based on the passage of time, with these converted options vesting in equal annual installments on each of the first four anniversaries of October 18, 2018, generally subject to the named executive officer's continued employment on each applicable vesting date.

Outstanding Equity Awards at Year-End Table

        The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers as of December 31, 2019.

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/share)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Brian Markison	642,524	642,528	14.95	5/5/2026	(2)	—		—
	—	—	—	—		387,991	(3)	2,712,057
James Schaub	214,172	214,178	14.95	5/5/2026	(4)	—		—
	—	—	—	—		104,849	(5)	732,895
Tina deVries, Ph.D.	85,668	85,672	14.95	5/5/2026	(6)	—		—
	—	—	—	—		104,849	(5)	732,895
Christopher Klein	85,668	85,672	14.95	5/5/2026	(7)	—		—
	—	—	—	—		104,849	(5)	732,895

(1)
Amounts determined based on the fair market value of our common stock of $6.99 per share, which was the closing price of our common stock on December 31, 2019 as reported on the Nasdaq Global Select Market.

(2)
Represents an option to purchase 30,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with the reorganization described above. Fifty percent of the award vests as follows: 25% vested on each of February 3, 2017, February 3, 2018 and February 3, 2019, and the remainder vests on February 3, 2020. The remaining 50% of the award vests on each anniversary of our initial public offering as follows: 25% vested on October 18, 2019, and the remainder vests in three equal installments on each of October 18, 2020, October 18, 2021 and October 18, 2022.

(3)
Represents 387,991 restricted stock units granted on February 25, 2019, which vests in full on February 25, 2024.

(4)
Represents an option to purchase 10,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with the reorganization. Fifty percent of the award vests as follows: 25% vested on each of February 3, 2017, February 3, 2018 and February 3, 2019, and the remainder vests on February 3, 2020. The remaining 50% of the award vests on each anniversary of our initial public offering as follows: 25% vested on October 18, 2019, and the remainder vests in three equal installments on each of October 18, 2020, October 18, 2021 and October 18, 2022.

(5)
Represents 104,849 restricted stock units granted on January 24, 2019, which vests in four equal annual installments on each of January 24, 2020, January 24, 2021, January 24, 2022 and January 24, 2023.

(6)
Represents an option to purchase 4,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with the reorganization. Fifty percent of the award vests as follows: 25% vested on each of May 2, 2017, May 2, 2018 and May 2, 2019, and the remainder vests on May 2, 2020. The remaining 50% of the award vests on each anniversary of our initial public offering as follows: 25% vested on October 18, 2019, and the remainder vests in three equal installments on each of October 18, 2020, October 18, 2021 and October 18, 2022.

(7)
Represents an option to purchase 4,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with the reorganization. Fifty percent of the award vests as follows: 25% vested on each of February 3, 2017, February 3, 2018 and February 3, 2019, and the remainder vests on February 3, 2020The remaining 50% of the award vests on each anniversary of our initial public offering as follows: 25% vested on October 18, 2019, and the remainder vests in three equal installments on each of October 18, 2020, October 18, 2021 and October 18, 2022.

Employee Benefits Plans

        We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including medical, dental, vision, life and disability insurance. In addition, we maintain a 401(k) plan, under which eligible employees may elect to defer their current eligible compensation, subject to the limits imposed by the Internal Revenue Code. The 401(k) plan also provides that we will make company matching contributions equal to 100% of each employee's elective deferrals up to 3% of base salary, plus 50% of each employee's elective deferrals between 3% and 5% of base salary. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Payments on Termination of Employment or Change in Control

        Each of our named executive officers is a party to an employment agreement with us that provides for certain payments and benefits in connection with a qualifying termination of his or her employment, as described in "Employment Arrangements with Our Named Executive Officers" above.

        In addition, in connection with a change in control, options granted to our named executive officers prior to our initial public offering will become fully vested and exercisable and restricted stock units granted to our named executive officers in 2019 will become fully vested if they are not assumed or substituted for by the acquirer or if the named executive officer's employment is terminated by us without cause or by the named executive officer for good reason, in either case on or within 18 months following the change in control.

Director Compensation

        The following table sets forth information concerning the compensation awarded to, earned by or paid to our non-employee directors during 2019. Mr. Markison's compensation is included with that of our other named executive officers above in "Summary Compensation Table."

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
David Burgstahler	68,750	—	68,750
Gregory L. Cowan(3)	67,500	335,411	402,911
Michael DeBiasi(4)	15,000	—	15,000
Carlos Sielecki	63,750	—	63,750
Sriram Venkataraman	57,500	—	57,500
Juan Vergez	55,000	—	55,000
Fred Weiss	83,750	379,161	462,911

(1)
Amount represents fees earned in 2019.

(2)
Amounts shown in this column represent the aggregate grant date fair value of restricted stock units granted to our non-employee directors in 2019 computed by multiplying the number of restricted stock units subject to the respective grant by the closing price of our common stock on the grant date. As of December 31, 2019, Mr. Weiss held unvested restricted stock units with respect to 71,440 shares of our common stock and Mr. Cowan held unvested restricted stock units with respect to 57,551 shares of our common stock. Non-employee directors who are also partners or employees of, or otherwise affiliated with, Avista or Altchem are not eligible to receive Company equity awards at this time.

(3)
Mr. Cowan joined our board of directors on January 2, 2019.

(4)
Mr. DeBiasi joined our board of directors on October 1, 2019.

        Under our director compensation program, which was approved by the board of directors in January 2019, all non-employee directors are eligible to receive the following, pro-rated to reflect any partial year of service: (i) an annual cash retainer of $50,000 for service as a member of the board of directors, (ii) an additional cash retainer for service as a member or chairperson of our audit, compensation or nominating and corporate governance committees as set forth in the table below and (iii) an annual equity award of restricted stock units valued at $175,000 on the date of grant, which will vest upon the earlier of (x) the first anniversary of the grant date and (y) the Company's next annual general meeting of shareholders. In addition, the Company will grant its non-employee directors an initial restricted stock unit award in connection with each of their appointments to the board of directors with a grant date value of $262,500, one-third of which will vest on each of the first three anniversaries of the grant date. During 2019, Messrs. Weiss and Cowan each received an annual restricted stock unit award, prorated as applicable to reflect a partial year of service, and an initial restricted stock unit award in connection with their appointment to the board of directors. Non-employee directors who are also partners or employees of, or otherwise affiliated with, Avista or Altchem are not eligible to receive Company equity awards at this time. The Company will also continue to reimburse all non-employee directors for expenses incurred in connection with attending board and committee meetings. A schedule of board of directors and committee fees is below.

Board and Committee Fees
Audit Committee Member	$10,000
Audit Committee Chair	$20,000
Compensation Committee Member	$8,750
Compensation Committee Chair	$17,500
Nominating and Corporate Governance Committee Member	$5,000
Nominating and Corporate Governance Chair	$10,000
Board Retainer	$50,000

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Set forth below is a description of certain relationships and related party transactions between us and our subsidiaries, and our directors, executive officers or holders of more than 5% of our voting securities.

Lease Agreement for Office and Warehouse Space in Buenos Aires, Argentina

        On December 29, 2008, through our subsidiary Osmotica Pharmaceutical Argentina S.A., we entered into a lease agreement with Simali S.A., an affiliate of Altchem, pursuant to which we lease certain office and warehouse space located in Buenos Aires, Argentina. The current lease term expires on December 31, 2020. From January 1, 2016 through September 30, 2019, we paid an aggregate of $819,591 in rent payments under this lease. Our monthly rent payment thereunder is 670,000 Argentinean pesos and 800,000 Argentinean pesos for 2019 and 2020, respectively, plus any required value-added tax. As of September 30, 2019, the exchange rate was 57.60 Argentinean pesos to $1.00.

Junior Subordinated Payment-In-Kind Promissory Notes Due 2024

        On February 3, 2016, we consummated a series of transactions, or the Business Combination, to reorganize and combine the businesses of Osmotica Holdings Corp Limited and Vertical/Trigen Holdings, LLC, or Vertical/Trigen. In connection with the Business Combination, Osmotica Holdings S.C.Sp. issued $25 million in aggregate principal amount of junior subordinated payment-in-kind promissory notes due 2024. Avista and Altchem purchased $11,934,000 and $12,500,000, respectively, in principal amount of such notes. Interest accrued on the notes at an annual rate of 18% and was payable in-kind. On December 21, 2017, in connection with the refinancing of our senior secured credit facilities, we repaid all amounts outstanding under the notes and, as a result, Avista and Altchem received $16,383,712 and $17,160,750, respectively, representing repayment of all outstanding original principal amount plus accrued interest thereon.

2016 Advisory Services and Monitoring Agreement

        In conjunction with the Business Combination, we entered into an advisory services and monitoring agreement with an affiliate of Avista and Altchem, which terminated upon the completion of our initial public offering on October 22, 2018. This agreement provided for the payment of a quarterly fee of $125,000 to each of the affiliate of Avista and Altchem during the term of the agreement, as consideration for advisory services. In addition, we were required to pay, or reimburse the affiliate of Avista and Altchem, their out-of-pocket expenses in connection with their performance of services under the agreement. From January 1, 2018 until October 22, 2018, we paid $404,891 in advisory fees and $127,353 in expenses to the affiliate of Avista and $364,521 in advisory fees and $160,704 in expenses to the affiliate of Altchem.

2013 Advisory Services and Monitoring Agreement

        On December 16, 2013, Vertical/Trigen and certain affiliates entered into an advisory services and monitoring agreement with, among others, an affiliate of Avista, which was terminated in connection with the Business Combination. The agreement provided for the payment of a quarterly fee of $62,500 to the affiliate of Avista during the term of the agreement, as consideration for advisory services. In addition, Vertical/Trigen was required to pay, or reimburse the affiliate of Avista, its out-of-pocket expenses in connection with its performance of services under the agreement. Between January 1, 2016 and the termination of the agreement in connection with the Business Combination, we paid $1,413,722 to the affiliate of Avista pursuant to this agreement.

Shareholders' Agreement

        On October 17, 2018, in connection with our initial public offering, we entered into a shareholders' agreement with Avista and Altchem. The shareholders' agreement provides, among other things, that:

  •
  for so long as Avista or Altchem, as applicable, owns at least 20% of our issued and outstanding ordinary shares, such Sponsor will each be entitled to designate two individuals for nomination to serve on our board of directors; and

  •
  when Avista or Altchem, as applicable, own less than 20% but at least 10% of our issued and outstanding ordinary shares, such Sponsor will be entitled to designate one individual for nomination.

        The initial Avista nominees were David Burgstahler and Sriram Venkataraman, and the initial Altchem nominees were Juan Vergez and Carlos Sielecki. We are required to take all necessary actions to maintain the composition of our board of directors as set forth above. Pursuant to the terms of the shareholders' agreement and in proportion to the aforementioned board nomination rights, Avista and Altchem also have the right to designate members of our audit and compensation committees.

        In addition, pursuant to the shareholders' agreement, Avista and Altchem have the right to demand that we register any ordinary shares held by them, subject to certain terms and conditions, including a minimum expected aggregate gross proceeds of $25.0 million. Avista and Altchem also have the right to require us to file a registration statement on Form S-3. Avista and Altchem will also have piggyback registration rights, such that, if we propose to register any of our shares, we will generally be required to include shares that Avista and Altchem request to be included in such registration statement. We will be responsible for all registration expenses, other than underwriting discounts which will be borne by Avista or Altchem on a pro rata basis.

Private Placement

        On October 17, 2018, we sold, in a private placement transaction, or the Private Placement, at the initial public offering price, 1,000,000 ordinary shares to each of Avista and Altchem and 14,285 ordinary shares to an entity controlled by Mr. Einhorn, our chief financial officer, resulting in gross proceeds of $7.0 million from each of Avista and Altchem and $0.1 million from an entity controlled by Mr. Einhorn.

Services Agreement with United Biosource LLC

        On August 22, 2018, we entered into a Master Services Agreement with United Biosource LLC, or UBC, an Avista portfolio company, pursuant to which UBC provides us with certain prescription processing and patient access services. As of September 30, 2019, we had entered into Statements of Work with UBC for services valued at approximately $2.7 million.

Participation in this Offering

        Investment funds affiliated with Avista and Altchem, two of our existing shareholders, have each agreed to purchase 1,250,000 ordinary shares in this offering at the public offering price. If the Participating Shareholders purchase shares in this offering, the underwriters will reimburse us for any such discounts and commissions payable with respect to such shares. We will, however, be obligated to pay a fee equal to that amount to the Participating Shareholders or their affiliates.

Related Party Transactions Policy

        We have adopted a related party transactions policy that governs the review and approval of related party transactions. Pursuant to this policy, if we want to enter into a transaction with a related party or an affiliate of a related party, our audit committee will review the proposed transaction to determine, based on applicable rules of the Nasdaq Stock Market and the SEC, whether such transaction requires pre-approval by our audit committee or our board of directors. If pre-approval is required, the proposed transaction will be reviewed at the next regular or special meeting of our audit committee or our board of directors, as applicable. We may not enter into a related party transaction unless our audit committee has specifically confirmed in writing that either no further reviews are necessary or that all requisite corporate reviews have been obtained.

 PRINCIPAL SHAREHOLDERS

        The following table shows information as of November 30, 2019 regarding the beneficial ownership of our ordinary shares (i) prior to this offering and (ii) as adjusted to give effect to this offering by:

  •
  each person or group who is known by us to own beneficially more than 5% of our ordinary shares;

  •
  each member of our board of directors and each of our named executive officers; and

  •
  all members of our board of directors and our executive officers as a group.

        Unless otherwise indicated below, the address for each listed director, officer and shareholder is c/o Osmotica Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, New Jersey 08807. Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after through the exercise of any option, warrant or other right. For purposes of calculating each person's or group's percentage ownership, of our ordinary shares issuable pursuant to options exercisable within 60 days after are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. For more information regarding the terms of our ordinary shares, see "Description of Share Capital."

        Investment funds affiliated with Avista and Altchem, two of our existing shareholders, have each agreed to purchase 1,250,000 ordinary shares in this offering at the public offering price, which is reflected in the information in the table below.

        The numbers listed below are based on 51,901,682 ordinary shares outstanding as of November 30, 2019.

	Shares Owned Before this Offering		Shares Owned After this Offering (no option exercise)		Shares Owned After this Offering (full option exercise)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Beneficial owners of more than 5% of our ordinary shares:
Investment funds affiliated with Avista Capital Partners(1)	20,450,785	39.4%	21,700,785	37.5%	21,700,785	36.9%
Altchem(2)	22,417,540	43.2%	23,667,540	40.9%	23,667,540	40.2%
Directors and Named Executive Officers:
Brian Markison(3)	1,876,233	3.57%	1,876,233	3.24%	1,876,233	3.19%
David Burgstahler(4)	—	—	—	—	—	—
Gregory L. Cowan(5)	11,467	*	11,467	*	11,467	*
Michael DeBiasi	—	—	—	—	—	—
Carlos Sielecki(6)	—	—	—	—	—	—
Sriram Venkataraman(4)	—	—	—	—	—	—
Juan Vergez(6)	—	—	—	—	—	—
Fred Weiss(7)	11,467	*	11,467	*	11,467	*
Tina deVries, Ph.D.(8)	111,880	*	111,880	*	111,880	*
Andrew Einhorn(9)	129,377	*	129,377	*	129,377	*
All executive officers and directors as a group (12 persons)(10)	2,652,191	5.0%	2,652,191	4.6%	2,652,191	4.5%

*
Indicates less than one percent.

(1)
The shares included in the table consist of 14,480,864 ordinary shares held by Avista Healthcare Partners, L.P., including 1,000,000 ordinary shares initially acquired in the Private Placement, 4,936,926 ordinary shares held by Orbit Co-Invest I LLC and 1,032,995 ordinary shares held by Orbit Co-Invest III LLC, which we collectively refer to as the Avista Funds. Avista Healthcare Partners GP, Ltd., or AHP GP, serves as the general partner of Avista Healthcare Partners, L.P., and Avista Capital Partners III GP, L.P., or ACP GP, serves as the Manager of each of Orbit Co-Invest I LLC and Orbit Co-Invest III LLC. By virtue of the relationships described above, AHP GP may be deemed to share beneficial ownership of the shares held by Avista Healthcare Partners, L.P. and ACP GP may be deemed to share beneficial ownership of the shares held by Orbit Co-Invest I LLC and Orbit Co-Invest III LLC. Voting and disposition decisions at each of AHP GP and ACP GP with respect to the ordinary shares held by the applicable Avista Funds are made by an investment committee, the members of which include David Burgstahler and Sriram Venkataraman, each of whom is a member of our board of directors. Each of the members of each investment committee disclaims beneficial ownership of the ordinary shares held by such Avista Funds. The address for each of these entities is 65 East 55th Street, 18th Floor, New York, NY 10022.

(2)
The shares included in the table consists of 21,235,297 ordinary shares held by Altchem Limited, including 1,000,000 ordinary shares purchased in the Private Placement, and 1,182,243 ordinary shares held by Orbit Co-Invest A-1 LLC. Altchem Limited serves as the manager of Orbit

  Co-Invest A-1 LLC. As a result, Altchem Limited may be deemed to share beneficial ownership of the shares held by Orbit Co-Invest A-1 LLC. Voting and disposition decisions with respect to ordinary shares beneficially owned by Altchem Limited are made by the foundation council of Harsaul Foundation, a foundation organized in Panama, in its absolute discretion. As a result, Harsaul Foundation may be deemed to share beneficial ownership of the ordinary shares held by each of Altchem Limited and Orbit Co-Invest A-1 LLC. The address for Altchem Limited is Kapaïokákn, 6, CITY HOUSE, 3032, Limasol, Cyprus. The address for Orbit Co-Invest A-I LLC is 895 Sawyer Road Marietta, GA 30062. The registered address for Harsaul Foundation is Ave. Samuel Lewis and 54 Street, Panama, Republic of Panama.

(3)
Includes 85,718 shares that may be acquired by Mr. Markison upon the exercise of outstanding options and 26,212 shares that may be acquired by Mr. Markison upon the vesting of restricted stock units.

(4)
Excludes the ordinary shares held by the Avista Funds. See footnote 1 above.

(5)
Includes 11,467 shares that may be acquired by Mr. Cowan upon vesting of restricted stock units.

(6)
Excludes the ordinary shares held by Altchem Limited and Orbit Co-Invest A-1 LLC. See footnote 2 above.

(7)
Includes 11,467 shares that may be acquired by Mr. Weiss upon vesting of restricted stock units.

(8)
Includes 85,668 shares that may be acquired by Dr. deVries upon the exercise of outstanding options.

(9)
Includes 80,313 shares that may be acquired by Mr. Einhorn upon the exercise of outstanding options and 26,212 shares that may be acquired upon vesting of restricted stock units. The remaining 22,852 shares are held by a family limited liability company, of which Mr. Einhorn is the sole managing member. As a result, Mr. Einhorn may be deemed to beneficially own the ordinary shares held by the limited liability company.

(10)
Includes 551,539 shares that may be acquired by executive officers and directors upon exercise of outstanding options and 127,782 shares that may be acquired upon vesting of restricted stock units. Excludes the ordinary shares held by the Avista Funds, Altchem Limited and Orbit Co-Invest A-1 LLC. See footnotes 1 and 2 above.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of certain of our indebtedness that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and may be obtained as described under "Where You Can Find More Information" in this prospectus.

Senior Secured Credit Facilities

        On February 3, 2016, Osmotica Pharmaceutical Corp., Orbit Blocker I LLC, Orbit Blocker II LLC and Valkyrie Group Holdings, Inc., collectively, the Borrowers, entered into senior secured credit facilities, consisting of (i) a $160.0 million senior secured term loan facility and (ii) a $30.0 million senior secured revolving credit facility, with certain lenders, Fifth Third Bank, as issuing bank, and CIT Bank, N.A., as administrative agent and swingline lender. The credit agreement governing our senior secured credit facilities, as it may be amended, supplemented or otherwise modified, is referred to as the Credit Agreement. On November 10, 2016, the Borrowers entered into an amendment to the Credit Agreement pursuant to which the Borrowers incurred an additional $117.5 million term loan and made certain other amendments to the Credit Agreement. On December 21, 2017, the Borrowers entered into an amendment to the Credit Agreement pursuant to which the Borrowers refinanced all existing indebtedness under the Credit Agreement with (x) a $277.5 million senior secured term loan A facility, or the Term A Loans, (y) a $50.0 million senior secured term loan B facility, or the Term B Loans, and (z) a $50.0 million secured revolving credit facility, or the Revolver. On October 31, 2018, $50.0 of the net proceeds from our initial public offering were used to repay $42.3 million of our Term A Loan and $7.7 million of our Term B Loan, together with accrued and unpaid interest.

        In addition to borrowings on a revolving basis, the Revolver includes (i) borrowing capacity of up to the lesser of $5.0 million and the aggregate revolving credit commitments in the form of letters of credit and (ii) expedited borrowings on same-day notice, referred to as swingline loans, in an aggregate amount up to the lesser of $5.0 million and the aggregate revolving credit commitments.

        The Credit Agreement provides that, subject to certain conditions, the Borrowers may request increases to the outstanding term loans and the commitments under the Revolver and may add one or more incremental term loan tranches up to a specified amount (which amount may increase if the Borrowers meet certain specified financial ratios). The availability of such increased loans and commitments and additional tranches of term loans or revolving credit facilities is subject to, among other conditions, the absence of any default or event of default under the Credit Agreement (subject to certain exceptions) and the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees

        Borrowings under our senior secured credit facilities bear interest at a rate per annum equal to an applicable margin plus, at the Borrowers' option, either (i) a base rate determined by reference to the highest of (a) the federal funds effective rate plus 0.50%, (b) the prime rate of CIT Bank, N.A. and (c) LIBOR plus 1.00% and (d) 2.00% or (ii) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 1.00%. After giving effect to this offering, the applicable margin for borrowings under the Revolver and the Term A Loans is subject to adjustment each fiscal quarter based on the Borrowers' total net leverage ratio and is equal to (a) 3.75% per annum with respect to loans that are LIBOR borrowings and 2.75% with respect to loans that are base rate borrowings if the Borrowers' total net leverage ratio exceeds 2.00 to 1.00 and (b) 3.25% per annum with respect to loans that are LIBOR borrowings and 2.25% with respect to loans that are base rate borrowings if the Borrowers' total net leverage ratio is less than or equal to 2.00 to 1.00. The applicable margin for borrowings of the Term B Loans is 4.25% per annum with respect to LIBOR borrowings and 3.25% per annum with respect to loans that are base rate borrowings.

        In addition to paying interest on outstanding principal under our senior secured credit facilities, the Borrowers pay customary agency fees and a commitment fee in respect of the unutilized commitments under the Revolver, which initially was 0.50% per annum. The commitment fee is subject to a step-down to 0.375% per annum based on the Borrowers' total net leverage ratio at the end of each fiscal quarter.

Mandatory Prepayments

        The Credit Agreement requires the Borrowers to prepay, subject to certain exceptions, outstanding term loans with:

  •
  50% (subject to a step-down to 25% based upon the Borrowers' total net leverage ratio) of the Borrowers' annual excess cash flow;

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  100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

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  100% of the net cash proceeds of any incurrence or issuance of certain debt, subject to certain exceptions, which exceptions include certain other debt permitted under our senior secured credit facilities.

Voluntary Prepayments

        All outstanding loans under our senior secured credit facilities may be voluntarily prepaid at any time without premium or penalty other than customary "breakage" costs with respect to LIBOR loans.

Amortization and Final Maturity

        The Credit Agreement requires scheduled quarterly principal payments equal to (i) 0.6925% of the original principal amount of the Term A Loans and (ii) 0.25% of the original principal amount of the Term B Loans, with the balance of the Term A Loans and the Term B Loans due and payable on December 21, 2022. There is no scheduled amortization of the principal amounts of the Term A Loan, Term B Loan or the loans outstanding under the Revolver. Any principal amount outstanding under the Revolver is due and payable in full on December 21, 2022.

Guarantees and Security

        The Borrowers' obligations under our senior secured credit facilities are unconditionally guaranteed by the Borrowers' immediate corporate parents and certain of their existing direct or indirect wholly owned material domestic subsidiaries, and are required to be guaranteed by certain of their future direct or indirect wholly owned material domestic subsidiaries. All obligations under our senior secured credit facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Borrowers' assets and the assets of the guarantors, including:

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  a first-priority pledge of all capital stock of the Borrowers directly held by the Borrowers' corporate parents and a first-priority pledge of all of the capital stock directly held by the Borrowers and the subsidiary guarantors (which pledge, in the case of the capital stock of certain foreign subsidiaries, is limited to 65% of the stock of such foreign subsidiary); and

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  a first-priority security interest in substantially all of the Borrowers' and the guarantors' tangible and intangible assets.

Incremental Debt

        The senior secured credit facilities permit the Borrowers to incur additional indebtedness under the Credit Agreement up to the sum of (a) $75.0 million and (b) an unlimited amount so long as the Borrowers' total net leverage ratio would be equal to or less than 3.50 to 1.00 on a pro forma basis.

Certain Covenants and Events of Default

        Our senior secured credit facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict the Borrowers' ability and the ability of their subsidiaries to:

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  incur additional indebtedness;

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  pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness;

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  make investments, loans and acquisitions;

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  create restrictions on (i) the payment of dividends or other amounts to the Borrowers from restricted subsidiaries that are not guarantors or (ii) the ability of the Borrowers and the guarantors to incur liens on property for the benefit of the lenders under our senior secured credit facilities;

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  engage in transactions with affiliates;

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  sell assets, including capital stock of subsidiaries;

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  materially alter the business we conduct;

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  consolidate or merge;

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  incur liens;

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  enter into certain derivative transactions; and

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  prepay or amend any junior debt (including any junior lien debt and any subordinated debt).

        In addition, the Credit Agreement requires the Borrowers to comply with (i) a maximum total net leverage ratio financial maintenance covenant tested as of the last day of each fiscal quarter and (ii) a minimum fixed charge coverage ratio. Any breach of these financial covenants is subject to certain equity cure rights under the Credit Agreement.

        The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including upon a change of control).

DESCRIPTION OF SHARE CAPITAL

        The following is a summary of some of the terms of our ordinary shares based on our Articles of Association. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Association, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Except as otherwise specified below, references to voting by our shareholders contained in this Description of Share Capital are references to voting by holders of ordinary shares entitled to attend and vote generally at general meetings of our shareholders.

Organization

        We are an Irish private company with limited liability. We were organized in Ireland on July 13, 2017 under the name Lilydale Limited with registered number 607944. Effective May 1, 2018, we were renamed Osmotica Pharmaceuticals Limited. On July 31, 2018, Osmotica Pharmaceuticals Limited re-registered under the Irish Companies Act of 2014 as a public limited company and was renamed Osmotica Pharmaceuticals plc. Our affairs are governed by our Constitution, including our Articles of Association, and Irish law.

Objective

        As provided by and described in our Memorandum of Association, our principal objective is to carry on the business of a holding company and all associated related activities and to carry on various activities associated with that objective.

Share Capital

        Our authorized share capital is $4,400,000 and €25,000, divided into 400,000,000 ordinary shares with a nominal value of $0.01 per share, 40,000,000 Preferred Shares with a nominal value of $0.01 per share and 25,000 Euro Deferred Shares with a nominal value of €1.00 per share. As of November 30, 2019, we had 51,901,682 ordinary shares outstanding held by eight registered shareholders and no outstanding shares of any other class.

        We may issue shares subject to the maximum authorized share capital contained in our Constitution. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, preferred shares and Euro deferred shares, as applicable) by a resolution approved by a simple majority of the votes of our shareholders cast at a general meeting (referred to under Irish law as an "ordinary resolution") (unless otherwise determined by the directors). The shares comprising our authorized share capital may be divided into shares of any nominal value.

        The rights and restrictions to which our ordinary shares are subject are prescribed in our Articles of Association. Our Articles of Association entitle our board of directors, without shareholder approval, to determine the terms of the preferred shares issued by us. The preferred shares may be preferred as to dividends, rights upon liquidation or voting in such manner as our board of directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option, and may be convertible into or exchangeable for shares of any other class or classes of our share capital, depending on the terms of issue of such preferred shares.

        Irish law does not recognize fractional shares held of record. Accordingly, our Articles of Association does not provide for the issuance of fractional shares, and our official Irish register does not reflect any fractional shares.

        Whenever an alteration or reorganization of our share capital would result in any of our shareholders becoming entitled to fractions of a share, our board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Transfer and Registration of Shares

        Our share register is maintained by our transfer agent. Registration in this share register will be determinative of membership in us. Any of our shareholders who only hold ordinary shares beneficially will not be the holder of record of such ordinary shares. Instead, the depository or other nominee will be the holder of record of such shares. Accordingly, a transfer of ordinary shares from a person who holds such ordinary shares beneficially to a person who will also hold such ordinary shares beneficially through the same depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the holder of record of such ordinary shares.

        A written instrument of transfer will be required under Irish law in order to register on our official share register any transfer of ordinary shares (i) from a person who holds such ordinary shares directly to any other person or (ii) from a person who holds such ordinary shares beneficially to another person who also will hold such ordinary shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred ordinary shares. An instrument of transfer will be required for a shareholder who directly holds ordinary shares to transfer those ordinary shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds ordinary shares may transfer those ordinary shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the ordinary shares as a result of the transfer and the transfer is not made in contemplation of a sale of the ordinary shares.

        Accordingly, we strongly recommend that shareholders hold their shares through DTC (or through a broker who holds such shares through DTC).

        Any transfer of our ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless such stamp duty is paid and details of the transfer are provided to our transfer agent. We do not expect to pay any stamp duty on behalf of any acquirer of ordinary shares in our capital. See "Material Tax Considerations—Material Irish Tax Considerations—Stamp Duty." We may, in our absolute discretion, pay (or cause one of our affiliates to pay) any stamp duty.

        Our Articles of Association provide that, in the event of any such payment, we (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion) and (iii) will have a lien against any of our shares in respect of which we have paid stamp duty. Our Articles of Association grant our board of directors general discretion to decline to register an instrument of transfer without giving a reason. In addition, our board of directors may decline to register a transfer of shares unless a registration statement under the Securities Act is in effect with respect to the transfer or the transfer is exempt from registration.

        The registration of transfers may be suspended at such times and for such periods, not exceeding 30 days in any year, as our board of directors may from time to time determine (except as may be required by law).

Issuance of Shares

        We have the authority, pursuant to our Articles of Association, to increase our authorized but unissued share capital by ordinary resolution by creating additional shares of any class or series. An ordinary resolution of our company requires more than 50% of the votes cast at a shareholder meeting by our shareholders entitled to vote at that meeting. As a matter of Irish law, the board of directors of a company may issue authorized but unissued new shares without shareholder approval once authorized to do so by the Articles of Association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, our Articles of Association authorize our board of directors to issue new shares up to the amount of our authorized but unissued share capital without shareholder approval for a period of five years from the date our Articles of Association were adopted. We expect that we will seek to renew such general authority at an annual general meeting before the end of that five-year period. Our Articles of Association authorize our board of directors, without shareholder approval, to determine the terms of any class of preferred shares issued by us.

No Share Certificates

        We do not intend to issue share certificates unless (i) certificates are required by law, any stock exchange, a recognized depository, any operator of any clearance or settlement system or the terms of issue of any class or series of our shares or (ii) a holder of our ordinary shares applies for share certificates evidencing ownership of our shares.

        Under our Articles of Association, holders of our ordinary shares will have no right to certificates for their ordinary shares, except on request and on such terms as our board of directors, at its sole discretion, determines.

        Holders' rights to request certificates for ordinary shares are subject to any resolution of our board of directors determining otherwise.

No Sinking Fund

        Our ordinary shares will have no sinking fund provisions.

No Liability for Further Calls or Assessments

        The ordinary shares to be sold in this offering are duly and validly issued, will be credited as fully paid up and will not be subject to calls for any additional payments (non-assessable).

Pre-emption Rights, Share Warrants and Share Options

        Under Irish law, certain statutory pre-emption rights apply automatically in favor of our shareholders when our shares are issued for cash. However, we have opted out of these pre-emption rights in our Articles of Association as permitted under Irish law for the maximum period permitted of five years from the date of adoption of the Articles of Association. This opt-out may be renewed every five years under Irish law by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast by our shareholders at a meeting of shareholders. We expect that we will seek renewal of the opt-out at an annual general meeting within five years from the date on which our Articles of Association were adopted. If the opt-out expires and is not renewed, shares issued for cash must be offered to our pre-existing shareholders pro rata based on their existing shareholding before the shares can be issued to any new shareholders or pre-existing shareholders in an amount greater than their pro rata entitlements. The statutory pre-emption rights:

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  generally do not apply where shares are issued for non-cash consideration;

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  do not apply to the issuance of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any dividend and capital distribution, which are sometimes referred to as non-participating shares); and

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  do not apply to the issuance of shares pursuant to certain employee compensation plans, including the 2018 Plan.

        The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the Articles of Association or an ordinary resolution of shareholders. This authority can be granted for a maximum period of five years, after which it must be renewed by the shareholders by an ordinary resolution. Our Articles of Association provide that our board of directors is authorized to grant, upon such terms as the board deems advisable, options to purchase (or commitments to issue at a future date) our shares of any class or series, and to cause warrants or other appropriate instruments evidencing such options or commitments to be issued. This authority under the articles will lapse after five years from the date our Articles of Association were adopted. We expect that we will seek renewal of this authority at an annual general meeting before the end of that five-year period. The board of directors may issue ordinary shares upon exercise of warrants or options or other commitments without shareholder approval or authorization (up to the relevant authorized but unissued share capital). Statutory pre-emption rights will apply to the issuance of warrants and options issued by us unless an opt-out applies or shareholder approval for an opt-out is obtained in the same manner described directly above for our ordinary shares. We are subject to the Nasdaq Stock Market listing rules requiring shareholder approval of certain ordinary share issuances. The Irish Takeover Rules may be applicable in certain circumstances and can impact on our ability to issue ordinary shares. See "Risk Factors—Risks Related to Being an Irish Corporation Listing Ordinary Shares."

        Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share-based grant must be paid pursuant to the Irish Companies Act.

Share Repurchases and Redemptions

Overview

        Our Articles of Association provide that any share that we have agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of shares by us may technically be effected as a redemption of those shares as described below under "Repurchases and Redemptions." If our Articles of Association did not contain such provisions, repurchases by us would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under "Purchases by Subsidiaries," including the shareholder approval requirements described below. Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back our shares, we are referring to the redemption of shares by us pursuant to the Articles of Association or the purchase of our shares by one of our subsidiaries, in each case in accordance with our Articles of Association and Irish law as described below.

Repurchases and Redemptions

        Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described below under "Dividends") or (if the company proposes to cancel the shares on redemption) the proceeds of a new issue of shares for that purpose. The redemption of redeemable shares may only be made by a public limited company where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the company. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem our shares.

        We may also be given authority by our shareholders to purchase our shares either on or off market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below. At an Extraordinary General Meeting of Shareholders held on August 29, 2019, the Company's independent shareholders approved a waiver of mandatory offer obligations under Rule 37 of the Irish Takeover Rules to enable share buybacks or redemptions.

        Our board of directors will also be entitled to issue preferred shares that may be redeemed either at our option or the option of the shareholder, depending on the terms of such shares. See "Description of Share Capital—Share Capital." Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. While we hold shares as treasury shares, we cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.

Purchases by Subsidiaries

        Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of a company. A general authority of the shareholders of a company is required to allow a subsidiary to make on-market purchases of the company's shares; however, as long as this general authority has been granted, no specific shareholder authority is required for a particular on-market purchase of the company's shares by a subsidiary. A company may elect to seek such general authority, which must expire no later than 18 months after the date on which it was granted, at the first annual general meeting of a company and at subsequent annual general meetings. For an off-market purchase by a subsidiary of a company, the proposed purchase contract must be authorized by special resolution of the shareholders of the company before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of the company.

        The number of shares held by the subsidiaries of a company at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of the company. While a subsidiary holds shares of a company, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of a company by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends

        Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company, less accumulated realized losses of the company on a standalone basis. In addition, no dividend or distribution may be made unless the net assets of a company are not less than the aggregate of the company's called up share capital plus undistributable reserves and the distribution does not reduce the company's net assets below such aggregate. Undistributable reserves include a company's undenominated capital (effectively its share premium and capital redemption reserve) and the amount by which the company's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the company's accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not a company has sufficient distributable reserves to fund a dividend must be made by reference to "relevant accounts" of the company. The "relevant accounts" are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a "true and fair view" of a company's unconsolidated financial position in accordance with accepted accounting practice in Ireland. These "relevant accounts" must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

        Consistent with Irish law, our Articles of Association authorize our board of directors to declare interim dividends without shareholder approval out of funds lawfully available for the purpose, to the extent they appear justified by profits and subject always to the requirement to have distributable reserves at least equal to the amount of the proposed dividend. Our board of directors may also recommend a dividend to be approved and declared by our shareholders at a general meeting. Our board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend declared or paid may exceed the amount recommended by the directors. We may pay dividends in any currency but, if we elect to pay dividends, we intend to pay such dividends in U.S. dollars. Our board of directors may deduct from any dividend or other moneys payable to any shareholder all sums of money, if any, due from the shareholder to us in respect of our ordinary shares.

        Our board of directors is also authorized to issue shares in the future with preferred rights to participate in dividends declared by us. The holders of such preference shares may, depending on their terms, rank senior to the holders of our ordinary shares with respect to dividends. The 25,000 Euro deferred shares do not have any right to receive a dividend.

        For information about the Irish tax considerations relating to dividend payments, see "Material Tax Considerations—Material Irish Tax Considerations—Income Tax on Dividends Paid on Our Shares."

Bonus Shares

        Under our Articles of Association, upon the recommendation of our board of directors, the shareholders by ordinary resolution may authorize the board to capitalize any amount credited to our undenominated capital, any of our profits available for distribution or any amount representing unrealized revaluation reserves, and use such amount for the issuance to shareholders of shares as fully paid bonus shares.

Lien on Shares, Calls on Shares and Forfeiture of Shares

        Our Articles of Association provide that we will have a first and paramount lien on every share for all debts and liabilities owed by any of our shareholders to us, whether presently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, we may sell the shares. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as ours and will only be applicable to our shares that have not been fully paid up.

Consolidation and Division; Subdivision

        Under our Articles of Association, we may, by ordinary resolution, divide any or all of our share capital into shares of smaller nominal value than its existing shares (often referred to as a share split) or consolidate any or all of our share capital into shares of larger nominal value than its existing shares (often referred to as a reverse share split).

Reduction of Share Capital

        We may, by ordinary resolution, reduce our authorized but unissued share capital. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce our issued share capital and any undenominated share capital. Upon the completion of our initial public offering, we reduced our share capital and undenominated share capital in this way in order to create distributable reserves of $352,542,085.35 for us.

General Meetings of Shareholders

        We are required under Irish law to hold an annual general meeting within 18 months of incorporation and thereafter at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year and no more than nine months after our fiscal year-end. Any annual general meeting may be held outside Ireland, provided that technological means are provided to enable shareholders to participate in the meeting without leaving Ireland. Our Articles of Association include a provision requiring annual general meetings to be held within such time periods as required by Irish law.

        The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual profit and loss account, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor's fees (or delegation of same). At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) in the notice of the meeting, (ii) by or at the direction of the board of directors, (iii) in certain circumstances, at the direction of the Irish High Court, (iv) as required by law or (v) such business that the chairman of the meeting determines is properly within the scope of the meeting. In addition, subject to compliance with our Articles of Association, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors and propose business to be considered thereat.

        Our extraordinary general meetings may be convened (i) by our board of directors, (ii) on requisition of the shareholders holding the number of our shares prescribed by the Irish Companies Act (currently 10% of our paid-up share capital carrying voting rights), or (iii) in certain circumstances, on requisition of our auditors.

        Extraordinary general meetings are generally held for the purposes of approving such of our shareholder resolutions as may be required from time to time. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting.

        In the case of an extraordinary general meeting requisitioned by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice of the meeting. The requisition notice can propose any business to be considered at the meeting. Under Irish law, upon receipt of this requisition notice, the board of directors has 21 days to convene the extraordinary general meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of receipt of the requisition notice. If the board does not proceed to convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice by the board.

        If the board of directors becomes aware that our net assets are half or less of the amount of our called up share capital, the board must, not later than 28 days from the date that it learns of this fact, convene an extraordinary general meeting of our shareholders to be held not later than 56 days from such date.

        This meeting must be convened for the purposes of considering what measures, if any, should be taken to address the situation.

        At least 21 days' notice of any annual general meeting or general meeting at which a special resolution is proposed and 14 days in all other circumstances must be given to shareholders, each director and our auditors, under our Articles of Association.

Quorum for Shareholder Meetings

        Our Articles of Association provide that no business shall be transacted at any general meeting unless a quorum is present. Under our Articles of Association, the presence, in person or by proxy, of one or more shareholders holding at least 50% of the voting power of our issued shares that carry the right to vote at the meeting constitutes a quorum for the conduct of any business at a general meeting.

        The provisions of our Articles of Association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined by reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.

Voting

Generally

        Holders of our ordinary shares are entitled to one vote per ordinary share held as of the record date for the meeting.

        Our Articles of Association provide that all votes at a general meeting will be decided by way of a poll. Voting rights on a poll may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with our Articles of Association. Our Articles of Association provide that our board of directors may permit the appointment of proxies by the shareholders to be notified to us electronically.

        In accordance with our Articles of Association, our board of directors may, from time to time, cause us to issue preferred shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (e.g., they may carry more votes per share or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares).

        Treasury shares (i.e., shares held by us) and our shares held by our subsidiaries will not entitle their holders to vote at general meetings of shareholders.

        Except where a greater majority is required by Irish law or our Articles of Association, any question proposed for consideration at any of our general meetings or of any class of shareholders will be decided by an ordinary resolution passed by a simple majority of the votes cast by shareholders entitled to vote at such meeting.

        Irish law requires special resolutions of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast by shareholders at a meeting of shareholders.

        Examples of matters requiring special resolutions include:

  •
  amending our objects as contained in our Memorandum of Association;

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  amending our Articles of Association (please see below in relation to an additional approval threshold for amending certain provisions of our Articles of Association);

  •
  approving a change of name;

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  authorizing the entry into a guarantee or the granting of security in connection with a loan, quasi loan or credit transaction in favor of a director or connected person of a director (which generally includes a family member or business partner of the director and any entity controlled by the director);

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  opting out of pre-emption rights on the issuance of new shares;

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  re-registering from a public limited company to a private company;

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  purchasing of our own shares off-market;

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  reducing issued share capital;

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  resolving that we be wound up by the Irish courts;

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  resolving in favor of a shareholders' voluntary winding-up;

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  re-designating shares into different share classes;

  •
  setting the re-issue price of treasury shares; and

  •
  merging with other Irish companies or with companies incorporated in the EEA, as described below under "—Acquisitions."

        Our Constitution requires the prior approval of holders of at least 75% in nominal value of our issued and outstanding ordinary shares which carry an entitlement to vote at a general meeting for amendments to any of the following: paragraph six of our Memorandum of Association and Articles 17, 67.1, 76, 90, 92, 112, 156-159 (inclusive), 194 and 196-198 (inclusive) of our Articles of Association.

Action by Written Consent

        Any resolution or action required or permitted to be passed or taken by our shareholders may be effected only at a duly convened annual or extraordinary general meeting of our shareholders and may not be effected by any resolution or consent in writing by such shareholders.

Variation of Rights Attaching to a Class or Series of Shares

        Under our Articles of Association and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by an ordinary resolution passed at a general meeting of the shareholders of the affected class or series or with the consent in writing of the holders of a majority of the issued shares of that class of shares entitled to vote on such variation. The rights conferred upon the holder of any of our pre-existing issued shares shall not be deemed to be varied by the issuance of any preferred shares.

Record Dates

        Our Articles of Association provide that our board of directors may set a record date for the purposes of determining which shareholders are entitled to notice of, or to vote at, a general meeting and the record date shall not be more than sixty (60) days prior to the date of the meeting. If no record date is fixed by the board of directors, the date immediately preceding the date on which notice of the meeting is deemed given under our Articles of Association will be the record date for such determination of members.

Shareholder Proposals

        Under Irish law, there is no general right for a shareholder to put items on the agenda of an annual general meeting, other than as set out in the Articles of Association of a company. Under our Articles of Association, in addition to any other applicable requirements, for business or nominations to be properly brought by a shareholder before an annual general meeting or an extraordinary general meeting requisitioned by shareholders, such shareholder must have given timely notice thereof in proper written form to our corporate secretary.

        To be timely for an annual general meeting, a shareholder's notice to our secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received at our registered office not less than 90 days nor more than 120 days before the first anniversary of the notice convening our annual general meeting for the prior year. In the event that the date of the annual general meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the member must be so delivered by close of business on the day that is not earlier than 120 days prior to such annual general meeting and not later than the later of (a) 90 days prior to the day of the contemplated annual general meeting or (b) ten days after the day on which public announcement of the date of the contemplated annual general meeting is first made by us. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder's notice.

        To be timely for business or nominations of a director at an extraordinary general meeting, notice must be delivered, or mailed and received not less than 90 days nor more than 120 days prior to the date of such extraordinary general meeting. If the first public announcement of the date of the extraordinary general meeting is less than 100 days prior to the date of the meeting, notice must be given by close of business ten days after the day on which the public announcement of the date of the extraordinary general meeting is first made by us.

        For nominations to the board, the notice must include all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting and a discussion of any material interest of the shareholder in the business. Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about the shareholder and the shareholder's holdings of our shares. The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in our Articles of Association), and if any proposed business is not in compliance with these provisions, to declare that such defective proposal shall be disregarded.

Shareholders' Suits

        In Ireland, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on our behalf. The central question at issue in deciding whether a shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against us would otherwise go un-redressed. The cause of action may be against a director, another person or both.

        A shareholder may also bring proceedings against us in his or her own name where the shareholder's rights as such have been infringed or where our affairs are being conducted, or the powers of the board of directors are being exercised, in a manner oppressive to any shareholder or shareholders or in disregard of their interests as shareholders. Oppression connotes conduct that is burdensome, harsh or wrong. This is an Irish statutory remedy under Section 212 of the Irish Companies Act and the court can grant any order it sees fit, including providing for the purchase or transfer of the shares of any shareholder.

        Our Articles of Association provide that all actions, other than those related to U.S. securities law, but including, without limitation, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or any of our shareholders, (iii) any action asserting a claim against us arising pursuant to any provision of Irish law or our Articles of Association, and (iv) any action to interpret, apply, enforce or determine the validity of our Articles of Association, shall be brought in the courts of Ireland, which have sole and exclusive jurisdiction to determine such matters.

Inspection of Books and Records

        Under Irish law, our shareholders shall have certain rights to inspect our books and records, including the right to: (i) receive a copy of our Constitution and any act of the Irish Government that alters our Constitution; (ii) inspect and obtain copies of the minutes of general meetings of shareholders (including resolutions adopted at such meetings); (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors' interests and other statutory registers maintained by us; (iv) receive copies of the most recent balance sheets and directors' and auditors' reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any of our subsidiary companies that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors also have the right to inspect all of our books and records. The auditors' report must be circulated to the shareholders with our Financial Statements (as defined below) at least 21 days before the annual general meeting, and such report must (if requested) be read to the shareholders at our annual general meeting. The Financial Statements referenced above mean our balance sheet, profit and loss account and, so far as they are not incorporated in the balance sheet or profit and loss account, any group accounts and the directors' and auditors' reports, together with any other document required by law to be annexed to the balance sheet. Our auditors will also have the right to inspect all of our books, records and vouchers.

Acquisitions

        There are a number of mechanisms for acquiring an Irish public limited company, including:

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  a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of: (i) more than 50% in number of the shareholders of each participating class or series voting on the scheme of arrangement, or (ii) representing 75% or more by value of the shares of such participating class or series held by the shareholders voting on the scheme of arrangement, in each case at the relevant meeting or meetings. A scheme of arrangement, if authorized by the shareholders of each participating class or series and the court, is binding on all of the shareholders of each participating class or series. Shares held by the acquiring party are not excluded from the tally of a vote on the scheme, but such shares may be considered to belong to a separate class for the purposes of approving the scheme, in which case the acquiring party's shares would not be voted for the purposes of the separate class approval required from the remaining, non-acquiring shareholders;

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  through a tender offer by a third party pursuant to the Irish Takeover Rules. Where the holders of 80% or more in value of a class of our shares (excluding any shares already beneficially owned by the offeror) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to also transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the offeror has acquired acceptances of 80% of all of our shares but does not exercise this "squeeze out" right, the non-accepting shareholders also have a statutory right to require the offeror to acquire their shares on the same terms as the original offer, or such other terms as the offeror and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the offeror or non-tendering shareholder, may order. If our shares were listed on the Irish Stock Exchange or another regulated stock exchange in the EU, this 80% threshold would be increased to 90%; and

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  by way of a merger with a company incorporated in the EEA under the European Communities (Cross-Border Mergers) Regulations 2008, which implement the EU Cross Border Merger Directive 2005/56 in Ireland or with another Irish company under the Irish Companies Act. Such a merger must be approved by a special resolution and the Irish High Court. Shareholders also may be entitled to have their shares acquired for cash. See "—Appraisal Rights."

        The approval of the board of directors, but not shareholder approval, is required for a sale, lease or exchange of all or substantially all of our assets, except that such a transaction between us and one of our directors or a person or entity connected to such a director may require shareholder approval.

Appraisal Rights

        Generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights. If we are being merged as the transferor company with another EEA company under the European Communities (Cross-Border Mergers) Regulations 2008 or if we are being merged with another Irish company under the Irish Companies Act, (i) any of our shareholders who voted against the special resolution approving the merger or (ii) if 90% of our shares are held by the successor company, any other of our shareholders, may be entitled to require that the successor company acquire its shares for cash. In addition, a dissenting shareholder in a successful tender offer for an Irish company may, by application to the Irish High Court, object to the compulsory squeeze out provisions.

Disclosure of Interests in Shares

        Under the Irish Companies Act, our shareholders must notify us if, as a result of a transaction, (i) the shareholder will be interested in 3% or more of our ordinary shares that carry voting rights or (ii) the shareholder who was interested in 3% or more of the shares will cease to be interested in our ordinary shares that carry voting rights. In addition, where a shareholder is interested in 3% or more of our ordinary shares, the shareholder must notify us of any alteration of its interest that brings its total holding through the nearest whole percentage number, whether an increase or a reduction. All such disclosures must be notified to us within two days of the event that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our ordinary shares held by such person will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to its ordinary shares reinstated. In addition to the disclosure requirement described above, under the Irish Companies Act, we may, by notice in writing, and must, on the requisition of shareholders holding 10% or more of our paid-up capital carrying voting rights, require a person whom we know or have reasonable cause to believe is, or at any time during the three years immediately preceding the date on which such notice is issued was, interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our ordinary shares, to give certain further information as may be required by us including particulars of such person or beneficial owner's past or present interests in our ordinary shares.

        Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

        Where such a notice is served by us on a person who is or was interested in our ordinary shares and that person fails to give us any information required within the reasonable time specified, we may apply to a court for an order directing that the affected ordinary shares be subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the ordinary shares by the court are as follows:

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  any transfer of those ordinary shares or, in the case of unissued shares, any transfer of the right to be issued with ordinary shares and any issue of such ordinary shares, shall be void;

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  no voting rights shall be exercisable in respect of those ordinary shares;

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  no further shares shall be issued in respect of those ordinary shares or in pursuance of any offer made to the holder of those ordinary shares; and

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  no payment shall be made of any sums due from us on those ordinary shares, whether in respect of capital or otherwise.

        Where our ordinary shares are subject to these restrictions, the court may order the ordinary shares to be sold and may also direct that the ordinary shares shall cease to be subject to these restrictions.

        In addition, persons or groups (within the meaning of the Exchange Act) beneficially owning 5% or more of our ordinary shares must comply with the reporting requirements under Section 13 of the Exchange Act.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

        Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law.

        Our Articles of Association allow our board of directors to adopt any shareholder rights plan upon such terms and conditions as the board deems expedient and in our best interest, subject to applicable law, including the Irish Takeover Rules and Substantial Acquisition Rules described below and the requirement for shareholder authorization for the issue of shares described above.

        Subject to the Irish Takeover Rules described below and the Irish Companies Act, the board of directors also has the power to issue any of our authorized and unissued shares on such terms and conditions as it may determine to be in our best interest. It is possible that the terms and conditions of any issue of shares could discourage a takeover or other transaction that holders of some or a majority of our ordinary shares might believe to be in their best interest or in which holders of our ordinary shares might receive a premium for their shares over the then-market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

        A tender offer by which a third party makes an offer generally to our shareholders or a class of shareholders to acquire shares of any class conferring voting rights will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel (as well as being governed by the Exchange Act and the regulations promulgated thereunder). The "General Principles" of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below. Takeovers by means of a scheme of arrangement are also generally subject to these regulations.

        General Principles.    The Irish Takeover Rules are based on the following General Principles that will apply to any transaction regulated by the Irish Takeover Panel:

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  in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

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  the holders of securities in the target company must have sufficient time and information to allow them to make an informed decision regarding the offer. If the board of directors of the target company advises the holders of the securities with respect to the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company's places of business;

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  the board of a target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

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  false markets must not be created in the securities of the target company or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

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  an offeror can only announce an offer after ensuring that it can fulfill in full any cash consideration offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

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  a target company may not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company, particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

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  a "substantial acquisition" of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

        Mandatory Offer.    If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties (which generally mean persons acting in concert with the acquirer) to shares carrying 30% or more of the voting rights in our shares, the acquirer and, depending on the circumstances, its concert parties would be mandatorily required (except with the consent of the Irish Takeover Panel) to make a cash tender offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous twelve months.

        This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in us if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve month period.

        Voluntary Offer; Requirements to Make a Cash Offer and Minimum Price Requirements.    A voluntary offer is a tender offer that is not a mandatory offer. If an offeror or any of its concert parties acquires any of our shares of the same class as the shares that are the subject of the voluntary offer within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for our shares of that class by the offeror or its concert parties during that period. The Irish Takeover Panel has the power to extend the "look back" period to twelve months if the Panel, having regard to the General Principles, believes it is appropriate to do so.

        If the offeror or any of its concert parties has acquired our shares of the same class as the shares that are the subject of the voluntary offer (i) during the period of twelve months prior to the commencement of the offer period which represent 10% or more of the nominal value of the issued shares of that class or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per share shall be not less than the highest price paid by the offeror or its concert parties for shares (of that class) during, in the case of (i), the period of twelve months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to an offeror who, together with its concert parties, has acquired less than 10% of the nominal value of the issued shares of the class of shares that is the subject of the offer in the twelve-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

        An offer period will generally commence from the date of the first announcement of an offer or proposed offer.

        Substantial Acquisition Rules.    The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights in our shares. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights in our shares is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights in our shares and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of certain other acquisitions of shares or rights over shares relating to such holdings.

        Frustrating Action.    Under the Irish Takeover Rules, the board of directors is not permitted to take any action that might frustrate an offer for our shares during the course of an offer or at any earlier time at which the board has reason to believe an offer is or may be imminent, except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in the frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe that an offer is or may be imminent. Exceptions to this prohibition are available where:

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  the action is approved by our shareholders at a general meeting; or

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  with the consent of the Irish Takeover Panel, where:

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  the Irish Takeover Panel is satisfied that the action would not constitute a frustrating action;

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  the holders of at least 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

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  the action is in accordance with a contract entered into prior to the announcement of the offer (or prior to a time at which the board has reason to believe that an offer is or may be imminent); or

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  the decision to take such action was made before the announcement of the offer (or prior to a time at which the board has reason to believe that an offer is or may be imminent) and has been either at least partially implemented or is in the ordinary course of business.

        Insider Dealing.    The Irish Takeover Rules also provide that no person, other than the offeror who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer, shall deal in relevant securities of the offeree during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

        For other provisions that could be considered to have an anti-takeover effect, see "—Transfer and Registration of Shares," "—Issuance of Shares—Pre-emption Rights, Share Warrants and Share Options," "—Voting—Generally," "—Voting—Variation of Rights Attaching to a Class or Series of Shares," "—Disclosure of Interests in Shares" and "—Corporate Governance."

Business Combinations with Interested Shareholders

        Our Articles of Association provide that, subject to certain exceptions, we may not engage in certain business combinations with any person, other than Avista and Altchem and their respective affiliates, that acquires beneficial ownership of 15% or more of our outstanding voting shares for a period of three years following the date on which such person became a 15% shareholder unless: (i) a committee of our disinterested directors approves the business combination; and (ii) in certain circumstances, the business combination is authorized by a special resolution of disinterested shareholders.

Corporate Governance

Generally

        Our Articles of Association allocate authority over management of our Company to our board of directors. Our board of directors may then delegate management to committees of the board or such other persons as it thinks fit. Regardless of any delegation, the board of directors will remain responsible, as a matter of Irish law, for the proper management of our affairs. The board of directors may create new committees or change the responsibilities of existing committees from time to time.

Directors: Term and Appointment

        Directors are elected or appointed at the annual general meeting or at any extraordinary general meeting called for that purpose until the next annual general meeting of the company. Each director is elected by the affirmative vote of a majority of the votes cast with respect to such director. In the event of a "contested election" of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

        No person may be appointed director unless nominated in accordance with our Articles of Association. Our Articles of Association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to our board of directors may be made by (i) the affirmative vote of our board of directors or a committee thereof, (ii) any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for our Articles of Association, or (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with our Articles of Association and the Irish Companies Act relating to nominations of directors and the proper bringing of special business before an extraordinary general meeting.

        Under our Articles of Association, our board of directors has the authority to appoint directors to the board, either to fill a vacancy or as an additional director. A vacancy on the board of directors created by the removal of a director may be filled by an ordinary resolution of the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy. The board of directors may fill a vacancy by an affirmative vote of a majority of the directors constituting a quorum. If there is an insufficient number of directors to constitute a quorum, the board may nonetheless act to fill such vacancies or call a general meeting of the shareholders. Under our Articles of Association, if the board fills a vacancy, the director's term expires at the next annual general meeting. If there is an appointment to fill a casual vacancy or an addition to the board, the total number of directors shall not at any time exceed the number of directors from time to time fixed by the board in accordance with the Articles of Association.

Removal of Directors

        The Irish Companies Act provides that, notwithstanding anything contained in the Articles of Association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, provided that notice of any such resolution be given by the requisitioning shareholders to the company not less than 28 days before the meeting at which the director is to be removed, and the director will be entitled to be heard at such meeting. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment agreement) that the director may have against us in respect of his or her removal.

Directors' Duties

        Our directors have certain statutory and fiduciary duties. All of our directors have equal and overall responsibility for our management (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal fiduciary duties include the statutory and common law fiduciary duties of acting in good faith in the interests of our company and exercising due care and skill. Other statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers and making certain filings as well as the disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on our business while insolvent, without due regard to the interests of creditors). For public limited companies like us, directors are under a specific duty to ensure that the corporate secretary is a person with the requisite knowledge and experience to discharge the role.

Conflicts of Interest

        As a matter of Irish law, a director is under a fiduciary duty to avoid conflicts of interest. Irish law and our Articles of Association provide that: (i) a director may be a director of or otherwise interested in a company relating to us and will not be accountable to us for any remuneration or other benefits received as a result, unless we otherwise direct; (ii) a director or a director's firm may act for us in a professional capacity other than as auditor; and (iii) a director may hold an office or place of profit in us and will not be disqualified from contracting with us. If a director has a personal interest in an actual or proposed contract with us, the director must declare the nature of his or her interest and we are required to maintain a register of such declared interests that must be available for inspection by the shareholders. Such a director may vote on any resolution of the board of directors in respect of such a contract, and such a contract will not be voidable solely as a result.

Indemnification of Directors and Officers; Insurance

        To the fullest extent permitted by Irish law, our Articles of Association confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its Articles of Association or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered "officers" within the meaning of that term under the Irish Companies Act.

        Our Articles of Association also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

        We are permitted under our Articles of Association and the Irish Companies Act to take out directors' and officers' liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

        Additionally, we and certain of our subsidiaries have entered into agreements to indemnify our directors to the maximum extent allowed under applicable law before the completion of the offering. These agreements, among other things, provide that we indemnify our directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person's status as our director.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duration; Dissolution; Rights upon Liquidation

        Our duration is unlimited. We may be dissolved at any time by way of either a shareholder's voluntary winding up or a creditors' winding up. In the case of a shareholder's voluntary winding up, we must be solvent and a special resolution of the shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Director of Corporate Enforcement in Ireland where our affairs have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that we should be wound up.

        The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in our Articles of Association or the terms of any shares issued by the board of directors from time to time. If the Articles of Association and terms of issue of our shares contain no specific provisions in respect of a dissolution or winding up then, subject to the shareholder priorities and the rights of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Our Articles of Association provide that our ordinary shareholders may be entitled to participate in a winding up, and the method by which the property will be divided shall be determined by the liquidator, subject to a special resolution of the shareholders, but such rights of ordinary shareholders to participate may be subject to the rights of any preference shareholders to participate under the terms of any series or class of preference shares.

Transfer Agent and Registrar

        The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A.

Exchange Controls

        There is no limitation imposed by Irish law or by our Articles of Association on the right of a non-resident to hold or vote our ordinary shares.

Listing

        Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol "OSMT."

Differences in Corporate Law

        We, and our relationships with our shareholders, are governed by Irish corporate law and not by the corporate law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are available to directors and shareholders of U.S.

corporations. To help you understand these differences, we have prepared the following summary comparing certain important provisions of Irish corporate law (as modified by our Articles of Association) with those of Delaware corporate law. Before investing, you should consult your legal advisor regarding the impact of Irish corporate law on your specific circumstances and reasons for investing.

Duties of Directors

        Our business is managed by our board of directors. Members of the board of directors of an Irish company owe fiduciary duties to the company to act in good faith in their dealings with or on behalf of the company and to exercise their powers and fulfill the duties of their offices on the same basis. These duties include the following essential elements:

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  to act in good faith and what the director considers to be in the interests of the company;

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  not to make a personal profit from opportunities that arise from the office of director;

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in carrying out their duties as a director;

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  to act honestly and responsibly in relation to the affairs of a company;

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  to act in accordance with the company's constitution;

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  not to use the company's property unless permitted by the constitution or approved by a shareholders' resolution;

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  generally not to agree to a restraint on the exercise of directors' powers unless permitted by the constitution or approved by a resolution of the company in a general meeting;

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  to avoid conflicts of interest; and

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  to have regard to interests of the company's employees and its members.

        Under Irish law, the fiduciary duties of the directors are to the company, and not to the company's individual shareholders. Our shareholders may not generally sue our directors directly for a breach of a fiduciary duty.

        The business of a Delaware corporation is also managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. These duties are similar to those imposed on the directors by the Irish Companies Act.

        Under Irish law, the question of whether a director has acted properly will typically be assessed on a case-by-case basis, with regard to the circumstances surrounding the director's action. In contrast, Delaware law presumes that directors act on an informed basis and in the best interests of the company and its shareholders.

        Unless this presumption is rebutted, the decision of the board of a Delaware company will be upheld unless the action had no rational business purpose or constituted corporate waste. If the presumption is rebutted, the directors must demonstrate that the challenged action was entirely fair to the company.

Interested Directors

        Under Irish law, directors who have an interest in a transaction or proposed transaction with us must disclose that interest to the board of directors when the proposed transaction is first considered (unless such interest has previously been disclosed). Not disclosing such an interest is a criminal offense, punishable by a fine.

        Our Articles of Association provide that an interested director may vote on a resolution concerning a matter in which he or she has declared an interest.

        Delaware law does not allow for criminal penalties but does specify that if a director has an interest in a transaction, that transaction would be voidable by a court unless either (i) the material facts about the interested director's relationship or interests are disclosed or are known to the board of directors and a majority of the disinterested directors authorize the transaction, (ii) the material facts about the interested director's relationship or interests are disclosed or are known to the shareholders entitled to vote and the transaction is specifically approved in good faith by such shareholders or (iii) the transaction was fair to the company when it was authorized, approved or ratified. In addition, the interested director could be held liable for a transaction in which he or she derived an improper personal benefit. Under Irish law, directors also have a general duty to avoid conflicts of interest. A director may be required to account to the company for any personal profit he or she has made in breach of this duty unless he or she has been specifically released from the duty by shareholder vote.

Voting Rights and Quorum Requirements

        Under Irish law, the voting rights of our shareholders are regulated by our Constitution and the Irish Companies Act. Under our Articles of Association, one or more shareholders present in person or by proxy and holding shares representing at least 50% of the issued shares carrying the right to vote at such meeting will constitute a quorum. Most shareholder actions or resolutions may be passed by a simple majority of votes cast. Certain actions (including the amendment of the majority of the provisions of our Constitution) require approval by 75% of the votes cast at a meeting of shareholders. The amendment of a number of provisions of our Constitution, being paragraph six of our Memorandum of Association and Articles 17, 67.1, 76, 90, 92, 112, 156-159 (inclusive), 194, and 196-198 (inclusive) of our Articles of Association, requires the prior approval of holders of at least 75% in nominal value of our issued ordinary shares which carry an entitlement to vote at a general meeting. For a Delaware corporation, the presence, either in person or by proxy, of as few as one third of the shares eligible to vote may constitute a quorum. Except for certain extraordinary transactions, such as approving a merger, shareholders of a Delaware corporation may act by the majority vote of the shares present, either in person or by proxy.

        Under Irish law and our Articles of Association, the election of directors at a general meeting of shareholders will require a majority of votes cast at such meeting. In the event of a "contested election" of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. In contrast, the election of directors for a Delaware corporation requires only a plurality vote.

        Under Irish law, any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our Articles of Association also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in common form or such other form as the directors may determine. Under our Articles of Association, each holder of ordinary shares is entitled to one vote per share held.

Amalgamations, Mergers and Similar Arrangements

        Under Irish law, the disposal of or acquisition of assets by a company requires the approval of its board of directors. However, certain acquisitions and disposal of assets may also require shareholder approval. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the shareholders. Under Delaware law, a shareholder of a corporation participating in a major corporate transaction may, under certain circumstances, be entitled to appraisal rights which would allow him or her to receive the fair value of his or her shares (as determined by a court) in cash instead of the consideration he or she would otherwise receive in the transaction. Irish public companies may be acquired by way of a merger with a company incorporated in the EEA under the European Communities (Cross-Border Mergers) Regulations 2008 or by way of a merger with another Irish company under the Irish Companies Act. Such a merger must be approved by a special resolution. Shareholders also may be entitled to have their shares acquired for cash. While, generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights, if we are being merged as the transferor company with another EEA company under these Regulations or another Irish company under the Irish Companies Act (i) any of our shareholders who vote against the special resolution approving the merger or (ii) if 90% of our shares are held by the successor company, any other of our shareholders may be entitled to require that the successor company acquire its shares for cash.

Takeovers

        Takeover of certain Irish public companies, including us, are regulated by statutory takeover rules, which are administered by the Irish Takeover Panel.

        In addition to the merger mechanisms under the European Communities (Cross-Border Mergers) Regulations 2008 and the Irish Companies Act referred to above, Irish law provides two principal ways for the control of a public company to change. The first method involves a public offer for the shares of that company. The number of shares required to vote in favor of a proposal to force minority shareholders of a public company, such as us, is 80% under the Irish Companies Act.

        The second method of acquiring control of an Irish public company is by a scheme of arrangement. A company proposes the scheme of arrangement to its shareholders, which, if accepted, would result in the company being acquired by a third party. A scheme of arrangement must be approved by a majority in number of shareholders representing 75% in value of the shares of each relevant class actually voting at a general meeting.

        If the scheme is approved, and subsequently confirmed by the Irish High Court, it becomes binding on all of the target shareholders, regardless of whether they voted on the scheme.

        A general principle of Irish takeover law is that the directors of a company that is the target of an offer (or of a company which the directors believe will soon be the target of an offer) must refrain from frustrating that offer or depriving shareholders of the opportunity to consider the merits of the offer, unless the shareholders approve of such actions in a general meeting.

        Under Delaware law, the board of directors may take defensive actions against a takeover if the directors believe in good faith that the takeover is a threat to the company's interests and if the response is reasonable in light of the threat posed by the takeover. However, the board may not use such measures for its own personal interests. For example, a board may institute defensive measures to allow it to negotiate a higher price with the acquirer or prevent shareholders from being coerced into selling at a price that is clearly too low.

        However, the board may not use such measures just to keep itself in control of the company. In contrast, Irish takeover law only allows the directors to advise shareholders (by way of a publicly available announcement) on the merits and drawbacks of any particular offer and to recommend shareholders to accept or reject such offer.

Shareholders' Suits

        Under Irish law, our shareholders generally may not sue for wrongs suffered by us.

        In Ireland, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on our behalf. The central question at issue in deciding whether a shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed. The cause of action may be against the director, another person, or both.

        In contrast to a derivative action, Irish law permits an action by a shareholder in his or her own right on the basis of the infringement of his or her personal rights as a shareholder. A shareholder may commence a suit in a representative capacity for him or herself as well as other similarly affected consenting shareholders. Additionally, under Irish law, any shareholder who claims that our affairs are being conducted, or that the powers of our directors are being exercised, in a manner oppressive to his or her interests as a shareholder, may apply to the Irish courts for an appropriate order.

        Delaware law generally allows a shareholder to sue for wrongs suffered by a company if he first demands that the company sue on its own behalf and the company declines to do so, but allows the shareholder to. In certain situations, such as when there are specific reasons to believe that the directors are protecting their personal interests, the shareholder may sue directly without first making the demand.

Indemnification of Directors and Officers

        In general, the Irish Companies Act prohibits us from indemnifying any director against liability due to his or her negligence, default, breach of duty or breach of trust due to us. We may, however, indemnify our officers if they are acquitted in a criminal proceeding or are successful in a civil proceeding. To the fullest extent permitted by Irish law, our Articles of Association confer an indemnity on our directors and officers.

        Under Delaware law, a corporation may indemnify a director or officer against expenses (including attorneys' fees), judgments, fines and settlement amounts that he or she reasonably incurred in defending him or her self in a lawsuit. The director or officer must have acted in good faith and, if being charged with a crime, must not have had a reasonable cause to believe that he or she was breaking the law.

Inspection of Corporate Records

        Under Irish law, members of the general public have the ability to inspect our public documents available at the Irish Companies Registration Office. Our shareholders also have the right to inspect our register of directors and secretaries and minutes of general meetings. Our audited financial statements must be presented to our shareholders at each annual general meeting (and made available to our shareholders in advance of an annual general meeting).

        The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee. A company is required to maintain its share register in Ireland. A company is required to keep at its registered office a register of directors and officers that is also open for inspection. Irish law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Delaware law permits a shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to his or her interest as a shareholder.

Calling of Special Shareholders' Meetings

        Under Irish law, an extraordinary general meeting may be convened (i) by the board of directors, (ii) on requisition of the shareholders holding the number of shares prescribed by the Irish Companies Act (currently 10% of our paid-up share capital carrying voting rights) or (iii) in certain circumstances, on requisition of our auditors.

        Under Delaware law, a special meeting of the shareholders may be called by the board of directors or by any person who is authorized by the corporation's certificate of incorporation or bylaws.

Amendment of Organizational Documents

        Irish law provides that the Constitution of a company may be amended by a resolution of shareholders at a general meeting of shareholders of which due notice has been given. A 75% majority of votes cast at a general meeting is required to pass such a resolution. Our Constitution provides that the amendment of a number of provisions of our Constitution, being paragraph six of the Memorandum of Association and Articles 17, 67.1, 76, 90, 92, 112, 156-159 (inclusive), 194 and 196-198 (inclusive) of our Articles of Association, require the prior approval of holders of at least 75% in nominal value of our issued ordinary shares which carry an entitlement to vote at a general meeting.

        Under Delaware law, a company's certificate of incorporation may be amended if the amendment is approved by both the board of directors and the shareholders. Unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the shareholders of the corporation is required to approve an amendment. Under Irish law, the certificate of incorporation of a company (which simply evidences the date of the company's incorporation and its registered number and the fact that it has been incorporated) may not be amended. Under Delaware law, the certificate of incorporation may limit or remove the voting power of a class of the company's shares. However, if the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of a class of shares, the holders of shares of that class are entitled to vote, as a class, upon the proposed amendment, without regard to the restriction in the certificate of incorporation.

        Delaware law allows the bylaws of the corporation to be amended either by the shareholders or, if allowed in the certificate of incorporation, by the board of directors by a majority of voting power.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

        The following is a description of material U.S. federal income tax considerations of the acquisition, ownership and disposition of ordinary shares acquired pursuant to this offering by a U.S. Holder, as defined below. This description only applies to ordinary shares held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment) and does not address, except as explicitly set forth below, aspects of U.S. federal income taxation that may be applicable to U.S. Holders that are subject to special tax rules, such as:

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  banks or other financial institutions;

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  insurance companies;

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  real estate investment trusts;

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  regulated investment companies;

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  grantor trusts;

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  tax-exempt organizations;

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  persons that will own ordinary shares through partnerships (including any entities or arrangements classified as partnerships) or other pass-through entities, in each case, for U.S. federal income tax purposes;

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  brokers, dealers or other traders in securities or currencies;

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  U.S. Holders that have a functional currency other than the U.S. dollar;

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  certain former citizens and former long-term residents of the United States;

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  U.S. Holders that use a mark-to-market method of accounting;

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  U.S. Holders that will hold ordinary shares as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes; or

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  direct, indirect or constructive owners of 10% or more of our total combined voting power or 10% or more of the total value of our ordinary shares.

        Moreover, this description does not address the 3.8% Medicare contribution tax on net investment income, the U.S. federal estate and gift tax, the alternative minimum tax or any state, local or non-U.S. consequences of the acquisition, ownership and disposition of ordinary shares. We have not received nor do we expect to seek a ruling from the Internal Revenue Service, or IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each prospective investor should consult its own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of ordinary shares.

        This description is based on the Code, U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, each as available and in effect on the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could affect the tax considerations described herein.

        For purposes of this description, a U.S. Holder is a beneficial owner of ordinary shares who for U.S. federal income tax purposes is:

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  a citizen or individual resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust (i) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (ii)(a) if a court within the United States can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of that trust.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares, the tax treatment of such partnership and a partner in such partnership generally will depend on the status of the partner and the activities of such partnership. Such partner or partnership should consult its own tax advisors as to the U.S. federal income tax consequences of acquiring, owning and disposing of the ordinary shares.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEIR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Distributions on ordinary shares

        As described in "Dividend policy," above, following the completion of the offering, our board of directors does not intend to pay dividends on our ordinary shares, and we do not anticipate paying any distributions on our ordinary shares in the foreseeable future. However, we expect to reevaluate our dividend policy on a regular basis following this offering and may, subject to compliance with the covenants contained in the agreements governing our credit facilities, the indentures governing our outstanding notes, applicable law and other considerations, determine to pay dividends in the future. If we were to pay any distributions on our ordinary shares, subject to the considerations in "—Passive foreign investment company considerations," discussed below, such distributions generally would be taxable to a U.S. Holder as foreign-source dividend income, and would generally not be eligible for the dividends received deduction allowed to certain corporations in respect of dividends received from other U.S. corporations. Dividend income generally is taxed as ordinary income. Dividend income may be treated as "qualified dividend income" and subject to tax at a lower capital gains rate with respect to U.S. Holders that are individuals (or certain trusts and estates) if we and our ordinary shares meet certain requirements discussed below. U.S. Holders should consult their own tax advisors regarding the availability of preferential rates and the dividend received deduction on dividends in light of their particular circumstances.

        Distributions, if any, in excess of our current or accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of a U.S. Holder's adjusted basis in its ordinary shares and thereafter as capital gain (which rate will depend on the holding period of a U.S. Holder). However, we have not maintained calculations of our earnings and profits (including all of our subsidiaries earnings and profits) in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution paid with respect to ordinary shares would constitute ordinary dividend income.

        Dividends paid to a non-corporate U.S. Holder by a "qualified foreign corporation" may be considered "qualified dividend income" and thus subject to lower capital gains rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC or a surrogate foreign corporation as defined under

Section 7874 of the Code) if (i) its ordinary shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. Our ordinary shares are expected to be readily tradable on an established securities market, the Nasdaq Global Select Market. There can be no assurances, however, that our ordinary shares will be considered readily tradable on an established securities market in the United States in later years. U.S. Holders should consult their own tax advisors regarding the availability of the reduced "qualified dividend income" rate in light of their particular circumstances.

        Under current Irish law, dividends paid by an Irish corporation to a U.S. Holder may be subject to Irish dividend withholding tax unless an exemption applies. A U.S. Holder may be entitled, subject to certain limitations, to a credit against its U.S. federal income tax liability for Irish taxes withheld from dividends. Application of the U.S. foreign tax credit rules are complex. U.S. Holders should consult their own tax advisors concerning the foreign tax credit rules in light of their particular circumstances. See "—Material Irish Tax Considerations—Withholding Tax on Dividends."

        U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received.

Sale, exchange, or other taxable disposition of ordinary shares

        Subject to the considerations in "—Passive foreign investment company considerations," discussed below, upon the sale, exchange, or other taxable disposition of ordinary shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the U.S. Holder's adjusted tax basis in its ordinary shares. Assuming we are not a PFIC and have never been treated as a PFIC during a U.S. Holder's holding period for our ordinary shares, such gain or loss generally will be treated as long-term capital gain or loss if a U.S. Holder's holding period in such ordinary shares exceeds one year at the time of such disposition. Long-term capital gains may be taxed at lower rates than ordinary income for certain non-corporate taxpayers. The deductibility of capital losses is subject to significant limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. A U.S. Holder's initial tax basis in the ordinary shares will generally equal the cost of such ordinary shares. Prospective investors should consult their own tax advisors regarding the U.S. federal income tax treatment of capital gains and capital losses including the availability of the U.S. foreign tax credit based on their particular circumstances.

Passive foreign investment company considerations

Status as a PFIC

        The rules governing PFICs can have adverse tax effects on U.S. Holders. We generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either:

          (i)  at least 75% or more of our gross income consists of certain types of "passive income," or

         (ii)  the average value (determined on a quarterly basis), of our assets that produce, or are held for the production of, passive income is at least 50% or more of the value of all of our assets.

        Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from the disposition of assets that produce passive income. If we own at least 25% by value of the stock of another corporation, we will be treated for purposes of the PFIC tests as owning our proportionate share of the assets of the other corporation and as receiving directly our proportionate share of the other corporation's income.

        Additionally, if we are classified as a PFIC in any taxable year with respect to which a U.S. Holder owns ordinary shares, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. Holder makes the "deemed sale election" described below.

        We do not believe that we are currently a PFIC, and we do not anticipate becoming a PFIC for the 2020 taxable year; however, such a determination cannot be made until after the end of such taxable year. Notwithstanding the foregoing, the determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. Additionally, recently proposed U.S. Treasury Regulations addressing, among other things, the determination of certain types of "passive income" for certain types of entities for purposes of the PFIC test described above and the clarification of certain PFIC attribution rules and "look-through" rules to certain types of entities could affect our status as a PFIC. These proposed U.S. Treasury Regulations have not been finalized and their application and interpretation are unclear and could be subject to potential amendments and technical corrections once finalized, any of which could affect our status as a PFIC.

        The fair market value of our assets is expected to depend, in part, upon (a) the market price of our ordinary shares, which is likely to fluctuate, and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not a PFIC for the current taxable year or that we will not become a PFIC in any future taxable year. Prospective investors should consult their own tax advisors regarding our potential PFIC status.

U.S. federal income tax treatment of a shareholder of a PFIC

        If we are classified as a PFIC for any taxable year during which a U.S. Holder owns ordinary shares, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether we continue to be classified as a PFIC) with respect to (i) any "excess distributions" (generally, any distributions received by the U.S. Holder on its ordinary shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for its ordinary shares) and (ii) any gain realized on the sale or other disposition of its ordinary shares.

        Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are classified as a PFIC will be taxed as ordinary income and (c) the amount allocated to each other taxable year during the U.S. Holder's holding period in which we were classified as a PFIC (i) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (ii) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such other taxable year.

        If we are classified as a PFIC, a U.S. Holder will generally be treated as owning a proportionate amount (by value) of stock or shares owned by us in any direct or indirect non-U.S. subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions we receive from, and dispositions we make of, the stock or shares of such non-U.S. subsidiaries. You are urged to consult your tax advisors about the application of the PFIC rules to any of our non-U.S. subsidiaries.

        If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a "deemed sale election") to be treated for U.S. federal income tax purposes as having sold such U.S. Holder's ordinary shares on the last day our taxable year during which we were a PFIC. A U.S. Holder that makes a deemed sale election would then cease to be treated as owning stock in a

PFIC by reason of ownership of our ordinary shares. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

PFIC "mark-to-market" election

        In certain circumstances, a U.S. Holder can avoid or mitigate certain of the adverse rules described above by making a mark-to-market election with respect to its ordinary shares, provided that the ordinary shares are "marketable." Our ordinary shares will be marketable if they are "regularly traded" on a "qualified exchange" or other market within the meaning of applicable U.S. Treasury Regulations. The Nasdaq Global Select Market is a "qualified exchange." No assurances can be given regarding whether our ordinary shares will qualify, or will continue to be qualified, as "regularly traded" for these purposes. U.S. Holders should consult your own tax advisor with respect to such rules.

        A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. Holder's ordinary shares at the close of the taxable year over the U.S. Holder's adjusted tax basis in its ordinary shares. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder's adjusted tax basis in its ordinary shares over the fair market value of its ordinary shares at the close of the taxable year, but this deduction is allowable only to the extent of any net amount of previously included income from prior taxable years as a result of the mark-to-market election. A U.S. Holder that makes a mark-to-market election generally will be required to adjust such U.S. Holder's tax basis in its ordinary shares to reflect the amount included in gross income or allowed as a loss deduction because of such mark-to-market election. Gains from an actual sale or other disposition of ordinary shares in a year in which we are a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of ordinary shares will be treated as ordinary losses to the extent of any net amount of previously included income from prior taxable years as a result of the mark-to market election.

        If we are classified as a PFIC for any taxable year in which a U.S. Holder owns (or is deemed to own) ordinary shares but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. A mark-to-market election cannot be revoked without the consent of the IRS unless the ordinary shares cease to be marketable, in which case the election is automatically terminated.

        A mark-to-market election is not permitted for the shares of any of our non-U.S. subsidiaries that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election.

PFIC "QEF" election

        In some cases, a shareholder of a PFIC can avoid the interest charge on any excess distributions or gain realized from the sale or other disposition of shares of a PFIC and the other adverse PFIC consequences described above by obtaining certain information from the PFIC and by making a timely QEF election to be taxed currently as ordinary income on its pro rata share of the PFIC's undistributed net capital gains and other earnings and profits. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election with respect to our ordinary shares if we are classified as a PFIC.

PFIC information reporting requirements

        If we are a PFIC in any taxable year, a U.S. Holder of ordinary shares (i) in such year will be required to file an annual information return regarding distributions received on such ordinary shares and any gain realized on disposition of such ordinary shares and (ii) will generally be required to file an annual information return with the IRS relating to their ownership of ordinary shares. This filing requirement is in addition to the pre-existing reporting requirements described above that apply to a U.S. Holder's interest in a PFIC (which this requirement does not affect) and will apply whether or not a U.S. Holder makes any of the elections discussed above.

        NO ASSURANCE CAN BE GIVEN THAT WE ARE NOT CURRENTLY A PFIC OR THAT WE WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

U.S. backup withholding tax and information reporting

        Backup withholding and information reporting requirements may apply to distributions on, and to proceeds from the sale, exchange, redemption, or disposition of ordinary shares that are held by U.S. Holders. The payor will be required to backup withhold tax on payments made within the United States, or by a U.S. payor or certain U.S. intermediaries (and certain subsidiaries thereof), on an ordinary share to a U.S. Holder, other than an exempt recipient, if the U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. In order to establish an exemption from the backup withholding requirements, the U.S. Holder may be required to provide a certification of their exempt status on a duly executed IRS Form W-9.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS and furnishing any required information in a timely manner.

        Prospective investors should consult their own tax advisors with respect to such rules and other tax information reporting requirements that may be applicable to them based on their particular circumstances.

        THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF YOUR ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

Material Irish Tax Considerations

Scope of Discussion

        The following is a summary of the material Irish tax considerations for certain beneficial owners of our shares. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus and correspondence with the Irish Revenue Commissioners. Changes in law or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

        The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of our shares should consult their own tax advisors about the Irish tax considerations (and tax considerations under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of our shares. The summary applies only to shareholders who will own our shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired our shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Tax on Chargeable Gains

        The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

        A disposal of our shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

        A holder of our shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Stamp Duty

        The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises, it is generally a liability of the transferee.

        Irish stamp duty may, depending on the manner in which our shares are held, be payable in respect of transfers of our shares.

Shares held through DTC

        It is expected that a transfer of our shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most of our shares are expected to be held through DTC, it is anticipated that most transfers of shares will be exempt from Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC

        A transfer of our shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

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  there is no change in the beneficial ownership of such shares as a result of the transfer; and

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  the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Withholding Tax on Dividends

        As noted elsewhere in this prospectus, we do not expect to pay dividends for the foreseeable future. To the extent that we do make dividend payments (or other returns to shareholders that are treated as "distributions" for Irish tax purposes), it should be noted that such distributions made by us will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, or DWT, currently at a rate of 20% (increasing to 25%, effective from January 1, 2020).

        For DWT purposes, a distribution includes any distribution that may be made by us to our shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, we are responsible for withholding DWT prior to making such distribution.

LIST OF RELEVANT TERRITORIES FOR THE PURPOSES OF
IRISH DIVIDEND WITHHOLDING TAX (AS OF JANUARY 3, 2020)

Albania	Finland	Malaysia	Slovenia
Armenia	France	Malta	South Africa
Australia	Georgia	Mexico	Spain
Austria	Germany	Moldova	Sweden
Bahrain	Ghana	Montenegro	Switzerland
Belarus	Greece	Morocco	Thailand
Belgium	Hong Kong	Netherlands	The Republic Of Turkey
Bosnia & Herzegovina	Hungary	New Zealand	Ukraine
Botswana	Iceland	Norway	United Arab Emirates
Bulgaria	India	Pakistan	United Kingdom
Canada	Israel	Panama	United States
Chile	Italy	Poland	Uzbekistan
China	Japan	Portugal	Vietnam
Croatia	Kazakhstan	Qatar	Zambia
Cyprus	Korea	Romania
Czech Republic	Kuwait	Russia
Denmark	Latvia	Saudi Arabia
Egypt	Lithuania	Serbia
Estonia	Luxembourg	Singapore
Ethiopia	Macedonia	Slovak Republic

General Exemptions

        The following is a general overview of the scenarios where it will be possible for us to make payments of dividends without deduction of DWT.

        Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from us if such shareholder is beneficially entitled to the dividend and is either:

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  a person (not being a company) resident for tax purposes in a Relevant Territory (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, as of January 3, 2020, see above);

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  a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

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  a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

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  a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

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  a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above, we have received from the shareholder, where required, the relevant Irish Revenue Commissioners DWT form(s) prior to the payment of the dividend and such DWT Form(s) remain valid.

        For non-Irish resident shareholders that cannot avail themselves of one of Ireland's domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

        Our shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Income Tax on Dividends Paid on Our Shares

        Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on our dividends. An exception to this position may apply where such shareholder holds our shares through a branch or agency in Ireland through which a trade is carried on.

        A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by us discharges the liability to income tax. An exception to this position may apply where the shareholder holds our shares through a branch or agency in Ireland through which a trade is carried on.

Capital Acquisitions Tax

        Irish capital acquisitions tax, or CAT, comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of our shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our shares are regarded as property situated in Ireland for Irish CAT purposes as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

        CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses of the same marriage or civil partners of the same civil partnership are exempt from CAT. Children have a tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. Our shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

        There is also a "small gift exemption" from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

        THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement, dated January 8, 2020, between us and Jefferies LLC and SVB Leerink LLC, as the representatives of the underwriters named below and as the book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the respective number of ordinary shares shown opposite its name below:

Underwriter	Number of Ordinary Shares
Jefferies LLC	2,400,000
SVB Leerink LLC	2,100,000
RBC Capital Markets, LLC	780,000
SunTrust Robinson Humphrey, Inc.	720,000

Total	6,000,000

        The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ordinary shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        Our ordinary shares are listed on the Nasdaq Global Select Market. The underwriters may make a market in the ordinary shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ordinary shares, that you will be able to sell any of the ordinary shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

        The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

        The underwriters have advised us that they propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.195 per ordinary share. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

        The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares.

	Per Ordinary Share		Total
	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares	Without Option to Purchase Additional Ordinary Shares	With Option to Purchase Additional Ordinary Shares
Public offering price	$5.000	$5.000	$30,000,000	$34,500,000
Underwriting discounts and commissions paid by us	$0.325	$0.325	$1,950,000	$2,242,500
Proceeds to us, before expenses	$4.675	$4.675	$28,050,000	$32,257,500

        We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $0.9 million. We have agreed to reimburse the underwriters for certain expenses related to clearance of this offering with the Financial Industry Regulatory Authority, or FINRA, of up to $30,000.

        If the Participating Shareholders purchase shares in this offering, the underwriters have agreed to reimburse us for any discounts or commissions with respect to such shares. We will, however, be obligated to pay a fee equal to that amount to the Participating Shareholders or their affiliates. The disclosure in the table above does not give effect to the reimbursement of the discounts and commissions or the payment of any fees with respect to any shares that may be sold to the Participating Shareholders. Each of David Burgstahler, Sriram Venkataraman, Carlos Sielecki and Juan Vergez, members of our board of directors, is an employee or affiliate of an entity to which we will pay the fee.

Listing

        Our ordinary shares are listed on Nasdaq Global Select Market under the trading symbol "OSMT."

Option to Purchase Additional Ordinary Shares

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 900,000 ordinary shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ordinary shares proportionate to that underwriter's initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ordinary shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

        We, our officers, directors and holders of all or substantially all our outstanding shares have agreed, subject to specified exceptions, not to directly or indirectly:

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  sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Exchange Act, or

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  otherwise dispose of any ordinary shares, options or warrants to acquire ordinary shares, or securities exchangeable or exercisable for or convertible into ordinary shares currently or hereafter owned either of record or beneficially, or

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  publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC.

        This restriction terminates after the close of trading of the ordinary shares on and including the 90th day after the date of this prospectus.

        Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ordinary shares prior to the expiration of the lock-up period.

Stabilization

        The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering, including the underwriters, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

        "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ordinary shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing our ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the option to purchase additional ordinary shares.

        "Naked" short sales are sales in excess of the option to purchase additional ordinary shares. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

        A stabilizing bid is a bid for the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares. A syndicate covering transaction is the bid for or the purchase of ordinary shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ordinary shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

        Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us or our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

        This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ordinary shares or possession or distribution of this prospectus or any other offering or publicity material relating to the ordinary shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ordinary shares by it will be made on the same terms.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or a Relevant Member State, an offer to the public of any ordinary shares which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

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  to legal entities which are qualified investors as defined under the Prospectus Regulation;

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  by the underwriters to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

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  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ordinary shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ordinary shares under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

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  it is a qualified investor as defined under the Prospectus Regulation; and

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  in the case of any ordinary shares acquired by it as a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation, (i) the ordinary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or in the circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale or (ii) where ordinary shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such ordinary shares to it is not treated under the Prospectus Regulation as having been made to such persons.

        For the purposes of this representation and the provision above, the expression an "offer of ordinary shares to the public" in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Regulation in that Relevant Member State, the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

United Kingdom

        This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA, as received in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Notice to Residents of Canada

        The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

        The validity of the issuance of our ordinary shares to be sold in this offering will be passed upon for us by A&L Goodbody, Dublin, Ireland, and certain other legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon on behalf of the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Osmotica Pharmaceuticals plc as of December 31, 2018 and 2017 and for the years then ended incorporated by reference in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA LLP, an independent registered public accounting firm, incorporated by reference herein and elsewhere in the registration statement, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

        It may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. The United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

        The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:

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  the judgment must be for a definite sum;

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  the judgment must be final and conclusive; and

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  the judgment must be provided by a court of competent jurisdiction.

        An Irish court will also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our ordinary shares being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our ordinary shares, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

        We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, are required to file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information can be reviewed by accessing the SEC website provided above. This information is also available on the investor relations section of our website, which is located at http://ir.osmotica.com. Information on, or accessible through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information we have filed with it into our registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and prior to the termination of this offering, except for information "furnished" under Items 2.02, 7.01 or 9.01 on Form 8-K or other information "furnished" to the SEC which is not deemed filed and not incorporated in this prospectus.

        We hereby incorporate by reference the following documents and information:

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  our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 28, 2019;

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  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019, filed on May 9, 2019, August 8, 2019 and November 14, 2019, respectively;

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  the information in our proxy statement filed on April 26, 2019, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018; and

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  our Current Reports on Form 8-K filed with the SEC on April 11, 2019, June 19, 2019, September 4, 2019, September 27, 2019 and December 20, 2019.

        We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request should be directed to: Osmotica Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, New Jersey 08807; Attention: Investor Relations. These documents are also available on the Investor Relations section of our website, which is located at http://ir.osmotica.com, or as described under "Where You Can Find More Information" above. The reference to our website address does not constitute incorporation by reference of the information contained therein.

        You should assume that information in documents we previously filed with the SEC and have incorporated by reference was accurate as of the date when such document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since the relevant date. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained herein or in any subsequent filing incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus forms a part.

6,000,000 Shares

OSMOTICA PHARMACEUTICALS PLC

Ordinary Shares

Jefferies	SVB Leerink
RBC Capital Markets	SunTrust Robinson Humphrey